Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT
BY AND AMONG
KEANE GROUP, INC.,
ROCKPILE ENERGY HOLDINGS, LLC,
ROCKPILE MANAGEMENT NEWCO, LLC
AND
ROCKPILE ENERGY SERVICES, LLC

Dated as of May 18, 2017

i

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BUYER	27
5.1	Organization; Qualification	28
5.2	Authority; Enforceability	28
5.3	Non-Contravention	28
5.4	Governmental Approvals	29
5.5	Capitalization	29
5.6	Buyer SEC Reports	29
5.7	Financial Statements	30
5.8	Compliance with Law; Permits	31
5.9	Legal Proceedings	31
5.10	Financing	31
5.11	Brokers' Fee	32
ARTICLE VI	COVENANTS OF THE PARTIES	32
6.1	Conduct of the Company's Business	32
6.2	Conduct of the Buyer's Business	36
6.3	Notice of Certain Events	36
6.4	Access to Information	36
6.5	Governmental Approvals	37
6.6	Environmental	38
6.7	Expenses	39
6.8	Further Assurances	39
6.9	Public Statements	39
6.10	Confidentiality	39
6.11	Financing	40
6.12	Employee Matters	43
6.13	Reserved	45
6.14	No Shop	45
6.15	Management Compensation	45
6.16	Charter Provisions Regarding Indemnification	45
6.17	D&O Tail Policy	46
6.18	Tax Matters	46
6.19	Interim Financial Statements; Prior Audited Financial Statements	48
ARTICLE VII	CONDITIONS TO CLOSING	49
7.1	Conditions to Obligations of Each Party	49
7.2	Conditions to Obligations of Buyer	49
7.3	Conditions to Obligations of Seller Parties	50
ARTICLE VIII	TERMINATION RIGHTS	51
8.1	Termination Rights	51
8.2	Effect of Termination	52
ARTICLE IX	INDEMNIFICATION	53
9.1	Indemnification by the Seller Parties	53
9.2	Indemnification by Buyer	54
9.3	Limitations and Other Indemnity Claim Matters	54
9.4	Indemnification Procedures	58
9.5	Materiality	59
9.6	No Reliance	59
ARTICLE X	CONSENT TO JURISDICTION	60
10.1	Sole and Exclusive Method for Resolution of Disputes	60
10.2	Negotiation Between Executives	60
10.3	Consent to Jurisdiction	61

ii

10.4	Waiver of Jury Trial	61
10.5	Specific Performance	61
ARTICLE XI	GENERAL PROVISIONS	62
11.1	Amendment and Modification	62
11.2	Waiver of Compliance; Consents	62
11.3	Notices	62
11.4	Assignment	63
11.5	Third Party Beneficiaries	64
11.6	Governing Law	64
11.7	Entire Agreement	65
11.8	Severability	65
11.9	Representation by Counsel	65
11.10	Disclosure Schedules	65
11.11	Facsimiles; PDF; Counterparts	65
11.12	Reserved	66
11.13	Financing	66

iii

PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”), dated as of May 18, 2017 (the “Execution Date”), is made and entered into by and among RockPile Energy Holdings, LLC, a Delaware limited liability company (the “Principal Seller”), RockPile Management NewCo, LLC, a Delaware limited liability company (together with the Principal Seller, the “Seller Parties”), RockPile Energy Services, LLC a Colorado limited liability company, on behalf of itself and its Subsidiaries (the “Company”) and Keane Group, Inc., a Delaware corporation (the “Buyer”).
Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”
R E C I T A L S
WHEREAS, the Company and its Subsidiaries are engaged in the business of providing hydraulic fracturing and wireline services for the oil and gas industry and related services (as conducted by the Company and its Subsidiaries, the “Business”);
WHEREAS, the Seller Parties own 100% of the outstanding equity interests in the Company (such equity interests, the “Acquired Interests”);
WHEREAS, the board of directors of the Buyer has approved this Agreement and the consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and
WHEREAS, subject to the terms and conditions of this Agreement, the Seller Parties desire to sell, and the Buyer desires to purchase, the Acquired Interests in exchange for the consideration specified in this Agreement.
A G R E E M E N T S
NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
1.1    Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

1.2    Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
ARTICLE II
PURCHASE AND SALE OF THE ACQUIRED INTERESTS; CLOSING
2.1    Purchase and Sale of the Acquired Interests. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, at the Closing, each of the Seller Parties shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall purchase and accept from each of the Seller Parties, the Acquired Interests, free and clear of all Liens, set forth opposite such Seller Party’s name on Section 2.1 of the Seller Disclosure Schedule.
2.2    Payments at Closing.
(a)    Closing Purchase Price Payment. At the Closing, the Buyer shall issue to the Principal Seller the Specified Buyer Common Stock, and pay to the Principal Seller (for its own benefit and for the benefit of the other Seller Party) by wire transfer of immediately available funds to the account designated in writing by the Principal Seller (which account shall be so designated at least two Business Days prior to the Closing Date) an aggregate amount (such aggregate amount, the “Closing Cash Purchase Price”) equal to (i) $135,000,000; minus (ii) an amount equal to the Estimated Closing Indebtedness; minus (iii) an amount equal to the Estimated Transaction Expenses; minus (iv) the Purchase Price Escrow Amount; minus (v) the Indemnification Escrow Amount; plus (vi) the Approved New Frac Fleet Amount, if any; plus (vii) the Reimbursed CapEx Amount, if any, and either plus (viii) the amount equal to the Estimated Working Capital Excess, if any or minus (ix) the amount equal to the Estimated Working Capital Deficit, if any.
(b)    Transaction Expenses. At the Closing, the Buyer shall pay, or cause to be paid, on behalf of the Seller Parties, the Company and its Subsidiaries, as applicable to the applicable payees set forth on Section 2.2(b) of the Seller Disclosure Schedule and any other Person to whom Transaction Expenses are owed, and the Estimated Transaction Expenses pursuant to the delivery instructions provided in the applicable Invoices;

(c)    Closing Debt Payments. At the Closing, the Buyer shall pay, or cause to be paid, on behalf of the Seller Parties, the Company and its Subsidiaries, as applicable to the applicable lenders identified in Section 2.2(c) of the Seller Disclosure Schedule and any other holder of Closing Indebtedness, the applicable amounts in respect of the Closing Indebtedness pursuant to the delivery instructions provided in the applicable Payoff Letters.
(d)    Escrow Amounts.
(i)    At the Closing, the Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds to the Escrow Agent, the Purchase Price Escrow Amount for the Escrow Agent to hold in an account (the “Purchase Price Escrow Account”) and disburse solely in accordance with this Agreement and the terms of the Escrow Agreement.
(ii)    At the Closing, the Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds to the Escrow Agent, the Indemnification Escrow Amount for the Escrow Agent to hold in an account (the “Indemnification Escrow Account”) and disburse solely in accordance with this Agreement and the terms of the Escrow Agreement.
(e)    Board Observer Rights. For so long as the Principal Seller and its members own at least 50% of the Specified Buyer Common Stock, the Principal Seller or one of its members, as designated by the Principal Seller, will be provided with the right to appoint one board observer (the “Observer”), subject to compliance with applicable Law, to attend meetings of the board of directors of the Buyer (the “Board”), but not vote on any matter before the Board; provided that Principal Seller’s appointment right shall terminate automatically upon (i) Principal Seller’s, White Deer’s or any of their respective Affiliate’s acquisition of or agreement to acquire a controlling interest in any Person or business or (ii) entry into or engagement by any Person in which the Principal Seller, White Deer or any of their respective Affiliates has a controlling interest in any business, in either case that competes directly with the Buyer, the Company or any of their respective Subsidiaries in the hydraulic fracturing business in the Market Area (an “Observer Termination Event”). For the avoidance of doubt, there shall be no Observer Termination Event as a result of any controlling interest held by the Principal Seller, White Deer or any of their respective Affiliates in O-Tex Holdings, Inc. or Patriot Well Solutions LLC to the extent such interest was acquired prior to the Closing. Principal Seller shall provide prior written notice of any event that constitutes, or would reasonably be expected to constitute, an Observer Termination Event. Immediately upon any Observer Termination Event, any Observer appointed by the Principal Seller shall no longer be entitled to serve as an observer of the Board. Notwithstanding the foregoing, the Buyer may exclude from any portion of any meeting of the Board, the Observer to the extent such portion of any meeting will address a conflict between the Buyer or any of its Subsidiaries, on the one hand, and the Principal Seller or any of its Affiliates, on the other hand. The Buyer may also exclude from any portion of any meeting of the Board the Observer to the extent the provision of such access would reasonably be expected to compromise attorney-client privilege for the Buyer or any of its Subsidiaries. For the avoidance of doubt, the Principal Seller’s designation rights shall not be transferable by the Principal Seller or its initial designee to any other Person.

2.3    Time and Place of Closing. The closing of the sale, assignment, conveyance, transfer and delivery of the Acquired Interests to the Buyer and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022 on the last Business Day of the month ending at least five Business Days following the day in which all of the conditions set forth in ARTICLE VII (other than those conditions which by their terms are only capable of being satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived by the Party or Parties entitled to waive such conditions, unless another time, date and place are agreed to in writing by the Parties. The date of the Closing is referred to in this Agreement as the “Closing Date.” The Closing will be deemed effective as of 12:01 a.m., New York, New York time, on the Closing Date.
2.4    Deliveries and Actions at Closing.
(a)    Buyer Deliveries and Actions. At the Closing, the Buyer shall deliver, or cause to be delivered to the Principal Seller:
(i)    a duly executed counterpart to the stockholders’ agreement with respect to the Specified Buyer Common Stock (the “Stockholders’ Agreement”), substantially in the form attached hereto as Exhibit B;
(ii)    a duly executed counterpart to the Lock-Up Agreement with respect to the Specified Buyer Common Stock (the “Lock-Up Agreement”), substantially in the form attached hereto as Exhibit C;
(iii)    a duly executed counterpart to the Contingent Value Right Agreement (the “CVR Agreement”), substantially in the form attached hereto as Exhibit D;
(iv)    a duly executed counterpart to the Escrow Agreement substantially in the form attached hereto as Exhibit E;
(v)    a duly executed counterpart to the Restrictive Covenants Agreement (the “Restrictive Covenants Agreement”), substantially in the form attached hereto Exhibit F; and
(vi)    the certificate contemplated by Section 7.3(b).
(b)    Principal Seller Deliveries and Actions. At or prior to the Closing, the Principal Seller will deliver, or cause to be delivered, to the Buyer:
(i)    duly executed certificates in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) to the effect that each Seller Party not a “foreign person” within the meaning of Section 1445 of the Code;
(ii)    a duly executed counterpart to the Stockholders’ Agreement;
(iii)    a duly executed counterpart to the CVR Agreement;

(iv)    a duly executed counterpart to the Lock-Up Agreement;
(v)    a duly executed counterpart to the Restrictive Covenants Agreement signed by White Deer;
(vi)    the written resignations of the members of the board of managers of the Company and each of its Subsidiaries, as may be requested by the Buyer prior to the Closing and in form and substance reasonably satisfactory to the Buyer;
(vii)    the certificate contemplated by Section 7.2(f);
(viii)    the invoices or good faith reasonable estimates from each of the applicable service providers for the outstanding Transaction Expenses as of the Closing Date (the “Invoices”), no less than five Business Days prior to the Closing Date;
(ix)    the invoices and proof of payments made in respect of the Approved New Frac Fleet Amount and the Reimbursed CapEx Amount, no less than five Business Days prior to the Closing Date;
(x)    the Payoff Letters for the Closing Indebtedness, no less than five Business Days prior to the Closing Date; and
(xi)    duly executed counterparts to the Escrow Agreement signed by the Principal Seller and the Escrow Agent.
(c)    Company Deliveries and Actions. At, or prior to, the Closing, the Company shall deliver, or cause to be delivered, to the Buyer the certificate contemplated by Section 7.2(g).
2.5    Purchase Price Adjustment.
(a)    At least five Business Days prior to the Closing Date, the Principal Seller shall prepare and deliver, or shall cause to be prepared and delivered, to the Buyer a statement setting forth the Principal Seller’s good faith estimate of the (i) Closing Indebtedness (the “Estimated Closing Indebtedness”); (ii) the Transaction Expenses (the “Estimated Transaction Expenses”); (iii) the Working Capital (the “Estimated Working Capital”) calculated in accordance with GAAP and to the extent consistent with GAAP, prepared in a manner consistent with the Working Capital Calculation, including a calculation of the Working Capital Deficit or the Working Capital Excess, as the case may be; (iv) the Approved New Frac Fleet Amount, if any; (v) the Reimbursed CapEx Amount, if any, and (vi) the Closing Cash Purchase Price resulting therefrom; provided that, if the Buyer indicates in writing to the Principal Seller at least two Business Days prior to the Closing that it does not agree with Principal Seller’s calculation of the Estimated Working Capital, then the Buyer and the Principal Seller will use commercially reasonable efforts to mutually reconcile such dispute and if any adjustments are made thereto, then the adjusted calculation of the Estimated Working Capital, as so mutually reconciled, shall be the Estimated Working Capital.
(b)    Within 60 calendar days following the Closing, the Buyer shall prepare, or cause to be prepared, and deliver to the Principal Seller a statement (the “Closing Statement”),

which shall include (i) a calculation of the Closing Indebtedness; (ii) a calculation of the Closing Transaction Expenses; (iii) a calculation of Working Capital, including a calculation of the Working Capital Deficit or the Working Capital Excess, as the case may be; (iv) a calculation of the Approved New Frac Fleet Amount, if any; (v) a calculation of the Reimbursed CapEx Amount, if any, and (vi) the Buyer’s determination of the final Closing Cash Purchase Price (the “Final Cash Purchase Price”) resulting therefrom. The Principal Seller shall have a period of 30 calendar days after delivery of the Closing Statement to review such documents and make any objections in writing to the Buyer (the “Seller Objection Notice”); provided that the Seller Objection Notice shall specify the amount of each such objection along with a reasonable basis and supporting documentation to substantiate each such objection. Any items not specifically objected to in the Seller Objection Notice will be deemed agreed upon as set forth in the Closing Statement. For purposes of the Principal Seller’s evaluation of the Closing Statement, the Buyer shall, and shall cause the Company to make available or provide, upon advance notice and during normal business hours, reasonable access to such information, books and records and data as may be reasonably requested by the Principal Seller to analyze the Closing Statement. If the Principal Seller delivers a Seller Objection Notice to the Buyer within such 30-day period, then the Buyer and the Principal Seller shall attempt to resolve the matter or matters in dispute. If no Seller Objection Notice is delivered by the Principal Seller within such 30-day period, then the Closing Statement shall be final and binding on the Parties. If disputes with respect to the Closing Statement cannot be resolved by the Buyer and the Principal Seller within 30 calendar days after timely delivery of a Seller Objection Notice, then, at the request of the Buyer or the Principal Seller the specific items remaining in dispute (but no others) shall be submitted to such independent accounting or consulting firm as shall be mutually agreed to by the Principal Seller and the Buyer (the “Auditors”), which firm shall render its determination as to such specific items remaining in dispute. If no such referral is made within 45 days after the delivery of a Seller Objection Notice, then the Closing Statement (as submitted by the Buyer) shall be final and binding on the Parties. The matters to be resolved by the Auditors shall be limited to the unresolved items remaining in dispute between the Buyer and the Principal Seller. The Auditors shall promptly deliver to the Buyer and the Principal Seller a written report setting forth its resolution of the disputes and the reasonable basis for each of its determinations, along with its determination of the Final Cash Purchase Price, which shall be prepared in a manner consistent with the principles set forth in this Agreement and shall be final and binding on the Parties. Prior to and until the delivery of the Auditors’ written report, there shall be no ex parte communications between either Party and the Auditors. The fees and expenses of the Auditors shall be borne in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Auditor that are unsuccessfully disputed by Principal Seller, on the one hand, and the Buyer, on the other hand, as finally determined by the Auditors, bears to the total dollar amount of such remaining disputed items so submitted. By way of example only, if closing accounts receivable is the only disputed item submitted to the Auditors, and Principal Seller claims that closing accounts receivable is $1,000, and the Buyer contests only $500 of the amount claimed by the Principal Seller, and if the Auditors ultimately resolves the dispute by awarding the Principal Seller $300 of the $500 contested, then the costs and expenses of the Auditors will be allocated 60% (i.e., 300 / 500) to the Buyer and 40% (i.e., 200 / 500) to the Principal Seller. For the avoidance of doubt, the Closing Cash Purchase Price as finally determined pursuant to this Section 2.5(b) shall be the “Final Cash Purchase Price” for the purposes of this Agreement.

(c)    If the Final Cash Purchase Price exceeds the Closing Cash Purchase Price, then (x) then within two Business Days following the final determination thereof, the Buyer shall pay by wire transfer of immediately available funds to the accounts designated by the Principal Seller the amount of the excess and (y) the Buyer and the Principal Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release all of the funds held in the Purchase Price Escrow Account to the Principal Seller for the benefit of the Seller Parties. If the Closing Cash Purchase Price is greater than the Final Cash Purchase Price (such excess, the “Buyer Disbursement”) and the Buyer Disbursement (i) is less than the amount in the Purchase Price Escrow Account, the Buyer and the Principal Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release (A) the amount equal to the Buyer Disbursement from the Purchase Price Escrow Account to the Buyer and (B) the remaining amount in the Purchase Price Escrow Account to the Seller Parties as directed by the Principal Seller; (ii) is (A) equal to or (B) exceeds the amount in the Purchase Price Escrow Account, the Buyer and the Principal Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release all of the funds held in the Purchase Price Escrow Account to the Buyer, and in the case of clause (ii)(B) the Seller Parties shall each promptly (and in any event within two Business Days) pay their respective portion of the amount of such excess by wire transfer of immediately available funds to an account designated in writing by the Buyer.
2.6    Tax Treatment of Purchase of the Acquired Interests; Allocation. For income Tax purposes, the Buyer’s purchase of the Acquired Interests will be treated in a manner consistent with Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432 (Jan. 15, 1999) as (i) a sale of the Acquired Interests by the Seller Parties and (ii) a purchase of all the assets of the Company and each of its Subsidiaries by the Buyer, and the Buyer and the Seller Parties shall report such purchase on their respective Tax Returns in a manner consistent with such treatment. Within 90 days after the Closing Date, the Buyer shall deliver to the Principal Seller an allocation of the Closing Cash Purchase Price (or, if determined prior to such time, the Final Cash Purchase Price), the Specified Buyer Common Stock and any other items constituting consideration for applicable Tax purposes (the “Consideration”) among the assets of the Company and each of its Subsidiaries in accordance with Sections 755 and 1060 of the Code and the Treasury Regulations thereunder for the Principal Seller’s review and comment (the “Proposed Allocation”). The Principal Seller shall review the Proposed Allocation and shall deliver to the Buyer within 30 days of receipt of the Proposed Allocation a notice specifying in reasonable detail any objection the Principal Seller may have in respect of the Proposed Allocation, it being understood that failure to timely deliver any such notice will preclude the Principal Seller from thereafter raising any such objection. If the Principal Seller delivers an objection notice in accordance with the preceding sentence, then the Buyer and the Principal Seller shall use commercially reasonable efforts to resolve any objections set forth in such notice within 20 days of delivery of such notice. To the extent that any objection remains at the end of such 20-day period, the Buyer and the Principal Seller shall each submit its proposed valuation with respect to each disputed item to the Auditors, who shall be directed to determine which of the two proposed valuations is closest to constituting the correct fair market value, and the selected valuation shall thereafter constitute the amount of the Consideration allocated to such item for purposes of this Section 2.6. The fees and expenses of the Auditor shall be borne in the same proportion that the aggregate dollar amount of the disputed items so submitted to the Auditor are unsuccessfully disputed by the Principal Seller, on the one hand, and the Buyer, on the other hand, as finally determined by the Auditors, bears to the aggregate dollar amount of all disputed items so submitted. The Proposed Allocation, as adjusted to reflect the resolution of any disputed item whether by agreement of the parties or by decision of the Auditor, and adjusted to take into account any adjustment to the Consideration pursuant to this agreement, shall constitute the “Final Allocation,” and the Parties shall, and shall cause their Affiliates to, report consistently with the Final Allocation in all Tax Returns (including, but not limited to any statements required under Treasury Regulation Section 1.751-1(a)(3) and any allocation required under Section 755 of the Code), and neither the Buyer, any of the Seller Parties nor any of their respective Affiliates shall take any position in any such Tax Return that is inconsistent with the Final Allocation in each case, unless required to do so by a final determination as defined in Section 1313 of the Code. Each of the Buyer and the Principal Seller agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Final Allocation.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
Each Seller Party jointly and severally represents and warrants to the Buyer, as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date), as follows:
3.1    Organization; Qualification. If such Seller Party is an entity, such Seller Party is a legal entity duly formed, validly existing and in good standing under the Laws of its state of incorporation or formation and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
3.2    Authority; Enforceability.
(a)    Such Seller Party has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated thereby. The execution and delivery by such Seller Party of the Transaction Documents to which such Seller Party is, or will be, a party, and the consummation by such Seller Party of the transactions contemplated thereby, have been duly and validly authorized by such Seller Party, and no other limited partnership, limited liability company or corporate proceedings, as applicable, on the part of such Seller Party are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.
(b)    The Transaction Documents to which such Seller Party is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by such Seller Party, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which such Seller Party is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of such Seller Party, enforceable against such Seller Party in accordance with its terms.
3.3    Non-Contravention. Except as set forth on Section 3.3 of the Seller Disclosure Schedule, the execution, delivery and performance of the Transaction Documents to which such Seller Party is, or will be, a party and the consummation by such Seller Party of the transactions contemplated thereby does not and will not: (a) conflict with or result in any breach of or violate (with or without the giving of notice, or the passage of time or both) any provision of the Organizational Documents of such Seller Party, if applicable; (b) conflict with or result in any breach of or violate or constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which such Seller Party is a party or by which any property or asset of such Seller Party is bound or affected; or (c) assuming compliance with the matters referred to in Section 3.4, conflict with or violate any Law to which such Seller Party is subject or by which any of such Seller Party’s properties or assets is bound, except, in the cases of clauses (b) and (c), for such defaults or rights of termination, cancellation, amendment, or acceleration or violations as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
3.4    Governmental Approvals. Except as set forth on Section 3.4 of the Seller Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by such Seller Party of the transactions contemplated by the Transaction Documents to which it is, or will be, a party, other than filings under the HSR Act.
3.5    Ownership of Acquired Interests.
(a)    Such Seller Party has good and valid title to the Acquired Interests set forth opposite such Seller Party’s name on Section 2.1 of the Seller Disclosure Schedule (the “Seller Party’s Interests”), free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities Laws and (ii) any transfer restrictions contained in the Organizational Documents of the Company.
(b)    Upon the consummation of the transactions contemplated by this Agreement, such Seller Party will assign, convey, transfer and deliver to the Buyer good and valid title to the such Seller Party’s Interests, free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities Laws and (ii) any Liens on such Acquired Interests as a result of actions by the Buyer or its Affiliates from and after the Closing.
(c)    Such Seller Party is not a party to any agreements, arrangements or commitments obligating such Seller Party to grant, deliver or sell, or cause to be granted, delivered or sold, the Seller Party’s Interests, by sale, lease, license or otherwise, other than (i) this Agreement and (ii) the Company LLC Agreement.

(d)    Except for the Organizational Documents of the Company, there are no voting trusts, proxies or other agreements or understandings to which such Seller Party is bound with respect to the voting of the Acquired Interests.
3.6    No Business. No Seller Party has engaged in any business or operations other than the ownership of equity of the Company and indirectly, its Subsidiaries, and no amounts or other obligations are owed by the Company or any of its Subsidiaries to any of the Seller Parties.
3.7    Brokers’ Fee. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller Party.
3.8    Representations Regarding Purchase of Specified Buyer Common Stock. Each Seller Party is a “qualified purchaser” as defined by the applicable rules of the SEC. The Principal Seller, as a result of holding the Specified Buyer Common Stock, shall not be (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “benefit plan investor” (as such term is defined in Section 3(423) of ERISA), and the Principal Seller represents that the holding and any sale of the Specified Buyer Common Stock will not constitute a prohibited transaction under Code Section 4975 or ERISA Section 406. Except pursuant to a Permitted Distribution, the Specified Buyer Common Stock being acquired by the Principal Seller is being purchased for the Principal Seller’s own account and not with a view to, or for sale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or any applicable state securities laws. The Principal Seller understands that its Specified Buyer Common Stock has not been registered under the Securities Act or any state securities laws by reason of its contemplated issuance in transactions exempt from the registration and prospectus delivery requirements thereof and that the reliance of the Buyer and others upon such exemptions is predicated in part by the representations and warranties of the Principal Seller contained herein. Except pursuant to a Permitted Distribution, no other Person has any right with respect to or interest in the Specified Buyer Common Stock acquired by the Principal Seller, nor has the Principal Seller agreed to give any Person any such interest or right in the future.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Seller Parties represent and warrant to the Buyer, as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date), as follows:
4.1    Organization; Qualification. The Company is a legal entity duly formed, validly existing and in good standing under the Laws of its state of incorporation and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by such Person or the nature of the business conducted by such Person makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has provided to the Buyer true and complete copies of the Organizational Documents of the Company.
4.2    Authority; Enforceability.
(a)    The Company has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated thereby. The execution and delivery by the Company of the Transaction Documents to which the Company is, or will be, a party, and the consummation by the Company of the transactions contemplated thereby, have been duly and validly authorized by the Company, and no other limited liability company proceedings on the part of the Company or equityholder action is necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.
(b)    The Transaction Documents to which the Company is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which the Company is, or will be a party, constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
4.3    Non-Contravention. Except as set forth on Section 4.3 of the Seller Disclosure Schedule, the execution, delivery and performance of the Transaction Documents to which it is, or will be, a party, and the consummation by the Company of the transactions contemplated thereby does not and will not: (a) conflict with or result in any breach of or violate (with or without the giving of notice, or the passage of time or both) any provision of the Organizational Documents of the Company or any of its Subsidiaries; (b) conflict with or result in any breach of or violate or constitute a default (or an event that with the giving of notice or the passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; (c) assuming compliance with the matters referred to in Section 4.4, conflict with or violate any Law to which the Company or any of its Subsidiaries is subject or by which any of the Company’s or any of its Subsidiary’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, except, in the cases of clauses (b), (c) and (d), for such defaults, violations or rights of termination, cancellation, amendment, or acceleration, or Liens, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.4    Governmental Approvals. Except as set forth on Section 4.4 of the Seller Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than filings under the HSR Act.
4.5    Capitalization.
(a)    Section 4.5(a) of the Seller Disclosure Schedule sets forth a correct and complete description of the following: (i) all of the issued and outstanding membership interests of the Company and (ii) the record owners of the membership interests of the Company. Except as set forth on Section 4.5(a) of the Seller Disclosure Schedule, there are no other outstanding equity interests of the Company.
(b)    The Acquired Interests (i) constitute 100% of the issued and outstanding membership interests of the Company, (ii) have been duly authorized, validly issued and fully paid (to the extent required under the Company LLC Agreement), (iii) were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person and (iv) have been issued in compliance with applicable federal and state securities Laws.
(c)    There are no preemptive rights or other outstanding rights, options (whether compensatory or non-compensatory), warrants, conversion rights, stock appreciation rights, restricted stock units, phantom stock, any other equity-based compensation, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d)    Neither the Company nor any of its Subsidiaries have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Company or any of its Subsidiaries on any matter.
4.6    Subsidiaries.
(a)    Section 4.6(a) of the Seller Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company and for each such Subsidiary: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof (identifying the number or percentage of such equity securities it holds); and (iii) its jurisdiction of organization.
(b)    Each Subsidiary of the Company is a legal entity duly formed, validly existing and in good standing under the Laws of its state of formation and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by such Person or the nature of the business conducted by such Person makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to the Buyer true and complete copies of the Organizational Documents of each Subsidiary of the Company.
(c)    All of the outstanding equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of any purchase option, call option, right of first refusal or offer, subscription right, preemptive right or any similar right and all such interests are owned, of record and beneficially, by the Company or another one of its Subsidiaries free and clear of all Liens. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.
(d)    Except as set forth in Section 4.6(d) of the Seller Disclosure Schedule, the Company does not own (beneficially or of record), directly or indirectly, any equity interests of any Person that is not a Subsidiary of the Company.
4.7    Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit and Tax matters, which are the subject of Sections 4.13, 4.16 and 4.17, respectively, or as set forth on Section 4.7 of the Seller Disclosure Schedule, the Company and each of its Subsidiaries is, and since the Formation Date has been, in compliance in all material respects with all applicable Laws.
4.8    Real Property.
(a)    Section 4.8(a)(i) of the Seller Disclosure Schedule sets forth a correct and complete list, including the street address, of all real property which the Company and its Subsidiaries own (such property, the “Owned Real Property”) and leases, subleases, licenses or occupies any leased real property (collectively, the “Leases”) including the identification of the lessee and lessor thereunder (such property, the “Leased Real Property” and together with the Owned Real Property, collectively, the “Real Property”). Except as set forth on Section 4.8(a)(i) of the Seller Disclosure Schedule, the Company or its applicable Subsidiary has good, valid, marketable and insurable title to or, valid and subsisting leasehold or license interests in, free and clear of all Liens (except for Permitted Liens), the Owned Real Property and Leased Real Property, as applicable. Except as set forth on Section 4.8(a)(i) of the Seller Disclosure Schedule, there is no action pending, or to the Knowledge of the Company, threatened, that if adversely determined would interfere, in any material respect, with the quiet enjoyment by the Company or its Subsidiaries of any such leasehold or license. Except as set forth in Section 4.8(a)(ii) of the Seller Disclosure Schedule, and except for the Permitted Liens, no third party has any rights to occupy or otherwise use any portion of the Owned Real Property and/or the Leased Real Property.
(b)    With respect to each item of Owned Real Property, (i) there are no outstanding Claims made by or against the Company or any of its Subsidiaries with respect to title or ownership of the Owned Real Property, (ii) to the Knowledge of the Company, no Governmental Authority or other Person has commenced the exercise of the power of eminent domain or a similar power with respect to all or any part of the Owned Real Property, (iii) there are no pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any Owned Real Property and neither the Company nor any of its Subsidiaries have received notice of the same,

(iv) such Owned Real Property is in material compliance with all applicable Laws, including, without limitation, zoning ordinances, (v) there are no pending or, to the Knowledge of the Company, threatened, fire, health, safety, building, zoning, tax certiorari or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Owned Real Property, which, if adversely determined could materially adversely affect the current use, occupancy or value thereof and neither the Company nor any of its Subsidiaries have received notice of the same; and (vi) neither the Company nor any of its Subsidiaries have received notice of any pending or threatened special assessments or special assessment proceedings affecting any portion of the Owned Real Property.
(c)    Except as set forth in Section 4.8(c) of the Seller Disclosure Schedule, each parcel of Owned Real Property (i) has adequate rights of access to dedicated public ways or reciprocal easements and adequate utility service, sanitary service and drainage service to service the Real Property for its intended use and all public utilities necessary for the use and enjoyment of the Real Property are located either in the public right-of-way abutting the Real Property (which are connected so as to serve such Real Property without passing over other property) or in recorded easements serving the Real Property; (ii) has all necessary occupancy and other certificates and permits, municipal and otherwise, for the lawful use and occupancy of the Real Property for the Business, which occupancy and other certificates and permits are valid and in full force and effect; (iii) is in material compliance with all written notes or notices of violation of any applicable Law against or affecting such Real Property; (iv) does not have any outstanding correcting work orders issued to the Company or any of its Subsidiaries from any Governmental Authority or any insurance company; and (v) to the Knowledge of the Company, does not have any pending or proposed special or other assessments for public improvements or otherwise affecting such Real Property (nor are there any contemplated improvements to the Real Property that may result in such special or other assessment).
(d)    The Seller Parties have delivered to the Buyer copies of each deed for each parcel of Owned Real Property and all title insurance policies, all underlying current title documents and surveys relating to the Owned Real Property, to the extent such deeds, policies, documents and surveys are in the possession of the Seller Parties.
(e)    Except as set forth in Section 4.8(e) of the Seller Disclosure Schedule, the Seller Parties have delivered to the Buyer true, correct and complete copies of all Leases for the Leased Real Property. Each of the Leases is a valid and binding agreement of the Company or its applicable Subsidiary, and is in full force and effect, and neither the Company, its applicable Subsidiary, nor to the Company’s Knowledge, any other party thereto, is in default or breach in any material respect under the terms of any such Lease.
4.9     Tangible Personal Property.
(a)    Except as set forth in Section 4.9(a)(i) of the Seller Disclosure Schedule, the Company or its applicable Subsidiary has good, marketable, and valid title to (or a valid leasehold interest in) the Tangible Personal Property currently owned or used by the Company and its Subsidiaries in the Business (other than Tangible Personal Property that individually and in the aggregate are immaterial to the Business), and such title or leasehold interests are free and clear of Liens, except Permitted Liens. Except as set forth in Section 4.9(a)(ii) of the Seller Disclosure

Schedule, all Tangible Personal Property that is material to the Business is in good operating condition and repair, subject to normal wear and maintenance, and is usable in the ordinary course of business. The Company has provided the Buyer with true and complete copies of all leases or subleases of Tangible Personal Property, involving, or expected to involve, aggregate payments by the Company or any of its Subsidiaries in excess of $250,000 in any calendar year (the “Equipment Leases”).
(b)    Section 4.9(b) of the Seller Disclosure Schedule is a true and correct list of all Tangible Personal Property with a value in excess of $250,000 owned by the Company and its Subsidiaries as of the date hereof.
4.10    Financial Statements; Accountants.
(a)    Attached hereto as Section 4.10(a) of the Seller Disclosure Schedule are true and complete copies of the following financial statements (i) an audited consolidated balance sheet of the Principal Seller and its Subsidiaries as of December 31, 2016 (the “Most Recent Balance Sheet Date”), as of December 31, 2015 and the related consolidated statements of income and cash flows for the months then ended, together with an unqualified auditor’s opinion with respect thereto from KPMG LLP or Grant Thornton LLP, as applicable (collectively, the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Principal Seller and its Subsidiaries as of March 31, 2017 and the related consolidated statements of operations and cash flows for the such three month period (the “Unaudited Financial Statements” and together with the Audited Financial Statements and the Interim Financial Statements, the “Financial Statements”). For purposes of this Section 4.10 and to the extent that any of the Financial Statements reference a period prior to the Formation Date, such Financial Statements shall be deemed to refer to the Financial Statements prepared by a Predecessor Entity, or otherwise with respect to the Purchased Assets during such period and the business operations in respect thereof.
(b)    Except as set forth on Section 4.10(b) of the Seller Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position and operating results, equity and cash flows of the Company and its Subsidiaries as of, and for the periods ended on, the respective dates thereof.
(c)    Since the Most Recent Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any obligation or liability of any type (whether accrued, absolute, contingent or otherwise) in excess of $250,000, other than (i) any such liabilities or obligations incurred in the ordinary course of business or (ii) as set forth on Section 4.10(c), 4.10(e) (i) or 4.10(e)(ii) of the Seller Disclosure Schedule.
(d)    Except as set forth in Section 4.10(d) of the Seller Disclosure Schedule, there are no off-balance sheet arrangements of any type (including any off-balance sheet arrangement that would be required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act if the Company were a reporting company) pertaining to the Company and its Subsidiaries.

(e)    Section 4.10(e)(i) of the Seller Disclosure Schedule sets forth a list of each lease or other Contract of the Company or any of its Subsidiaries that is required to be capitalized in accordance with GAAP (such lease, a “Capitalized Lease”). The Company and its Subsidiaries have no Indebtedness other than as set forth on Section 4.10(e)(ii) of the Seller Disclosure Schedule.
(f)    Except as set forth on Section 4.10(f) of the Seller Disclosure Schedule or with respect to the Approved New Frac Fleet or the Reimbursed CapEx Amount, neither the Company nor any of its Subsidiaries has any commitments for the acquisition of Tangible Personal Property other than replacements parts in the ordinary course of business.
(g)    Section 4.10(g) of the Seller Disclosure Schedule lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company or any of its Subsidiaries has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon.
(h)    Except as set forth on Section 4.10(h) of the Seller Disclosure Schedule, the Business does not require or involve the use of any letters of credit, surety bonds, guarantees or other credit support instruments.
(i)    Neither the Company or any of its Subsidiaries nor any director or executive officer thereof has, and to the Knowledge of the Company, no other officer, employee or accountant of the Company or any of its Subsidiaries has, received any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices. Except as provided in Section 4.10(i) of the Seller Disclosure Schedule, to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors or any committee thereof.
(j)    The Company’s and its Subsidiaries’ auditors are: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002); (ii) “independent” with respect to the Company and its Subsidiaries, as applicable within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Company’s Knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
4.11    Absence of Certain Changes. Except as set forth on Section 4.11 of the Seller Disclosure Schedule or as expressly contemplated by this Agreement, from (a) the Most Recent Balance Sheet Date: (i) the Business of the Company and its Subsidiaries has been conducted in the ordinary course; and (ii) there has not occurred any changes, events, circumstances, occurrences, effects or developments that have had or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect and (b) the Most Recent Balance Sheet Date to the Execution Date, no action has been taken by the Company or any of its Subsidiaries that, if taken after the Execution Date without the written consent of the Buyer, would constitute a breach of any of the covenants set forth in Section 6.1(b).

4.12    Absence of Owed Fees. After giving effect to this Agreement and the consummation of the transactions contemplated hereby, except as set forth on Section 4.12 of the Seller Disclosure Schedule, there exists no relationship between (i) White Deer or any of its Affiliated funds or management entities on the one hand and (ii) the Company or any of its Subsidiaries, on the other hand, pursuant to which the Company or any of its Subsidiaries has any current or ongoing obligation, including any obligation to pay any fees or other amounts (accrued, contingent or prospective) for services rendered or expenses related thereto.
4.13    Environmental Matters.
(a)    Except as to matters set forth on Section 4.13 of the Seller Disclosure Schedule:
(i)    the Company and each of its Subsidiaries is and, since the Formation Date, has been in compliance in all material respects with all Environmental Laws;
(ii)    the Company and each of its Subsidiaries possesses all material Environmental Permits for the operations of the Business as they are currently operated, and the Company and each of its Subsidiaries is in compliance in all material respects with the terms of such Environmental Permits;
(iii)    the Company and its Subsidiaries and their properties and operations are not subject to any pending or, to the Knowledge of the Company, threatened Proceeding arising under any Environmental Law, nor has the Company nor any of its Subsidiaries received any written notice, order or complaint from any Governmental Authority or Person alleging any Environmental Claim, or violation of or liability arising under any Environmental Law that would reasonably be expected to result, individually or in the aggregate, in material Environmental Costs and Liabilities;
(iv)    to the Knowledge of the Company, since the Formation Date, (A) there has been no Release of Hazardous Substances required to be reported to any Governmental Authority under any Environmental Law (x) on, at, under, to, or from any of the Real Property (for purposes of this Section 4.13, “Real Property” shall mean that real property owned, under contract to be owned, operated, leased or partially or wholly occupied by the Company or any of its Subsidiaries as of the Closing Date), or (y) from or in connection with the Company’s operations, or (z) on, at, under, to, or from locations offsite of the Real Property to which the Company or any of its Subsidiaries has shipped Hazardous Substances for treatment, storage, handling or disposal, and (B) neither the Company nor any of its Subsidiaries caused or contributed to a Release of Hazardous Substances at, on, adjacent to, under or from property subject to Contract service by the Company or any of its Subsidiaries, in each case of (A) or (B) , in a manner that would reasonably be expected to result, individually or in the aggregate, in any material Environmental Costs and Liabilities; and
(v)    with respect to the property located at 511 22nd Avenue, Williston, North Dakota (the “22nd Avenue Property”):

(A)    to the Knowledge of the Company, the conditions as described in the Environmental Due Diligence Report dated February 13, 2017 by LT Environmental, Inc. (the “LTE Report”) were true and accurate as of the date the Company or any its Subsidiaries first occupied the 22nd Avenue Property, and neither the Company nor any of its Subsidiaries during its occupancy exacerbated or in any way contributed to any of the conditions at the 22nd Avenue Property as described in the LTE Report;
(B)    to the Knowledge of the Company, (I) the Company has not Released a reportable quantity of any Hazardous Substance at the 22nd Avenue Property and (II) no Person has caused or permitted any Hazardous Substance to become comingled with any equipment, rolling stock, assets, products, raw materials, wastes or any other items or materials of the Company or any of its Subsidiaries;
(C)    Section 4.13(a)(v)(C) of the Seller Disclosure Schedule sets forth a true and accurate list of all of equipment, rolling stock, and Hazardous Substances of the Company or its Subsidiaries located at the 22nd Avenue Property, including the assets acquired by the Company or any of its Subsidiaries pursuant to Sections 2.01(a) and 2.01(b) of the Asset Purchase Agreement with O-Tex Pumping LLC dated as of January 31, 2017 (the “O-Tex Cementing Agreement”);
(D)    neither the assets nor the business acquired by the Company or any of its Subsidiaries pursuant to the Asset Purchase Agreement with O-Tex Pumping LLC dated as of January 13, 2017 (the “O-Tex Frac Agreement”) were located or otherwise operated at or from the 22nd Avenue Property as of January 13, 2017; and
(E)    to the Knowledge of the Company, there have been no Releases or Hazardous Substances, violations of Environmental Laws or Environmental Permits, or any other conditions at the 22nd Avenue Property that would reasonably be expected to result in an Environmental Claim or material Environmental Costs and Liabilities being asserted against the Company or any of its Subsidiaries.
(b)    As of the date hereof, the Company has furnished or made available for review all material written materials within the possession of the Company and its Subsidiaries addressing compliance with, or material liability under, Environmental Laws and Environmental Costs and Liabilities, including but not limited to all material (A) Environmental Permits, (B) Phase I and Phase II environmental site assessment reports, and (C) data related to the Company’s operations and the Real Property, including those made available by the Predecessor Entity to the Company in connection with the APA.
(c)    Notwithstanding any other provisions to this Agreement to the contrary, Section 4.13 contains the sole and exclusive representations and warranties of the Seller Parties with respect to matters arising under Environmental Law, including with respect to Hazardous Substances and any compliance with, or liabilities under, Environmental Laws.

4.14    Material Contracts.
(a)    Section 4.14 of the Seller Disclosure Schedule sets forth, as of the Execution Date, a complete and accurate list of any Contract that the Company or any of its Subsidiaries is a party to or bound by that:
(i)    relates to (A) the purchase of materials, supplies, goods, services, real property or other assets or (B) the construction of capital assets and that, in the case of clause (A), (1) provides for (x) payments by the Company or any of its Subsidiaries in excess of $750,000, calculated on an annualized basis or (y) aggregate payments by the Company or any of its Subsidiaries in excess of $1,500,000, calculated on an annualized basis, and (2) cannot be terminated by the Company or any of its Subsidiaries on 90 days or less notice without payment by the Company of any penalty or fee;
(ii)    is an agreement for the furnishing of services by the Company or any of its Subsidiaries to any of its customers that involves a binding commitment by such customer with aggregate payments to the Company or its Subsidiaries in excess of $750,000, calculated on an annualized basis;
(iii)    contains any (A) provision or covenant, which after the Closing will apply to the Business, restricting the Company or any of its Affiliates from engaging in any lawful business activity or competing with any Person, other than customary non-solicitation agreements contained in confidentiality agreements or (B) minimum commitment, exclusivity, or “most favored nation” provisions;
(iv)    is an Equipment Lease;
(v)    (A) is an indenture, mortgage, promissory note, loan agreement, guaranty or other Contract or relates to the creation, incurrence, assumption, or guarantee of any Indebtedness for borrowed money by the Company or any of its Subsidiaries, or (B) evidences a Capitalized Lease;
(vi)    relates to any commodity or interest rate swap, cap or collar agreements, or other similar hedging or derivative transactions;
(vii)    is in respect of the formation of any partnership or joint venture or otherwise relates to the joint ownership or operation of the assets owned by the Company or any of its Subsidiaries;
(viii)    any Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of the Seller Parties, on the other hand;
(ix)    is an acquisition, merger or similar Contract (including the APA) or other Contract relating to the acquisition or disposition of equity interests or material assets of any Person (other than Contracts in respect of the purchase of assets in the ordinary course of business that, individually and in the aggregate, are not material);
(x)    relates to the licensing, distribution, development, purchase or sale of Owned Intellectual Property or Licensed Intellectual Property, including, without limitation, technology consulting agreements, coexistence agreements, consent agreements and nonassertion agreements, but excluding commercial software that is readily available, licensed to the Company or any of its Subsidiaries pursuant to a standard agreement, and has a purchase price or annual payments of no more than $50,000 in the aggregate per agreement, including purchase orders (“Intellectual Property Contracts”);
(xi)    is a management, consulting, or employment agreement;
(xii)    is a security agreement, pledge, mortgage, deed of trust or other agreement granting a Lien on any owned material property or assets of the Company or any of its Subsidiaries;
(xiii)    otherwise involves the payment by or to the Company or any of its Subsidiaries of more than $750,000 in any 12-month period and cannot be terminated by the Company or any of its Subsidiaries on 90 days or less notice without payment by the Company or any of its Subsidiaries of any penalty or fee;
(xiv)    any outstanding powers of attorney empowering any Person to act on behalf of the Company or any of its Subsidiaries; and
(xv)    any other Contract material to the Business not entered into in the ordinary course of business.
(b)    Each Contract required to be disclosed pursuant to Section 4.14(a) (collectively, the “Material Contracts”) is a valid and binding obligation of the Company or one of its Subsidiaries, and is in full force and effect and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, the other parties thereto; provided, however, that the Company makes no representation or warranty, express or implied, as to the enforceability of any (i) non-competition or other restrictive covenant or (ii) indemnification obligation, in each case, set forth in the Material Contracts. The Company has made available to the Buyer a true and complete copy of each Material Contract.
(c)    Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract is in default or breach in any material respect under the terms of any Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party to any Material Contract, or would permit termination, modification or acceleration under any Material Contract.
(d)    Neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract has received any notice or threat to terminate,

cease performance of or amend in a manner adverse to the Company or any of its Subsidiaries, any Material Contract.
4.15    Legal Proceedings; Orders. Other than with respect to Proceedings arising under Environmental Laws which are the subject of Section 4.13 or as is otherwise set forth on Section 4.15 of the Seller Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Neither the Company, any of its Subsidiaries nor any assets of the Company or any of its Subsidiaries are subject to any order, decree, judgment or injunction of any Governmental Authority that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.16    Permits. Other than with respect to Environmental Permits which are the subject of Section 4.13, Section 4.16(a) of the Seller Disclosure Schedule sets forth all material Permits held by the Company and its Subsidiaries as of the date hereof (the “Scheduled Permits”), which are all of the material Permits necessary for the Company and its Subsidiaries to conduct the Business as currently conducted. All Scheduled Permits are valid and in full force and effect in all material respects and, except as set forth on Section 4.16(b) of the Seller Disclosure Schedule, no Scheduled Permit is subject to termination as a result of the execution of this Agreement. The Company and its Subsidiaries have been and are currently in compliance in all material respects with all Scheduled Permits and the Company is not aware of any current violations of any Scheduled Permits. Neither the Company nor any of its Subsidiaries has received any notice or other indication with respect to the suspension, cancellation or termination of any Scheduled Permits or the assessment of any fines or penalties relating thereto, and to the Knowledge of the Company, no suspension, cancellation or termination of any Scheduled Permits or the assessment of any fines or penalties relating thereto is threatened or imminent.
4.17    Taxes. Except as disclosed on Section 4.17 of the Seller Disclosure Schedule, (i) all Tax Returns required to be filed with respect to the Company or any Subsidiary of the Company have been filed and all such Tax Returns are complete and correct in all material respects; (ii) all Taxes required to have been paid by the Company or any Subsidiary of the Company have been paid; (iii) the Company has not received any written notice of deficiency or assessment from any taxing authority with respect to Taxes of the Company or any Subsidiary of the Company; (iv) all Taxes required to be withheld, collected or deposited by or with respect to the Company or any Subsidiary of the Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority; and (v) there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes of the Company or any Subsidiary of the Company. The Company is, and has been since its inception, properly classified as a partnership for United States federal income tax purposes and no election that is inconsistent with such classification has been filed. Each Subsidiary of the Company is, and has been since its inception, been properly classified as a disregarded entity for United States federal income tax purposes and no election that is inconsistent with such classification has been filed. Neither the Company nor any Subsidiary of the Company has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations). Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.17 and Section

4.18 are the only representations and warranties in this Agreement with respect to the Tax matters of the Company or any Subsidiary of the Company.
4.18    Employee Benefits.
(a)    Section 4.18(a) of the Seller Disclosure Schedule provides a list of each Employee Benefit Plan (as defined below) which is sponsored, maintained, or contributed to, or is required to be contributed to, by the Company or any of its Subsidiaries, or has been sponsored, maintained, or contributed to, or with respect to which the Company or any of its Subsidiaries has any liability or obligation (whether on an actual or contingent basis), by the Company or any of its Subsidiaries (a “Benefit Program”). For purposes of this Agreement, the term “Employee Benefit Plan” means:
(i)    any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA);
(ii)    any fringe benefit, stock option, stock purchase right, stock appreciation right, phantom stock, equity-compensation, collective bargaining agreement, change of control bonus or other bonus, incentive compensation, vacation or paid-time off, severance pay, deferred compensation or supplemental income, consulting agreement, employment agreement, separation agreement, retention agreement and each other compensation or benefit plan, policy, agreement, arrangement, program, practice or understanding which is not described in Section 4.18(a)(i).
(b)    True, correct and complete copies of each Benefit Program, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any Benefit Program, including all amendments thereto, have been furnished to the Buyer. There has also been furnished to the Buyer, with respect to each Benefit Program required to file such report and description, the most recent report on Form 5500, audited financial statements and actuarial reports and the current summary plan description. Additionally, the most recent determination letter (or opinion letter, if applicable) from the Internal Revenue Service for each Benefit Program intended to be qualified under Section 401 of the Code has been furnished (or, if no such letter has been received for such a plan and the applicable filing period is not still open, the outstanding determination letter application for the plan has been furnished).
(c)    Except as otherwise set forth on Section 4.18(c) of the Seller Disclosure Schedule:
(i)    Each Benefit Program has been administered in compliance in all material respects with its terms, the applicable provisions of ERISA, the Code and all other applicable Laws;
(ii)    There are no actions, suits, arbitrations or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any Benefit Program or its assets, and, to the Knowledge of the Company, no set of circumstances exists which would reasonably be expected to give rise to an action, suit, arbitration or claim, against any Benefit Program, any fiduciaries thereof with respect to their duties to the Benefit Program or the assets of any of the trusts under any Benefit Program which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries; and
(iii)    Neither the Company nor any of its Subsidiaries sponsors, contributes to or is required to contribute to or has sponsored, maintained or contributed to, or has been required to contribute to, or has any liability or obligation (whether on an actual or contingent basis) with respect to, any of the following: (A) any plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412, 430 or 4971 of the Code; (B) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; or (C) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”);
(iv)    There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to any Benefit Program or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code;
(v)    There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Buyer following the Closing;
(vi)    Neither the Company nor any of its Subsidiaries has any liability for post-termination or post-retirement life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company or any of its Subsidiaries;
(vii)    Each Benefit Program that is an employee welfare benefit plan under Section 3(1) of ERISA either (a) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (b) is unfunded;
(viii)    The Company and each of its Subsidiaries have made all payments and contributions to each Benefit Program on a timely basis as required by the terms of each such Benefit Program (and any insurance contract funding such plan) and any applicable Law and, to the extent any payment or contribution is not required to be made or paid on or before the date hereof, it has been fully reflected on the Financial Statements; and
(ix)     Neither the Company, any of its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Benefit Programs or their related trusts, the Company, or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(d)    Each Benefit Program that is intended to be qualified under Section 401(a) of the Code (“Qualified Plan”) has received a favorable determination letter (or opinion letter, if applicable) that has not been revoked, and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or its related trust.
(e)    Except as set forth on Section 4.18(e) of the Seller Disclosure Schedule, neither the execution of this Agreement, equityholder approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will result in, or cause, (i) any material increase in the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, including any severance pay or change of control bonus pay, (ii) any limitation on the right of the Company or any of its Subsidiaries to amend, merge, or terminate any Benefit Program, (iii) accelerated vesting, funding (through a grantor trust or otherwise), delivery or time of payment to any employee, officer or director of the Company or any of its Subsidiaries of any payment or benefit, or (iv) any material increase in the amount payable or result in any other obligation pursuant to any Benefit Programs. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) is reasonably expected to be an “excess parachute payment” within the meaning of Section 280G of the Code.
4.19    Labor Matters.
(a)    (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement with a labor union or organization or any other Contract with any labor union or other employee representative of a group of employees; (ii) no labor organization or group of employees of the Company or any of its Subsidiaries has provided notice to the Company or any of its Subsidiaries of a pending demand for recognition or certification, and, to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the Knowledge of the Company, there are no pending or threatened union organizing activities; and (iv) there is no labor strike, work stoppage, slowdown, lockout, material arbitration, material unfair labor practice charge or material grievance, or other material labor dispute pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.
(b)    Each independent contractor who provides, or provided, services to the Company or any of its Subsidiaries is, or was, properly classified as an “independent contractor” under all applicable Laws and each Benefit Program. No such independent contractor is entitled to participate in any Benefit Program. Neither the Company nor any of its Subsidiaries is under any investigation or audit with respect to, and there is no action, suit, arbitration or claim pending or, to the Knowledge of the Company, threatened relating to the Company’s or any of its Subsidiary’s treatment of, an independent contractor who provides, or provided, services to the Company or any of its Subsidiaries, as an “independent contractor” under all applicable Laws and each Benefit Program.
(c)    Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, the Worker Adjustment and Retraining Notification Act, Fair Labor Standards Act and all similar Laws. To the Knowledge of the Company, all individuals employed by the Company and its Subsidiaries are authorized to work in the United States under all federal and applicable state immigration Laws and no Person has made, or to the Knowledge of the Company, threatened to make, any claim that such individuals are not authorized to work in the United States.
4.20    Certain Transactions and Interests. Except for compensation paid or payable by the Company or any of its Subsidiaries to employees of the Company or its Subsidiaries in accordance with the terms of a Benefit Program or in the ordinary course of business, or except as set forth on Section 4.20 of the Seller Disclosure Schedule, (i) there are, and since the Most Recent Balance Sheet Date there have been, no loans, leases or other Contracts, payments or other transactions between (A) the Company or any of its Subsidiaries, on the one hand, or (B) any of the Seller Parties or other Affiliate of the Seller Parties, on the other hand (each, an “Affiliate Transaction”), (ii) no Seller Party or any other Affiliate of the Company has any interest in any assets of the Company (other than in the case of a Seller Party, solely with respect to its ownership interest in the Company), (iii) the Company and its Subsidiaries have no liabilities or obligations to any Seller Party or any other Affiliate of any Seller Party, (iv) no Seller Party, on the one hand, and none of the Company or any of its Subsidiaries, on the other hand, has provided any guarantee to any Person in respect of any obligation of any Seller Party, the Company or any of its Subsidiaries, as applicable and (v) no Seller Party or any of its Affiliates has any liabilities or obligations to the Company or any of its Subsidiaries.
4.21    Insurance Coverage. Set forth in Section 4.21 of the Seller Disclosure Schedule is a list of all material fire, liability, pollution, errors and omissions, directors and officers, and other insurance and all fidelity bonds and other financial assurance applicable to or currently held by the Company and its Subsidiaries, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type of coverage, deductibles and coverage limits. Since the Most Recent Balance Sheet Date, no event has occurred, including, without limitation, the failure by the Company or any of its Subsidiaries to give any notice or information or the Company or any of its Subsidiaries giving any inaccurate or erroneous notice or information, which would reasonably be expected, individually or in the aggregate, to limit or impair, in any material respect, the rights of the Company and its Subsidiaries under any such insurance policies.
4.22    Intellectual Property. Section 4.22 of the Seller Disclosure Schedule contains a complete and accurate list of all registered Owned Intellectual Property. Except as set forth in Section 4.22 of the Seller Disclosure Schedule (by reference to the applicable subsection below):
(a)    All material Owned Intellectual Property (excluding commercial software that is readily available, licensed to the Company or any of its Subsidiaries pursuant to a standard agreement, and has a purchase price or annual payments of no more than $50,000 in the aggregate per agreement) is valid, subsisting and enforceable. No such Owned Intellectual Property has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course of business), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the Company’s or any of its Subsidiaries’ rights thereto.
(b)    The Company and its Subsidiaries own all right, title and interest in and to, or otherwise possess valid licenses or other rights to use, all material Intellectual Property Rights necessary for the operation of the Business as presently conducted or as contemplated to be conducted. The consummation of the transactions contemplated hereby will not alter or impair the ownership or right of the Company or any of its Subsidiaries to use any such Intellectual Property Rights or any component thereof.
(c)    To the Knowledge of the Company, the Intellectual Property Rights of the Company and its Subsidiaries currently used to conduct the Business and the conduct of the Business does not infringe upon or otherwise violate any Intellectual Property Rights of any third party. There are no unresolved pending or, to the Knowledge of the Company, threatened actions or claims that allege that the Company or any of its Subsidiaries has infringed or otherwise violated the Intellectual Property Rights of any third party, or that any of the Owned Intellectual Property is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the Company or one of its Subsidiaries and neither the Company nor any of its Subsidiaries has received any notice alleging that it has violated or, by conducting its business and operations, could violate any third party rights. To the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating rights in any Owned Intellectual Property.
(d)    No Owned Intellectual Property or, to the Knowledge of the Company, Licensed Intellectual Property is subject to any outstanding court order or decree against the Company or any of its Subsidiaries, or any Contract, other than Contracts for use of the Licensed Intellectual Property, restricting the use, sale or exploitation thereof by the Company or any of its Subsidiaries.
(e)    The Company’s and its Subsidiaries’ IT Systems are adequate in all material respects for the current requirements of and use in the Business, including in terms of functionality, capacity and performance. Neither the Company nor any of its Subsidiaries have since the Formation Date experienced a failure, virus or bug in, or breakdown of, any part of the IT Systems which has caused material disruption or interruption to its use by the Company or any of its Subsidiaries.
(f)    To the Knowledge of the Company, the use of the Data by the Company in connection with the Business does not infringe or violate the rights of any person or otherwise violate any Law. The Company and its Subsidiaries have taken all reasonable and customary measures consistent with generally accepted industry practices and applicable Laws to collect and protect the privacy of such Data that pertains to its customers and business partners, and, to the Knowledge of the Company, there have been no security breaches with respect to such Data or Data loss, including unauthorized access to or unauthorized use of any nonpublic personal information.

4.23    Customers and Suppliers.
(a)    Section 4.23(a) of the Seller Disclosure Schedule sets forth the name of each of the top 10 customers of the Company and its Subsidiaries (based on revenue for the seven months ended March 31, 2017) (the “Top Customers”). As of the Execution Date, no Top Customer has (i) canceled or otherwise terminated its relationship with any of the Company or its Subsidiaries, (ii) materially decreased its usage or purchase of the services of the Company or its Subsidiaries or, (iii) to the Knowledge of the Company, has any current plan or intention to do any of the foregoing.
(b)    Section 4.23(b) of the Seller Disclosure Schedule sets forth the name of each of the top 10 suppliers of the Company and its Subsidiaries (based on revenue for the seven months ended March 31, 2017) (the “Top Suppliers”). As of the Execution Date, none of the Top Suppliers have decreased in any material respect its services, supplies or materials to Company or its Subsidiaries or to the Knowledge of the Company, has any current plan or intention to do any of the foregoing. To the Knowledge of the Company, no Top Supplier has any current plan or intention of canceling, modifying, or otherwise terminating its relationship with the Company or any of its Subsidiaries.
4.24    Absence of Certain Claims. No Recent Acquisition Agreement has been amended or modified since the respective Formation Date. There are no pending or unresolved Claims, or to the Knowledge of the Company, any threatened Claims or existing breaches by any party under any Recent Acquisition Agreement. There are no pending Claims against the insurance policy obtained in connection with the APA and if applicable, any other Recent Acquisition Agreement. There are no purchase price adjustments, earn-outs or other contingent payments under any of the Recent Acquisition Agreements that have not been settled and paid in full. No Person has made, or to the Knowledge of the Company, threatened to make, any Claim alleging that (i) any amounts are owed or that the Company or any of its Subsidiaries are otherwise responsible for (or will be responsible for) any Excluded Liabilities under any applicable Recent Acquisition Agreement or (ii) the Company or any of its Subsidiaries is responsible for, or otherwise has any liability incurred or created prior to the Formation Date in respect of, any obligation to any creditors, debtholders, equityholders, customers, suppliers, lien holders, employees, agents, representatives or any other Person with whom the Predecessor Entity (or Subsidiary thereof) conducted business or had any other commercial relationship prior to the Formation Date (other than solely to the extent of the Assumed Liabilities under the Recent Acquisition Agreements).
4.25    Brokers’ Fee. Except for the fees set forth on Section 4.25 of the Seller Disclosure Schedule, which shall be paid in accordance with Section 2.4(b)(vii), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and its Subsidiaries.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Except as set forth in (a) any Buyer SEC Report filed by the Buyer with the SEC and publicly available on or after the Applicable Date and prior to the date hereof (excluding any disclosures set forth in any such Buyer SEC Report in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, cautionary, predictive or forward-looking in nature, other than historical facts included therein), to the extent that the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) the Buyer Disclosure Schedule, the Buyer represents and warrants to the Seller Parties, as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date), as follows:
5.1    Organization; Qualification. The Buyer is a legal entity duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Buyer Material Adverse Effect.
5.2    Authority; Enforceability.
(a)    The Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated thereby. The execution and delivery by the Buyer of the Transaction Documents to which it is, or will be, a party, and the consummation by it of the transactions contemplated thereby, have been duly and validly authorized by the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated the Transaction Documents to which it is, or will be, a party.
(b)    The Transaction Documents to which the Buyer is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by the Buyer, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which the Buyer is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.
5.3    Non-Contravention. Except as set forth on Section 5.3 of the Buyer Disclosure Schedule, the execution, delivery and performance of the Transaction Documents to which the Buyer is, or will be, a party by the Buyer and the consummation by the Buyer of the transactions contemplated thereby does not and will not: (a) conflict with or result in any breach of or violate (with or without the giving of notice, or the passage of time or both) any provision of the Organizational Documents of the Buyer; (b) conflict with or result in any breach of or violate or constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which the Buyer is a party or by which any property or asset of the

Buyer is bound or affected; or (c) assuming compliance with the matters referred to in Section 5.4, conflict with or violate any Law to which the Buyer is subject or by which any of the Buyer’s properties or assets is bound, except, in the cases of clauses (b) and (c), for such defaults or rights of termination, cancellation, amendment, or acceleration or violations as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which the Buyer is, or will be, a party or to materially impair the Buyer’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
5.4    Governmental Approvals. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by the Buyer of the transactions contemplated by the Transaction Documents to which it is a party, other than filings under the HSR Act.
5.5    Capitalization.
(a)    The authorized capital stock of the Buyer consists of 500,000,000 shares of common stock, par value $0.01 (the “Buyer Common Stock”) and 50,000,000 shares of preferred stock, par value $0.01 (the “Buyer Preferred Stock”). As of the date hereof, 103,128,019 shares of Buyer Common Stock and no shares of Buyer Preferred Stock are issued and outstanding. There are a total of 7,734,601 shares of Buyer Common Stock reserved for issuance under the Buyer’s existing equity and award plan.
(b)    The shares of Specified Buyer Common Stock will be, when issued, duly authorized, validly issued, fully paid, and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or the Buyer’s Organizational Documents.
5.6    Buyer SEC Reports.
(a)    The Buyer has filed all forms, reports, registration statements and other documents required to be filed by it with the SEC since the Applicable Date.
(b)    Each of the Buyer’s forms, reports, registration statements and other documents filed by the Buyer with the SEC since the Applicable Date (such forms, reports, registration statements, and other documents, whether or not available through EDGAR, are collectively referred to herein as the “Buyer SEC Reports”) and the Certifications (i) as of the date of the filing thereof, complied as to form with the requirements of the Securities Act and the Exchange Act, as applicable, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff, and, to the Knowledge of the Buyer, none of the Buyer SEC Reports is the subject of ongoing SEC review. None of the Buyer’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic statements, schedules, reports, forms or other documents with the SEC.

(c)    The Buyer is, and since the Applicable Date has been, in compliance with the applicable listing and corporate governance rules and regulations of the NYSE applicable to it.
(d)    The Buyer and its Subsidiaries have implemented and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are reasonably designed to ensure that (i) all information required to be disclosed by the Buyer in the reports that it files under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and (ii) all such information is accumulated and communicated to the Buyer’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.
(e)    The Buyer and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
(f)    Since the Applicable Date, (i) there have not been any changes in the Buyer’s internal controls over financial reporting that are reasonably likely to materially affect Buyer’s and its Subsidiaries’ internal controls over financial reporting; (ii) the Buyer has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Buyer’s outside auditors and the audit committee of the Buyer’s board of directors any “significant deficiency” or “material weakness” in the design or operation of Buyer’s internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Buyer’s and its Subsidiaries’ ability to record, process, summarize, and report financial information; and (iii) none of the Buyer, the Buyer’s outside auditors or the audit committee of the board of directors of Buyer has received any oral or written notification of any fraud that involves management or other employees of the Buyer who have a significant role in the Buyer’s internal controls over financial reporting.
5.7    Financial Statements.
(a)    Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Buyer SEC Reports complied with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared from, and is in accordance with, the books and records of Keane Group Holdings, LLC and its Subsidiaries on a consolidated basis, was prepared in accordance with GAAP (except as may be indicated in such financial statements or the notes thereto), and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Keane Group Holdings, LLC and its Subsidiaries, on a consolidated basis, as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X and (ii) normal, recurring year-end adjustments.

(b)    Neither the Buyer nor any of the Buyer’s Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), and including similar collaboration, participation or off-set arrangements or obligations, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Buyer or any of its Subsidiaries in the Buyer SEC Reports or the Buyer’s financial statements, or (ii) any Contract relating to any transaction or relationship with, or ownership or other economic interest in, any variable interest entity.
5.8    Compliance with Law; Permits.
(a)    The Buyer and its Subsidiaries are, and at all times since the Applicable Date have been, in compliance in all material respects with each applicable Law that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect and would not reasonably be expected to prevent the ability of the Buyer and its Subsidiaries to consummate the transactions contemplated by the Transaction Documents, neither the Buyer nor any of its Subsidiaries has received, at any time since the Applicable Date, any written notice or other written communication from any Governmental Authority or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Law, or (ii) any actual or alleged obligation on the part of the Buyer or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
(b)    The Buyer and its Subsidiaries hold all Permits that are material to the operation of the business of the Buyer and its Subsidiaries and the Buyer and its Subsidiaries are, and at all times since the Applicable Date have been, in material compliance with all such Permits that are material to the operation of the business of the Buyer and its Subsidiaries.
5.9    Legal Proceedings. There are no Proceedings pending or, to the Knowledge of the Buyer, threatened against the Buyer, except such Proceedings as would not reasonably be expected to have a Buyer Material Adverse Effect.
5.10    Financing.
(a)    The Buyer has received an executed commitment letter, dated as of the Execution Date (including all exhibits, schedules, annexes and amendments thereto as of the Execution Date, the “Commitment Letter”), from Owl Rock Capital Corporation (the “Lenders”) to provide Buyer, subject to the terms and conditions therein, with debt financing in an aggregate amount set forth therein (the “Financing”). The proceeds of the Financing will be used to pay, among other things, a portion of the Closing Cash Purchase Price and the fees and expenses relating to the transactions contemplated by the Transaction Documents. The Buyer has provided the Principal Seller with a true, complete, correct and fully executed copy, as of the date of this

Agreement, of the Commitment Letter. The Commitment Letter in the form so provided is in full force and effect and is a valid, legal, binding and enforceable obligation of the Buyer, and to the Knowledge of the Buyer, the other parties thereto, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally. As of the Execution Date, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Buyer or any of its Affiliates or, to the knowledge of the Buyer, any other Person, under the Commitment Letter. The Buyer has obtained all consents or approvals pursuant to the terms of its existing Indebtedness necessary for the consummation of the Financing. Assuming the satisfaction of the conditions set forth in Sections 7.1 and 7.2, the aggregate proceeds contemplated to be provided under the Commitment Letter will be sufficient for the Buyer to pay and satisfy in full (x) the obligations pursuant to this Agreement to pay the Closing Cash Purchase Price, (y) all other amounts payable by the Buyer or any of its Subsidiaries at Closing pursuant to this Agreement, and (z) all fees and expenses of the Buyer and its Affiliates in connection with the transactions contemplated by this Agreement. In addition, (i) the Commitment Letter has not been amended, restated or otherwise modified or waived, except in each case, with the prior written consent of the Principal Seller or as permitted by Section 6.11 (ii) as of the date hereof, the financing commitments in the Commitment Letter have not been withdrawn or terminated or otherwise amended or modified in any respect and (iii) no amendment, restatement, modification or waiver of the Commitment Letter and no withdrawal, termination, amendment or modification of the financing commitments in the Commitment Letter is contemplated by the Buyer or any of its Affiliates or, to the Knowledge of the Buyer, any other party thereto. The Buyer has fully paid any and all commitment fees and other fees in connection with the Commitment Letter that are payable on or prior to the Execution Date and shall in the future pay any such fees as they become due and payable.
(b)    There are no conditions precedent or other contingencies (including in any fee letter between the Buyer and the Lenders or any of the Lenders’ Affiliates (the “Fee Letters”)) other than as expressly set forth in the Commitment Letter, to the Lenders’ obligations to fund the Financing. There are no side letters or other agreements, arrangements or understandings (written or oral) relating to the Financing (other than the Commitment Letter and the Fee Letters) to which the Buyer or any of its Affiliates is a party.
5.11    Brokers’ Fee. There is no broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer with respect to which the Seller Parties or the Company shall be liable.
ARTICLE VI
COVENANTS OF THE PARTIES
6.1    Conduct of the Company’s Business.
(a)    From the Execution Date through the Closing, except (i) as set forth on Section 6.1(a) of the Seller Disclosure Schedule, (ii) as expressly permitted by this Agreement or (iii) with the prior written consent of the Buyer, the Company shall, and shall cause its Subsidiaries to conduct the Business in the ordinary course of business and in compliance in all material respects with all applicable Laws, including by using commercially reasonable efforts to: (A) preserve intact the business organization of the Company and its Subsidiaries; (B) maintain existing relations with key suppliers, customers, and other Persons having business relationships with the Company or its Subsidiaries; (C) maintain insurance policies of the Company and its Subsidiaries or obtain reasonable substitutes; (D) maintain all Scheduled Permits; (E) perform all necessary maintenance in the ordinary course of business to cause the Tangible Personal Property identified on Section 4.9(a)(ii) of the Seller Disclosure Schedule, as well as any tractors, pickups and other Tangible Personal Property with a value in excess of $250,000 to be in good operating condition and repair, subject to normal wear and tear, and usable in the ordinary course of business (provided that the Parties acknowledge that the period from the Execution Date through the Closing may not provide the Company with sufficient time to complete all such necessary maintenance of such Tangible Personal Property, in which case, the Company shall provide the Buyer with weekly updates until the Closing as to the status of such maintenance, which updates shall include with respect to any Tangible Personal Property requiring maintenance that is not reasonably expected to be completed before the Closing Date, a description (including serial number or VIN number) of such Tangible Personal Property, the anticipated timing of completing such maintenance and the cost of repair required in connection with such maintenance); and (F) perform maintenance on the material Tangible Personal Property in the ordinary course of business. Any outstanding costs associated with the maintenance of any Tangible Personal Property required pursuant to clause (E) or (F) of the immediately preceding sentence shall be included as “Deferred Maintenance” for the purposes of calculating Working Capital in accordance with Annex I hereto.
(b)    Except (i) as set forth in Section 6.1(b) of the Seller Disclosure Schedule; (ii) as otherwise expressly permitted by this Agreement or (iii) with the prior written consent of the Buyer, from the Execution Date through the Closing, the Company shall not, and shall cause its Subsidiaries not to:
(i)    (A) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its equity or voting interests, except for (x) transactions solely among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (y) dividends of available and unrestricted cash made prior to Closing or (z) tax distributions made in accordance with the Organizational Documents of the Company or its Subsidiaries, (B) split, combine, or reclassify any of its equity or voting interests, or issue any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity or voting interests, except for transactions by a wholly owned Subsidiary of the Company, or (C) purchase, redeem, or otherwise acquire any securities of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for such securities or any options, warrants, calls, or rights to acquire any such shares or other securities;
(ii)    offer, issue, deliver, grant, sell, pledge, or otherwise encumber any shares of its equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls, or rights to acquire or receive, any such interests, or securities or any stock appreciation rights, phantom stock awards, or any other similar rights;

(iii)    acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any entity or division thereof of a Person;
(iv)    acquire any equity interest in any Person or any assets or a license therefor, other than (A) acquisitions of assets that are used or held for use in the ordinary course of business or in order to maintain the Company’s and its Subsidiaries’ Tangible Personal Property in good working order; or (B) pursuant to existing Contracts as of the date of this Agreement that have been provided to the Buyer prior to the date hereof;
(v)     amend the Organizational Documents of the Company or any of its Subsidiaries;
(vi)    other than in respect of the Approved New Frac Fleet, the Reimbursed CapEx Amount or amounts paid in connection with compliance with Section 6.1(a)(E), make or commit to make any capital expenditure or series of related capital expenditures, other than making or committing to make any (A) maintenance expenditures in the ordinary course of business, (B) capital expenditures as required by any Governmental Authority or (C) capital expenditures that do not exceed $2,000,000 during any period after the Execution Date and prior to the Closing Date;
(vii)    sell or otherwise dispose of any of its properties or assets, other than the sales and dispositions of inventory and products in the ordinary course of business;
(viii)    make any change to the Company’s or its Subsidiaries’ financial, Tax or accounting methods, policies, principles, elections or procedures, including the approach and assumptions used to calculate any “Completion Accounts,” as well as any period-end valuations, accruals and reserves outside the ordinary course of business, except as required by applicable Law or changes in GAAP, from the date of this Agreement such that all accounting periods are prepared in accordance with the past practices used to prepare the monthly accounts for the period October 31, 2016 through March 31, 2017 previously provided to the Purchaser;
(ix)    enter into or terminate any Contract that would constitute a Material Contract, or amend any Material Contracts in a manner that would be adverse to the Company or any of its Subsidiaries and, in each case, cost the Company or any of its Subsidiaries more than $250,000 in any calendar year (provided, that subject to the Clean Team Agreement, prior notice of any proposed amendment to a Material Contract will be provided in writing to the Buyer);
(x)    except as required by applicable Laws or Benefit Programs: (i) increase the annual base salary, base wages or other compensation of any officer, employee, director or independent contractor, other than for non-officers in the ordinary course of business; (ii) pay, grant, or award or promise to pay, grant, or award, any bonus or incentive compensation to any officer (other than as provided in such officer’s employment agreement entered into prior to the date hereof), employee, director or independent contractor, other than in the ordinary course of business or under any Benefit Program; (iii) increase the coverage or benefits available to any current or former employee, officer, director or independent contractor, including any severance pay, vacation pay, deferred compensation, bonus or other incentive compensation plan, other than in the ordinary course of business; (iv) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or materially amend any such agreement) involving any officer, employee, director or independent contractor, other than with non-officers in the ordinary course of business; (v) grant any severance or termination pay to any current or former officer, employee, director or independent contractor, other than to a non-officer in the ordinary course of business; (vi) establish, adopt, enter into, materially amend or terminate any Benefit Program; or (vii) grant any equity or equity-based awards;
(xi)    make any investment (by contribution to capital, property transfers, purchase of interests, guarantees or otherwise) in, or loan or advance (other than extensions of credit to customers and travel and similar advances to employees, in each case in the ordinary course of business) to, any Person;
(xii)    (A) incur any Indebtedness or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries or (B) mortgage, pledge or subject to any Lien any of the assets or properties of the Company, other than Liens for Taxes not yet due and payable or that are being contested in good faith, or incur any liability as a guarantor or otherwise in respect of any Indebtedness;
(xiii)    make any (A) loans, advances or extension of credit other than to customers or suppliers in the ordinary course of business or (B) capital contributions to, or investments in, any other Person, in each case other than the Company or any direct or indirect wholly-owned Subsidiary of the Company;
(xiv)    settle or compromise any claim, liability or Proceeding other than claims involving less than $250,000 in the aggregate;
(xv)    adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than the transactions contemplated by the Transaction Documents;
(xvi)    enter into any Affiliate Transaction;
(xvii)    terminate or amend the coverage of any policies of title, liability, fire, workers’ compensation, property or any other form of insurance covering the assets or operations of the Company, except where such terminated coverage is replaced by comparable coverage (provided that such termination does not result in a material gap in coverage of the assets or operations of the Company); or
(xviii)     agree or commit to take any of the actions described above.

6.2    Conduct of the Buyer’s Business. From the Execution Date through the Closing, except (i) as set forth on Section 6.2 of the Buyer Disclosure Schedule, (ii) as explicitly permitted or required by this Agreement, (iii) as required by applicable Law or (iv) as otherwise approved with the prior written consent of the Company (which consent will not be unreasonably withheld or delayed), the Buyer shall, and shall cause its Subsidiaries to conduct their businesses in the ordinary course of business, including by using commercially reasonable efforts to (A) preserve substantially intact their current business organizations; (B) maintain their existing relations with key suppliers, customers, employees and other Persons having business relationships with the Buyer and its Subsidiaries; (C) maintain in place existing insurance policies or reasonable substitutes thereof; (D) properly maintain all material personal properties and tangible assets owned by or leased to or by the Buyer and its Subsidiaries; and (E) file all forms, reports, registration statements and other documents required to be filed by it with the SEC.
6.3    Notice of Certain Events. The Buyer shall promptly notify the Principal Seller and the Company shall promptly notify the Buyer if:
(a)    any event, condition or development that has resulted in the inaccuracy or breach of any representation or warranty, covenant or agreement contained in this Agreement made by or to be complied with by such notifying Party at any time during the term hereof and that would reasonably be expected to result in any of the conditions set forth in ARTICLE VII not to be satisfied; provided, however, that, subject to Section 11.10, no such notification shall be deemed to cure any such breach of or inaccuracy in such notifying Party’s representations and warranties or covenants and agreements or in the Seller Disclosure Schedule or the Buyer Disclosure Schedule for any purpose under this Agreement and no such notification shall limit or otherwise affect the remedies available to the other Parties;
(b)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents;
(c)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Transaction Documents; and
(d)    any Proceedings commenced that would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or materially impair the notifying Party’s ability to perform its obligations under the Transaction Documents.
6.4    Access to Information.
(a)    From the Execution Date until the Closing Date, and subject to the Clean Team Agreement, the Company will (a) give the Buyer, its counsel, financial advisors, auditors, Financing Sources and other authorized representatives reasonable access to the offices, properties, officers, employees, books and records of the Company and the Seller Parties, in each case during normal business hours and (b) furnish to the Buyer, its counsel, financial advisors, auditors, Financing Sources and other authorized representatives such financial and operating data and other information relating to the Company as contemplated by the Commitment Letter and otherwise as such Persons may reasonably request. The Buyer shall use commercially reasonable efforts to cause any investigation pursuant to this Section 6.4 to be conducted in such manner as not to materially interfere with the conduct of the business of the Seller Parties or the Company and its Subsidiaries. Notwithstanding the foregoing, the Buyer shall not be entitled to perform any intrusive or invasive subsurface investigation or other sampling or testing of, on or under any of the properties, equipment or improvements of the Company or any of its Subsidiaries without the prior written consent of the Principal Seller, which consent may be withheld by the Principal Seller in its sole and absolute discretion. To the fullest extent permitted by Law, the Seller Parties, the Company and its Subsidiaries and their respective counsel, financial advisors, auditors and other authorized representatives and Affiliates shall (i) not be responsible or liable to the Buyer for personal injuries sustained by the Buyer’s counsel, financial advisors, auditors, Financing Sources and other representatives in connection with the access provided pursuant to this Section 6.4(a) and (ii) shall be indemnified and held harmless by the Buyer for any losses suffered by any such Persons in connection with any such personal injuries.
(b)    From the Execution Date until the Closing Date, the Buyer will (a) give the Principal Seller, its counsel, financial advisors, auditors, and other authorized representatives reasonable access to the offices, properties, officers, employees, books and records of the Buyer, in each case during normal business hours and (b) furnish to the Principal Seller, its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information relating to the Buyer as such Persons may reasonably request. The Principal Seller shall use commercially reasonable efforts to cause any investigation pursuant to this Section 6.4(b) to be conducted in such manner as not to materially interfere with the conduct of the business of the Buyer and its Subsidiaries.
6.5    Governmental Approvals.
(a)    As soon as practicable following the Execution Date, but in any event within five Business Days after the Execution Date, the Parties shall make such filings as may be required by the HSR Act with respect to the transactions contemplated by the Transaction Documents. Thereafter, the Parties shall file as promptly as practicable all reports, documents, data or materials required or requested by the U.S. Federal Trade Commission or the U.S. Department of Justice (each, an “Antitrust Authority”) pursuant to the HSR Act or otherwise, including requests for additional information concerning such transactions, and shall take such actions as reasonably required (including requesting early termination) so that the waiting period specified in the HSR Act will expire or be terminated as soon as reasonably possible after the Execution Date. Without limiting the foregoing, the Parties shall (i) use commercially reasonable efforts to oppose any preliminary or permanent injunction sought by any Governmental Authority under any applicable antitrust law preventing the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (ii) subject to applicable Laws, provide each other with advance copies and a reasonable opportunity to comment on any submission or other proposed written communication to any Antitrust Authority and (iii) use commercially reasonable efforts to persuade any Antitrust Authority that no Remedial Action is necessary in connection with the transactions contemplated by this Agreement.

(b)    For purposes of this Section 6.5, a “Remedial Action” shall consist of any request or requirement of an Antitrust Authority to (i) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) commence litigation, (iii) hold separate (including by trust or otherwise) or divest any businesses, product lines or assets of the Buyer, the Company or any of their respective Affiliates, (iv) agree to anything referred to in clause (iii) or to any alteration of or limitation on the operation or conduct of the business of the Buyer, the Company or any of their respective Affiliates or (v) waive any of the conditions to this Agreement set forth in ARTICLE VII, in each case in order to obtain the expiration of the applicable waiting period or to avoid litigation. The Buyer shall pay the statutory filing fee associated with filings under the HSR Act.
(c)    Notwithstanding anything to the contrary in this Agreement, (i) none of the Buyer or any other Affiliate of the Buyer shall be required to sell, divest, convey or hold separate or otherwise take any other action (and the Company will not undertake any such action without the Buyer’s prior written consent) that limits the Buyer’s and its Affiliates’ freedom of action with respect to, or their ability to retain, particular products, assets or businesses of the Buyer or the Company or their respective Subsidiaries, and (ii) none of the Buyer or any other Affiliate of the Buyer, or the Company or any of its Subsidiaries, shall be required to take or agree to take any action with respect to its business or operations in connection with proceedings under or relating to any Antitrust Law.
(d)    The Buyer and the Seller Parties shall cause their respective counsel to furnish the other party such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act. The Buyer and the Seller Parties shall cause their respective counsel to supply to the other party copies of all correspondence, filings or written communications by such party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement and the other Transaction Documents, except for the Notification and Report Forms (and any attachments thereto) prepared and submitted pursuant to the HSR Act or communications regarding the same, or documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal any Party’s negotiating objectives, strategies or consideration expectations. The Parties may provide such communications in a manner that protects any legally applicable privilege. The Buyer and the Seller Parties (i) will promptly notify each other of any written communication received from any Governmental Authority pertaining to this Agreement or the transactions contemplated hereby, and (ii) agree not to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the transactions contemplated hereunder unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend.
6.6    Environmental. Prior to the Closing Date, the Company shall have, and shall have caused its Subsidiaries to have, ceased all operations and vacated the 22nd Avenue Property, including but not limited to (a) the removal, decommissioning or disposal of all the items set forth on Section 4.13(a)(v)(C) of the Seller Disclosure Schedule; and (b) the removal of all personnel.

6.7    Expenses. Other than the costs and expenses relating to (a) the HSR filings and as set forth in Section 6.5, which shall be borne solely by the Buyer or by the Company after the Closing, (b) the premium (including any brokerage or underwriting fees) for the R&W Policy, which shall be borne by the Seller Parties and not exceed $1,063,750, and (c) the premium for the D&O Tail Policy, any Transfer Taxes, and the items set forth on Schedule 6.7 (collectively, the “Shared Expenses”), all of which shall be shared 50/50 by the Buyer and the Company, all costs and expenses incurred by the Seller Parties in connection with the Transaction Documents and the transactions contemplated thereby shall be included as Transaction Expenses hereunder, and all costs and expenses incurred by the Buyer in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the Buyer.
6.8    Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Transaction Documents.
6.9    Public Statements. The Parties shall consult with each other prior to issuing any press release, public announcement or other public disclosure with respect to the Transaction Documents or the transactions contemplated thereby and none of the Company, the Seller Parties or any of their respective Affiliates, on one hand, nor the Buyer or any of its Affiliates, on the other hand, shall issue any press release or make any public announcement or disclosure regarding the Transaction Documents or the transactions contemplated thereby without the prior approval of the other Party; provided that for the avoidance of doubt, such other Party for purposes of this Section 6.9 is the (a) Buyer, in the case of the Company, the Seller Parties or any of their respective Affiliates and (b) Principal Seller, in the case of the Buyer or any of its Affiliates (which approval shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public statement or disclosure shall first, to the extent practicable, consult with the other Party about, and allow the other Party reasonable time to comment in advance on, such press release, public announcement, or disclosure; provided, however, that nothing in this Section 6.9 shall limit or restrict the Buyer or any of its Affiliates from making any public statements or presentations in connection with industry conferences, investor meetings, analyst meetings, analyst or investor conference calls, or in response to questions from investors, analysts, press or other media and in each case, that does not involve the disclosure of competitively sensitive information.
6.10    Confidentiality. Each of the Seller Parties hereby agrees that it will not, and that it will cause its Affiliates, stockholders, partners, members, directors, officers, agents and representatives not to, at any time after the Execution Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use any confidential or proprietary information of, involving or relating to the Acquired Interests (“Confidential Information”), other than in the performance of such Person’s duties as an employee of, or otherwise on behalf of, the Company or its Subsidiaries, the Buyer or any of their respective Affiliates; provided, however, that the information subject to the foregoing provision of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or that was independently developed by such Seller Party without use or reference to Confidential Information or was in its rightful possession before the disclosure of the applicable Confidential Information to it; and provided, further, that the provisions of this Section 6.10 will not prohibit any retention of copies of records or disclosure (i) required by applicable Law so long as, to the extent practicable, reasonable prior notice is given to the Buyer of such disclosure and a reasonable opportunity is afforded to contest the same or (ii) reasonably necessary and made in connection with the enforcement of any right or remedy relating to this Agreement.
6.11    Financing.
(a)    Subject to the terms and conditions of this Agreement, the Buyer shall use reasonable best efforts to arrange and obtain the Financing on the terms and subject only to the conditions described in the Commitment Letter and Fee Letters (or as may be amended or otherwise modified either with the prior written consent of the Principal Seller or as permitted pursuant to this Section 6.11), including (i) to negotiate and enter into definitive agreements (the “Definitive Agreements”) with respect to the Financing on the terms and subject only to the conditions contained in the Commitment Letter and Fee Letters (or as may be amended or otherwise modified either with the prior written consent of the Principal Seller or as permitted pursuant to this Section 6.11), (ii) to satisfy (or obtain the waiver of) all conditions to obtaining the Financing applicable to the Buyer set forth in the Commitment Letter and the Definitive Agreements that are within its reasonable control at or prior to the Closing, (iii) to comply in all material respects with its obligations under the Commitment Letter (or obtain the waiver of such obligations), (iv) to consummate the Financing contemplated by the Commitment Letter at or prior to the Closing, including, in the event that all conditions in the Commitment Letter have been satisfied or, upon funding will be satisfied, by using reasonable best efforts to cause the Lenders to fund the full amount of the Financing (including by taking enforcement action to cause such Lenders to fund the Financing) at the Closing and (v) to otherwise enforce its rights under the Commitment Letter.
(b)    The Buyer shall give the Principal Seller prompt notice upon becoming aware of any material breach of any Commitment Letter by a party to such Commitment Letter or any termination of the Commitment Letter. The Buyer shall use reasonable best efforts to keep the Principal Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and any material developments relating to the Financing and shall provide to the Principal Seller, upon reasonable request, copies of the Definitive Agreements; provided that the Buyer may redact the amount of any fee in any Fee Letter and subject to any confidentiality limitation applicable to the Buyer. Further, the Buyer shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Commitment Letter or any Definitive Agreement without the Principal Seller’s prior written consent, except that the Buyer may amend, supplement or modify the Commitment Letter if such amendment, supplement or modification (i) does not reduce the aggregate amount of the Financing set forth in the Commitment Letter, (ii) does not contain additional or modified conditions or other contingencies to the funding of the Financing in a manner that would be reasonably expected to make it materially less likely that the Financing would be funded than those contained in the Commitment Letter and (iii) is otherwise not reasonably likely to delay or prevent the Closing; provided, however, that the Buyer shall promptly notify the Principal Seller in writing of any such amendment, supplement or other modification of, or waiver of any of its rights under, any Commitment Letter or any Definitive Agreement.
(c)    If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, and such cash portion is required to fund any portion of the Closing Cash Purchase Price or any fees, expenses and other amounts contemplated to be paid by the Buyer pursuant to this Agreement, the Buyer shall notify the Principal Seller, and the Buyer shall use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, replacement commitments (other than amounts that are replaced by the Buyer’s cash on hand) from alternate sources (such portion from alternate sources, the “Alternate Financing”) on terms and conditions that will enable the Buyer to consummate the transactions contemplated by the Transaction Documents; provided that such Alternate Financing shall not (i) be subject to any additional or modified conditions or other contingencies to the funding of the Financing than those contained in the Commitment Letter in a manner that would be reasonably expected to make it materially less likely that the Alternate Financing would be funded or (ii) otherwise be reasonably likely to delay or prevent the Closing. The Buyer shall deliver to the Principal Seller complete and correct copies of all material amendments, supplements, other modifications or agreements pursuant to which any Alternate Financing shall be made available to the Buyer.
(d)    Prior to the Closing, the Company and the Seller Parties shall provide, and shall use their commercially reasonable efforts to cause their respective representatives, including legal and accounting representatives, to provide, at the Buyer’s expense (subject to the reimbursement provisions below), in connection with the arrangement of the Financing, all reasonable cooperation requested by the Buyer that is customary or necessary in connection with the arrangement of debt financing for transactions that are substantially similar to the transactions contemplated by the Transaction Documents (provided that such requested cooperation does not (i) unreasonably interfere with the ongoing operations of the Seller Parties or the Company and its Subsidiaries, (ii) cause any representation, warranty, covenant or other term in this Agreement to be breached or (iii) cause any closing condition not to be satisfied), including (A) participation in a reasonable number of informational meetings in connection with the Financing, it being understood and agreed that information and documents provided by the Company and the Principal Seller or any other Seller Party may be delivered to agents and lenders under the Commitment Letter and their representatives (subject to customary arrangements for confidentiality that are substantially similar to the provisions in the Confidentiality Agreement, including the Buyer providing prior written notice of disclosure to the Company and the Principal Seller); (B) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents, hedging agreements and other certificates and the Definitive Agreements and other documents as may be requested by the Buyer (including a certificate of the chief financial officer of the Company with respect to solvency matters); (C) facilitating the pledging of collateral for the Financing, including taking commercially reasonable actions necessary to permit the Financing Sources of the Financing to evaluate the Real Property and titled vehicles and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Closing, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Financing; (D) using commercially reasonable efforts to obtain such consents, waivers, estoppels, approvals, authorizations and instruments which may be reasonably requested by the Buyer in connection with the Financing and collateral arrangements, including Payoff Letters, lien releases, instruments of termination or discharge, legal opinions, appraisals, engineering reports, surveys, title insurance, landlord consents, waivers and access agreements; (E) furnishing the Buyer with all documentation and other information related to the Seller Parties and the Company and its Subsidiaries required by any Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act; and (F) facilitating the consummation of the Financing, including cooperating with the Buyer to satisfy the conditions precedent to the Financing to the extent within the control of the Company or its Subsidiaries, and taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by the Buyer to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Buyer on the Closing Date; provided that none of the Company, the Seller Parties or any of their respective Affiliates shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Financing (other than the obligations set forth in this Agreement) or to take any action that would be prohibited by any applicable Law or cause a default of, or breach under, or otherwise violate any Contract; provided, further, that nothing in this Section 6.11 shall be construed as requiring the Company or the Seller Parties to provide financial information other than the financial information described in this Section 6.11. The Buyer shall promptly, upon request by the Company or the Principal Seller, reimburse the Company or the Seller Parties (as applicable) for reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in good faith by the Company or the Seller Parties or any of their respective Affiliates in connection with the cooperation of the Company or the Seller Parties and their respective Affiliates contemplated by this Section 6.11 and shall indemnify and hold harmless the Company and the Seller Parties and their respective Affiliates and their respective directors, officers, employees and representatives from and against any and all Losses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information prepared or provided by the Company or any of the Seller Parties or any of their respective representatives or to the extent such Losses result from the gross negligence or willful misconduct of the Company or any of the Seller Parties. The Company hereby consents to the use of its logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company.
(e)    For the avoidance of doubt and notwithstanding anything to the contrary in this Section 6.11, the Buyer acknowledges and agrees that its obligation to consummate the transactions contemplated by the Transaction Documents on the terms and subject to the conditions set forth herein and therein are not conditioned upon the availability or consummation of the Financing or receipt of the proceeds therefrom. For purposes of this Section 6.11(e) the term “Financing” shall also be deemed to include any Alternate Financing and the term “Commitment Letter” shall also be deemed to include any commitment letter (or similar agreement) with respect to such Alternate Financing.

6.12    Employee Matters.
(a)    Commencing on the Closing Date and continuing through the date that is 12 months following the Closing Date, the Buyer shall provide or cause to be provided to each Employee, compensation and employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of the Buyer and its Subsidiaries during such period; provided, however, that the Buyer shall have no obligation to provide equity grants to the Employees.
(b)    For a period of 60 days following the Closing Date, the Buyer shall not terminate the employment of any Employee other than due to a termination for cause as determined in good faith by the Buyer, and, following such 60-day period, each Employee shall be offered severance in accordance with the Buyer’s existing employment policies.
(c)    As of the Closing Date, all Employees shall be eligible to participate in and, if elected, shall commence participation in each of the welfare benefit plans of the Buyer (the “Buyer Benefit Plans”) to the extent coverage under such Buyer Benefit Plan replaces coverage under a similar or comparable Benefit Program in which such Employee participated immediately before the Closing Date. The Buyer shall (i) to the extent within the Buyer’s control and ability under any Buyer Benefit Plan waive, or use commercially reasonable efforts to cause any third-party insurance carriers to waive, all limitations as to pre-existing condition exclusions, active employment requirements, requirements to show evidence of good health and waiting periods with respect to Employees and their spouses and dependents, if applicable, to the same extent waived under a similar or comparable Benefit Program in which such Employee participated immediately before the Closing Date and (ii) cause each Buyer Benefit Plan to provide, to the extent within the Buyer’s control and ability under any Buyer Benefit Plan, or use commercially reasonable efforts to cause any third-party insurance carriers to provide, each Employee with credit for any co-payments or deductibles paid prior to the Closing Date in satisfying any deductible requirements or out of pocket limits under the Buyer Benefit Plans for the plan year in which participation in such Buyer Benefit Plan occurs.
(d)    The Buyer shall cause to be provided to each Employee credit for prior service with the Company or its Affiliates to the extent such service would be recognized if it had been performed as an employee of the Buyer or its Affiliates for all purposes (including for vesting, eligibility and benefit accrual) in each vacation, severance or other paid-time off plan or program of the Buyer in which such Employees are eligible to participate after the Closing Date to the same extent as such Employee was entitled, before the Closing Date, to credit for such service under the corresponding Benefit Program; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.
(e)    The Buyer shall pay, or cause to be paid, to each Employee identified in Section 6.12(e) of the Seller Disclosure Schedule (each, a “Section 6.12(e) Employee”) three separate cash bonuses in the amounts set forth therein, less applicable tax withholdings (each, a “Retention Bonus”).  The first Retention Bonus shall be paid on the first regular Company payroll date that follows or is coincident with the Closing Date, the second Retention Bonus shall be paid on the first regular Company payroll date that follows or is coincident with the first anniversary of the Closing Date, and the third Retention Bonus shall be paid on the first regular Company payroll date that follows or is coincident with the second anniversary of the Closing Date.  Each Retention Bonus shall be paid only if the applicable Section 6.12(e) Employee remains employed by the Company or one of its Affiliates (including following the Closing, Buyer or one of its Affiliates) through the date the Retention Bonus is paid; provided, that in the event that following the Closing a Section 6.12(e) Employee’s employment is terminated by the Company or one of its Affiliates without Cause (as defined below), and the Section 6.12(e) Employee has executed and not revoked within the applicable revocation period a valid release agreement in a form reasonable acceptable to the Buyer, such Section 6.12(e) Employee shall be entitled to receive each unpaid Retention Bonus, payable upon the later of (i) the date such Retention Bonus otherwise would have been paid under this Section 6.12(e) and (ii) the 60th day after such termination of employment.  For purposes of the Retention Bonuses “Cause” shall have the meaning assigned such term in any individual agreement between such Section 6.12(e) Employee and the Company as in effect on the Execution Date, or if no such individual agreement exists, “Cause” shall mean the Section 6.12(e) Employee’s (i) gross negligence or willful misconduct in the course of his employment that is or could reasonably be expected to be materially injurious to the Company or any of its Affiliates, (ii) willful failure or refusal to perform in any material respect his duties or responsibilities to the Company or its Affiliates, (iii) misappropriation of any assets of the Company or any of its Affiliates, (iv) commission of embezzlement or fraud by his own action, or at his direction, (v) conviction of, or pleading “guilty” or “no contest” to, a felony under state or federal law, or (vi) habitual drug or alcohol abuse subject to any reasonable accommodation, if any, that is required to comply with the Americans with Disabilities Act.
(f)    The Buyer shall pay, or cause to be paid, to each Employee identified in Section 6.12(f) of the Seller Disclosure Schedule (each, a “Section 6.12(f) Employee”) a cash bonus in the amount set forth therein, less applicable tax withholdings (each, a “Deal Bonus”).  Each Deal Bonus shall be paid on the first regular Company payroll date that follows or is coincident with the 45th day following the Closing Date only if the applicable Section 6.12(f) Employee remains employed by the Company or one of its Affiliates (including following the Closing, Buyer or one of its Affiliates) through the date the Deal Bonus is paid; provided, however, that the proviso in Section 6.12(e) regarding the obligations to pay the Retention Bonus following a termination without Cause shall apply mutatis mutandis to a Section 6.12(f) Employee with respect to a Deal Bonus.
(g)    On the Closing Date, the Seller shall cause the Company to pay to each Employee identified in Section 6.12(g) of the Seller Disclosure Schedule, in addition to any Retention Bonus payable to such employee, a lump sum cash bonus in the amount set forth therein, less applicable tax withholdings; provided that, the Employee remains employed by the Company or one of its Affiliates through the Closing Date.
(h)    The Parties acknowledge and agree that no provision of this Agreement shall be construed to: (i) create any third party beneficiary rights in any current or former employee, director or consultant of the Company or any of its Subsidiaries (ii) except as set forth in Sections 6.12(e), 6.12(f) and 6.12(g) create any right to any compensation or benefits whatsoever on the part of any Employee or other future, present or former employee of the Company, its Subsidiaries, its Affiliates, the Buyer, or its Affiliates; (iii) guarantee employment for any period of time or, except as set forth in Section 6.12(b), preclude the ability of the Buyer to terminate any employee, independent contractor or Employee for any reason at any time; (iv) require the Buyer to continue any Buyer Benefit Plan or Benefit Program, or other employee compensation or benefit plans or arrangements, or prevent the amendment, modification or termination thereof after the Closing Date; or (v) constitute an amendment to any Benefit Program, Buyer Benefit Plan, or other employee benefit or compensation plan or arrangement.
6.13    Reserved.
6.14    No Shop. Except as set forth in Section 6.14 of the Seller Disclosure Schedule, prior to the termination of this Agreement, the Seller Parties and the Company shall not, and shall not permit their respective Affiliates, directors, officers, employees, investment bankers, financial advisors, representatives or agents to, directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, any business combination transaction, whether by way of merger, consolidation, business combination, purchase or disposition of assets or equity interests of the Company or otherwise, other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Except as set forth in Section 6.14 of the Seller Disclosure Schedule, commencing on the Execution Date, each Seller Party shall, and shall cause the Company and their Affiliates, directors, officers, employees, investment bankers, financial advisors, representatives and agents to, (i) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Buyer) conducted heretofore with respect to any Acquisition Transaction, (ii) except to the extent prohibited by a confidentiality obligation owed to a Person, notify the Buyer orally and in writing promptly (but in no event later than two Business Days) after receipt of any proposal or offer from any Person other than the Buyer to effect an Acquisition Transaction or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person other than the Buyer (such notice shall indicate the material terms of any such proposal or offer, or modification or amendment to such proposal or offer) and (iii) to the extent not previously requested, request the return or destruction of any confidential written or electronic materials provided to any Person in connection with a contemplated or potential Acquisition Transaction.
6.15    Management Compensation. The Buyer shall make available at Closing, a sufficient number of restricted shares of Buyer Common Stock and/or options for shares of Buyer Common Stock, which shall be issued to the Company’s management under the Buyer’s Equity and Incentive Award Plan.
6.16    Charter Provisions Regarding Indemnification.
(a)    The Buyer agrees that all rights to indemnification for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former managers, directors,

officers, members, employees, agents and fiduciaries of the Company (collectively, the “Company Indemnitees”) as provided as of the Execution Date in the Organizational Documents of the Company shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing Date. The Buyer shall not, and shall cause its Affiliates (including the Company after the Closing) not to, repeal such arrangements in any manner that would adversely affect the rights of the Company Indemnitees thereunder. Notwithstanding the foregoing, the Company Indemnitees shall not be entitled to indemnification pursuant to this Section 6.14 in connection with (i) any matter as to which any Buyer Indemnitee is entitled to indemnification pursuant to ARTICLE IX or (ii) any action, claim or dispute between or among the Seller Parties.
(b)    In the event the Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Buyer or the Company or such continuing or surviving corporation or entity or such transferee, as the case may be, shall assume all of the obligations set forth in this Section 6.16.
(c)    The obligations of the Buyer under this Section 6.16 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 6.16 applies without the consent of such Company Indemnitee so adversely affected.
6.17    D&O Tail Policy. Prior to or at the Closing, the Company or the Principal Seller shall purchase an extended reporting period endorsement under their existing directors’ and officers’ liability insurance coverage for their directors and officers, which will provide such directors and officers with coverage for six (6) years following the Closing Date of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company or the Principal Seller; provided that in no event shall the Company or the Principal Seller expend in excess of $50,000 (the “D&O Tail Policy”).
6.18    Tax Matters.
(a)    With respect to each Tax Return related to a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date by the Company or any Subsidiary of the Company, the Principal Seller shall (i) cause such Tax Return to be prepared on a basis that is consistent with Section 6.18(e) and the manner in which the Seller Parties prepared and/or filed such Tax Returns for prior periods except to the extent otherwise required by applicable Law, (ii) cause to be included in such Tax Return all Tax Items required to be included therein and (iii) not later than five days prior to the due date for such Tax Return, deliver such Tax Return, along with the excess of (A) any amount required to be paid by the Company or any Subsidiary of the Company with respect to such Tax Return over (B) the amount of such Taxes taken into account as a Current Liability in the final determination of the Working Capital, to the Company or the appropriate Subsidiary for timely filing with the appropriate Governmental Authority.

(b)    With respect to each Tax Return related to a Straddle Period (as defined below) that is required to be filed after the Closing Date with respect to the Company or any Subsidiary of the Company, the Buyer shall (i) cause such Tax Return to be prepared on a basis that is consistent with Section 6.18(e) and the manner in which the Seller Parties prepared and/or filed such Tax Returns for prior periods except to the extent otherwise required by applicable Law and (ii) cause to be included in such Tax Return all Tax Items required to be included therein. Reasonably in advance of the due date for filing any such Tax Return, the Buyer shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to the Principal Seller for its review and reasonable comment and the Buyer shall incorporate any such comments subject to the Buyer’s approval (which approval shall not be unreasonably withheld, conditioned, or delayed). The Buyer will cause such Tax Return (as revised to incorporate the Principal Seller’s approved comments) to be filed timely with the appropriate Governmental Authority and will provide a copy thereof to the Principal Seller. Within five days of delivery by the Buyer to the Principal Seller of a copy of such Tax Return (but not earlier than two Business Days prior to the date of such Tax Return) together with a schedule setting forth an allocation of Taxes due in connection with filing such Tax Return between the Pre-Closing Taxable Period and the Post-Closing Taxable Period, the Principal Seller shall pay to the Buyer the excess of (A) an amount equal to all Taxes due with respect to such Tax Return that are attributable to the Pre-Closing Taxable Period over (B) the amount of such Taxes taken into account as a Current Liability in the final determination of the Working Capital.
(c)    If, for any United States federal, state, local or foreign Tax purposes, the taxable period of the Company or any of its Subsidiaries does not terminate on the Closing Date (any such period, a “Straddle Period”), Taxes, if any, attributable to such Straddle Period shall be allocated in the following manner. For allocations of income or deductions required to determine any income Taxes, sales and use Taxes, payroll Taxes or other transactional Taxes for a Straddle Period, such allocation shall be made by means of a closing of the books of the Company and its Subsidiaries as of the close of business on the Closing Date. The amount of all Taxes other than income Taxes, sales and use Taxes, payroll Taxes or other transactional Taxes in respect of the Straddle Period shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand. For purposes of this paragraph, exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis. Any franchise Tax or other Tax providing the right to do business for a specified period shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax.
(d)    The Seller Parties, the Buyer, the Company and each of their respective Affiliates shall reasonably cooperate with each other in connection with the filing of Tax Returns or in contesting or defending against any audit, litigation or other claim for Taxes (each, a “Tax Proceeding”) imposed on or with respect to the assets, operations or activities of the Company or any Subsidiary relating to a Pre-Closing Taxable Period or Straddle Period. Such cooperation shall include the retention and, upon the request of the Party or Parties preparing the Tax Return or controlling the Tax Proceeding, the provision to such Party or Parties of records and information which are reasonably relevant to such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. All out-of-pocket expenses related to such cooperation shall be borne by the Party requesting such cooperation.
(e)    Any losses, deductions, credits and other Tax benefits available on account of (x) the payment or incurrence of any Transaction Expenses and (y) without duplication, the repayment of any amount owed with respect to any Closing Indebtedness (including any prepayment penalties or other fees or expenses paid or incurred in connection therewith and any unamortized debt issuance costs), shall be reported on the Tax Returns of the Company and/or its Subsidiaries in the Pre-Closing Taxable Period to the extent such reporting is permissible under applicable Law (and otherwise treated for purposes of this Agreement as attributable to such Pre-Closing Taxable Period).
6.19    Interim Financial Statements; Prior Audited Financial Statements.
(a)    From the Execution Date to the Closing, the Company will make available to the Buyer, within 25 days of the end of the applicable monthly accounting period for the Company and its Subsidiaries, monthly unaudited consolidated balance sheets and related consolidated statements of income and cash flow of the Company and its Subsidiaries, on a consolidated basis, for each such monthly accounting period and, within 45 days after the end of the quarterly accounting period for any fiscal quarter of the Company and its Subsidiaries occurring after the date hereof and prior to the Closing, quarterly unaudited balance sheets and related statements of income of the Company and its Subsidiaries, on a consolidated basis, for such quarterly accounting periods (the “Interim Financial Statements”). The Interim Financial Statements will be prepared in accordance with GAAP and will fairly present in all material respects the financial position and operating results, equity and cash flows of the Company and its Subsidiaries as of, and for the periods ended on, the respective dates thereof. The Interim Financial Statements will be prepared in accordance with GAAP and will fairly present in all material respects the financial position and operating results, equity and cash flows of the Company and its Subsidiaries as of, and for the periods ended on, the respective dates thereof.
(b)    As promptly as practicable following the Execution Date, the Company will deliver to the Buyer an audited consolidated balance sheet of the Business as of January 31, 2015 and the related consolidated statements of income and cash flows for the 12 months then ended, together with an unqualified auditor’s opinion with respect thereto from KPMG LLP (the “2014 Audit”). From the Execution Date to the Closing, the Company will cooperate with the Buyer's reasonable requests in respect of the 2014 Audit and any other prior year audits, including by providing assistance in obtaining any necessary consents from KPMG LLP, Grant Thornton LLP or otherwise in connection with the preparation and filing of any Buyer SEC Report relating to the consummation of the transactions contemplated by the Transaction Documents.

ARTICLE VII
CONDITIONS TO CLOSING
7.1    Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):
(a)    Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed under the HSR Act shall have been obtained or made.
(b)    Governmental Restraints. No order, decree or injunction of any Governmental Authority shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Documents and no Proceeding by any Governmental Authority with respect to the transactions contemplated by the Transaction Documents shall be pending that seeks to restrain, enjoin, prohibit or delay the transactions contemplated by the Transaction Documents.
7.2    Conditions to Obligations of Buyer. The obligation of the Buyer to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Buyer (in the Buyer’s sole discretion):
(a)    Representations and Warranties of the Company. The representations and warranties of the Company in ARTICLE IV (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect,” or similar qualifiers), shall be true and correct on the date of this Agreement and as of the Closing Date as if remade on the Closing Date (except, in each case, for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such specific date), with only such failures to be so true and correct, taken as a whole, as have not resulted, and would not reasonably be expected to result in a Company Material Adverse Effect; provided, however, that the Company Fundamental Representations shall be true and correct in all respects as of the applicable dates referred to above.
(b)    Representations and Warranties of the Seller Parties. The representations and warranties of the Seller Parties in ARTICLE III (without giving effect to any “materiality,” “in all material respects,” “Seller Material Adverse Effect,” or similar qualifiers), shall be true and correct on the date of this Agreement and as of the Closing Date as if remade on the Closing Date (except, in each case, for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such specific date), with only such failures to be so true and correct, taken as a whole, as have not resulted, and would not reasonably be expected to result in a Seller Material Adverse Effect; provided, however, that the Seller Fundamental Representations shall be true and correct in all respects as of the applicable dates referred to above.

(c)    Performance by Seller Parties. The Seller Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller Parties on or prior to the Closing Date.
(d)    Performance by Company. The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.
(e)    No Company Material Adverse Effect. No events, circumstances, effects or changes have arisen or occurred since the date of this Agreement that have resulted, or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
(f)    Closing Certificates of the Principal Seller. The Buyer shall have received (i) a certificate, dated as of the Closing Date, signed by a Responsible Officer of the Principal Seller certifying that, to the best of such Responsible Officer’s knowledge, the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) (with respect to covenants and agreements of the Seller Parties) have been satisfied.
(g)    Closing Certificate of the Company.     The Buyer shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of the Company certifying that, to the best of such Responsible Officer’s knowledge, the conditions set forth in Sections 7.2(a), 7.2(c), 7.2(d), and 7.2(e) have been satisfied.
(h)    Closing Deliverables. The Seller Parties and the Company shall have delivered or caused to be delivered all of the closing deliveries set forth in Sections 2.4(b) and 2.4(c).
7.3    Conditions to Obligations of Seller Parties. The obligation of the Seller Parties to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Principal Seller (in the Principal Seller’s sole discretion):
(a)    Representations and Warranties. The representations and warranties of the Buyer in ARTICLE V (without giving effect to any “materiality,” “in all material respects,” “Buyer Material Adverse Effect,” or similar qualifiers), shall be true and correct on the date of this Agreement and as of the Closing Date as if remade on the Closing Date (except, in each case, for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such specific date), with only such failures to be so true and correct, taken as a whole, as have not resulted, and would not reasonably be expected to result in a Buyer Material Adverse Effect; provided, however, that the Buyer Fundamental Representations shall be true and correct in all respects as of the applicable dates referred to above.
(b)    Performance. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.

(c)    No Buyer Material Adverse Effect. No events, circumstances, effects or changes have arisen or occurred since the date of this Agreement that have resulted, or would reasonably be expected to result, individually or in the aggregate, in a Buyer Material Adverse Effect
(d)    Closing Certificate. The Principal Seller shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of the Buyer certifying that, to the best of such Responsible Officer’s knowledge, the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
(e)    Closing Deliverables. The Buyer shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 2.4(a) and in the other Transaction Documents.
ARTICLE VIII
TERMINATION RIGHTS
8.1    Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows:
(a)    By mutual written consent of the Principal Seller and the Buyer;
(b)    By either the Principal Seller or the Buyer if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree or judgment prohibiting the consummation of the transactions contemplated by this Agreement;
(c)    By either the Principal Seller or the Buyer in the event that the Closing has not occurred on or prior to July 31, 2017 (the “Termination Date”); provided, however, that (i) the Principal Seller may not terminate this Agreement pursuant to this Section 8.1(c) if such failure of the Closing to occur is due to the failure of any of the Seller Parties’ to perform and comply in all material respects with the covenants and agreements to be performed or complied with by the Seller Parties and (ii) the Buyer may not terminate this Agreement pursuant to this Section 8.1(c) if such failure of the Closing to occur is due to the failure of the Buyer to perform and comply in all material respects with the covenants and agreements to be performed or complied with by the Buyer;
(d)    By the Buyer if there shall have been a breach or inaccuracy of the Seller Parties’ or the Company’s representations and warranties in this Agreement or a failure by the Company or the Seller Parties to perform their respective covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 7.2(a) or 7.2(c), unless such failure is reasonably capable of being cured by the Termination Date, in which case, so long as the Company or the Seller Parties, as applicable, are using commercially reasonable efforts to cure such failure, the Company or the Seller Parties, as applicable, shall have 30 days (but in no event beyond the Termination Date) after receipt of notice from the Buyer of its intention to terminate this Agreement pursuant to this Section 8.1(d) to cure such failure before the Buyer may so terminate this Agreement; provided, however, that the Buyer may not terminate this Agreement pursuant to this Section 8.1(d) if (i) any of the Buyer’s representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 7.3(a) not to be satisfied or (ii) there has been, and continues to be, a failure by the Buyer to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 7.3(b) not to be satisfied;
(e)    By the Principal Seller if there shall have been a breach or inaccuracy of the Buyer’s representations and warranties in this Agreement or a failure by the Buyer to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 7.3(a) or 7.3(b), unless such failure is reasonably capable of being cured by the Termination Date, in which case, so long as the Buyer is using commercially reasonable efforts to cure such failure, the Buyer shall have 30 days (but in no event beyond the Termination Date) after receipt of notice from the Principal Seller of its intention to terminate this Agreement pursuant to this Section 8.1(e) to cure such failure before the Principal Seller may so terminate this Agreement; provided, however, that the Principal Seller may not terminate this Agreement pursuant to this Section 8.1(e) if (i) any of the Seller Parties’ or the Company’s representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 7.2(a) not to be satisfied or (ii) there has been, and continues to be, a failure by the Seller Parties to perform their covenants and agreements in such a manner as would cause the condition set forth in Section 7.2(c) not to be satisfied; or
(f)    By the Principal Seller, at any time subsequent to the date upon which the Closing is required to occur pursuant to Section 2.3, if (i) the conditions set forth in ARTICLE VII have been satisfied, or to the extent permitted, waived (other than conditions by their terms or nature are to be satisfied at the Closing); (ii) the Principal Seller and the Company have indicated in writing to the Buyer that all closing deliverables set forth in Sections 2.4(b) and 2.4(c) to be delivered by the Principal Seller and the Company to the Buyer at Closing will be so delivered and that the Seller Parties and the Company are ready, willing and able to proceed with the Closing (such notice, the “Satisfaction Notice”); provided that the Satisfaction Notice shall not constitute a waiver of any requirement that any condition be satisfied or waived at or prior to the Closing; and (iii) the Buyer shall have failed to consummate the Closing by the close of business on the fifth Business Day following the Buyer’s receipt of the Satisfaction Notice by reason of a failure of the consummation of the Financing.
(g)    Any Party desiring to terminate this Agreement pursuant to this Section 8.1 shall give written notice of such termination to the other Parties to this Agreement.
8.2    Effect of Termination.
(a)    In the event of the termination of this Agreement pursuant to Section 8.1, all rights and obligations of the Parties under this Agreement shall terminate, except for the provisions of this Section 8.2, ARTICLE X and Sections 6.7, 11.1, 11.3, 11.6, 11.8, 11.9 and 11.13; provided, however, that in the event this Agreement is terminated pursuant to Sections 8.1(c), 8.1(d), 8.1(e) or 8.1(f), nothing herein shall relieve any Party from any liability for any willful and intentional breach of this Agreement by such Party or for Fraud by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of any such willful and intentional breach or Fraud, at law and in equity, shall be preserved, including the right to recover reasonable attorneys’ fees and expenses. Except to the extent otherwise provided in the immediately preceding sentence or as provided in Section 8.2(b) below, the Parties agree that, if this Agreement is terminated, the Parties shall have no liability to each other under or relating to this Agreement.
(b)    In the event this Agreement is terminated by the Principal Seller pursuant to Section 8.1(f), then the Buyer shall, pay or cause to be paid to the Company a termination fee in immediately available funds in the amount of $21,000,000 (any such termination fee hereinafter referred to as the “Termination Fee”). The Buyer shall not be required to pay a termination fee to the Company in any circumstances other than as described in the immediately preceding sentence. The Buyer acknowledges and agrees that the Buyer’s payment of the Termination Fee will be considered liquidated damages and in the event of such payment, neither the Buyer, nor any Financing Source shall have any other liability for any breach by it of any of the representations, warranties, covenants or agreements set forth in this Agreement, except in the case of Fraud. Except in the case of Fraud, if the Termination Fee (x) is paid or (y) all of the conditions set forth in ARTICLE VII (other than those conditions which by their terms are only capable of being satisfied at the Closing) have been satisfied or, to the extent permitted, waived, and the proximate cause of the failure of the Closing to occur is the failure of the consummation of the Financing, (i) it shall be the sole and exclusive remedy of the Seller Parties, the Company and its Subsidiaries against the Buyer and any of its respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees or potential financing sources (including the Financing Sources) or their respective Affiliates (collectively, the “Buyer Parties”) with respect to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (including the Financing); and (ii) in no event will the Company or any of the Seller Parties seek, or have the right, to recover any other money damages or seek, or have the right to, any other remedy (including specific performance under Section 10.5) from any Buyer Party pursuant to this Agreement with respect to the Buyer’s failure to secure the Financing, regardless of whether such monetary damages or other remedies are based on a claim in law or equity, and all such claims are hereby waived.
ARTICLE IX
INDEMNIFICATION
9.1    Indemnification by the Seller Parties.
(a)    Subject to the terms of this ARTICLE IX, from and after the Closing, the Seller Parties shall indemnify and hold harmless the Buyer and its Affiliates and each of their respective direct or indirect members (including partners, shareholders and members of members), directors, officers, employees, consultants, representatives, agents and permitted assigns (collectively, the “Buyer Indemnitees”) to the fullest extent permitted by Law, from and against any losses, claims, penalties, fines, disbursements, damages, liabilities, amounts paid in settlement and costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred, arising out of or relating to:

(i)    any breach of any of the representations or warranties (in each case, when made) of the Seller Parties contained in ARTICLE III or the certification of the Seller Parties delivered to the Buyer pursuant to Section 7.2(f); and
(ii)    any breach of any of the covenants or agreements of the Seller Parties contained in this Agreement;
(b)    Subject to the terms of this ARTICLE IX, from and after the Closing, the Seller Parties shall indemnify and hold harmless the Buyer Indemnitees, from, against and in respect of any Losses incurred, arising out of or relating to:
(i)    any breach of any of the representations or warranties (in each case, when made) of the Company in ARTICLE IV or the certification of a Responsible Officer of the Company delivered to the Buyer pursuant to Section 7.2(g); and
(ii)    any breach by the Company prior to the Closing of any of the covenants or agreements of the Company contained in this Agreement.
9.2    Indemnification by Buyer. Subject to the terms of this ARTICLE IX, from and after the Closing, the Buyer shall indemnify and hold harmless the Seller Parties and their respective Affiliates and each of their respective direct or indirect members (including partners, shareholders and members of members), directors, officers, employees, consultants, representative, agents and permitted assigns (collectively, the “Seller Indemnitees” and, together with the Buyer Indemnitees, the “Indemnitees”), to the fullest extent permitted by law, from and against Losses incurred, arising out of or relating to:
(a)    any breach of any of the representations or warranties (in each case, when made) of the Buyer contained in this Agreement or the certification of a Responsible Officer of the Buyer delivered to the Principal Seller pursuant to Section 7.3(b); and
(b)    any breach of any of the covenants or agreements of the Buyer contained in this Agreement.
9.3    Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this ARTICLE IX or elsewhere in this Agreement, the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:
(a)    Mini-Basket.
(i)    The Seller Parties will not have any liability under Section 9.1(a)(i) or 9.1(b)(i) in respect of any individual Claim or series of related Claims unless and until such Claim or Claims involve Losses in excess of $50,000 (the “Mini-Basket”) to any Buyer Indemnitee; provided that the limitation set forth in this Section 9.3(a)(i) shall not apply to Losses arising from any breach or inaccuracy of the representations and warranties set forth in Sections 3.1, 3.2, 3.3(a), 3.5 and 3.7 (collectively, the “Seller Fundamental

Representations”) and the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.5, 4.17 and 4.20 (collectively, the “Company Fundamental Representations”).
(ii)    The Buyer will not have any liability under Section 9.2(a) in respect of any individual Claim or series of related Claims unless and until such Claim or Claims exceed the Mini-Basket; provided that the limitation set forth in this Section 9.3(a)(ii) shall not apply to Losses arising from any breach or inaccuracy of the representations and warranties set forth in Sections 5.1, 5.2, 5.5 and 5.11 (collectively, the “Buyer Fundamental Representations”).
(b)    Deductible.
(i)    The Seller Parties will not have any liability under Section 9.1(a)(i) or 9.1(b)(i) until the Buyer Indemnitees have suffered Losses in excess of $1,500,000 in the aggregate (the “Deductible”) arising from Claims under Section 9.1(a)(i) or 9.1(b)(i), and then the recoverable Losses under Sections 9.1(a)(i) and 9.1(b)(i) shall be limited to those that exceed the Deductible; provided that the limitation set forth in this Section 9.3(b)(i) shall not apply to Losses arising from any breach or inaccuracy of any Seller Fundamental Representation or any Company Fundamental Representation.
(ii)    The Buyer will not have any liability under Section 9.2(a) until the Seller Indemnitees have suffered Losses in excess of the Deductible arising from Claims under Section 9.2(a), and then the recoverable Losses under Section 9.2(a) shall be limited to those that exceed the Deductible; provided that the limitation set forth in this Section 9.3(b)(ii) shall not apply to Losses arising from any breach or inaccuracy of any Buyer Fundamental Representation.
(c)    Cap.
(i)    Other than in the case of Fraud, the Seller Parties’ liability under this ARTICLE IX shall not exceed and shall be satisfied solely from the Indemnification Escrow Amount (the “Cap”); provided that the limitation set forth in this Section 9.3(c)(i) shall not apply to (A) Losses arising from any breach or inaccuracy of any Seller Fundamental Representation or any Company Fundamental Representation; or (B) any indemnification obligation pursuant to any section of this Agreement other than Sections 9.1(a)(i) and 9.1(b)(i); provided, further, that in no event shall the Seller Parties’ aggregate liability arising under this Article IX exceed the sum of $135,000,000 plus the market value of the Specified Buyer Common Stock as of the market close on the Business Day immediately preceding the Closing Date.
(ii)    Other than in the case of Fraud, the Buyer’s aggregate liability under this ARTICLE IX shall not exceed the Cap; provided that the limitation set forth in this Section 9.3(c)(ii) shall not apply to (A) Losses arising from any breach or inaccuracy of any Buyer Fundamental Representation; or (B) any indemnification obligation pursuant to any section of this Agreement other than Section 9.2(a); provided, further, that in no event shall the Buyer’s aggregate liability arising under this ARTICLE IX exceed the sum of

$135,000,000 plus the market value of the Specified Buyer Common Stock as of the market close on the Business Day immediately preceding the Closing Date.
(d)    Survival; Claims Period.
(i)    The representations and warranties of the Parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the 18-month anniversary of the Closing Date other than the Seller Fundamental Representations, the Company Fundamental Representations (other than the representations and warranties set forth in Section 4.17), the Buyer Fundamental Representations, and the representations and warranties set forth in Section 4.13 and Section 4.17, in each case, which will survive for the applicable statute of limitations period (the date, if any, on which a representation or warranty contained herein so expires, the “Expiration Date”).
(ii)    Any covenants or agreements contained in this Agreement (whether in respect of pre-Closing or post-Closing period) shall survive until fully discharged.
(iii)    No indemnifying Party shall have any liability for indemnification claims made under this ARTICLE IX with respect to any breach of any representation or warranty unless a Claim Notice in respect of such claim is timely given in accordance with this Agreement on or prior to the applicable Expiration Date. If a Claim Notice has been timely given in accordance with this Agreement on or prior to the applicable Expiration Date, then the applicable representation or warranty shall survive as to such Claim until such Claim has been finally resolved.
(e)    Calculation of Losses. In calculating amounts payable to any Seller Indemnitee or Buyer Indemnitee (each such person, an “Indemnified Party”) for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy (other than the R&W Policy) with respect to such Losses (provided, however, that (A) the amount of any such payments shall be adjusted to account for the cost incurred by an Indemnified Party for increased insurance premiums (other than in connection with the R&W Policy) and (B) nothing contained herein or otherwise shall create any obligation on the part of any Indemnified Party to pursue any insurance recovery with respect to any Losses); and (ii) any prior or subsequent actual recovery by the Indemnified Party from any Person with respect to such Losses (provided, however, that nothing contained herein or otherwise shall create any obligation on the part of any Indemnified Party to pursue any such recovery with respect to any Losses). The amount payable to an Indemnified Party shall be reduced by (x) any insurance proceeds actually received by the Indemnified Party with respect to such Losses (net of reasonable out of pocket expenses incurred in obtaining such payments) and (y) indemnification or reimbursement payments actually received by the Indemnified Party from third parties with respect to such Losses (net of reasonable out of pocket expenses incurred in obtaining such payments).

(f)    Recovery. In the event that any Losses are suffered by any one or more Indemnified Parties for which any such Indemnified Party is entitled to indemnification under this ARTICLE IX and any such Indemnified Party is indemnified by an indemnifying Party with respect to such Losses, then such Losses shall be deemed to have been fully satisfied and shall no longer exist and, therefore, any further recovery by such Indemnified Party or any other Indemnified Party from any indemnifying Party for such same Losses would constitute an unintended “double” recovery and shall be prohibited under this Agreement. For the avoidance of doubt, this Section 9.3(f) is intended solely to preclude “double”‘ recovery for such same Losses, and nothing contained herein shall be construed to preclude recovery for different Losses caused or deemed to be caused by the same event or similar Losses incurred by multiple Indemnitees.
(g)    Waiver.
(i)    Notwithstanding any other provision of this Agreement, in no event shall any Party be liable for punitive, special, incidental, indirect, consequential or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, except for any such damages recovered by any third party against an indemnified Party in respect of which such indemnified Party would otherwise be entitled to indemnification pursuant to the terms hereof.
(ii)    Notwithstanding anything in this Agreement to the contrary, no representative or Affiliate of any Party (or any representative of any such Affiliate) in such capacity shall have any personal liability to any Party as a result of the breach of any representation, warranty, covenant, agreement or obligation in this Agreement or any certificate delivered pursuant to this Agreement. Each Party hereby waives, and shall cause each of its Affiliates to waive, any claims or other method of recovery, whether based in contract, tort or strict liability, or under applicable Law, against any such representative or Affiliate relating to the transactions contemplated by the Transaction Documents.
(iii)    Effective as of the Closing, White Deer hereby forever releases and discharges the Company, and the Company hereby forever releases and discharges White Deer, from the claims, demands, causes of action, Losses or liabilities arising prior to the Closing. Except as expressly provided in this Section 9.3(g), White Deer and the Company understands and agrees that this Section 9.3(g) shall not impair or otherwise adversely affect any other claims whether related to any period prior to the Closing Date or otherwise.
(h)    Sole and Exclusive Remedy; Escrow.
(i)    The remedies provided in this ARTICLE IX shall be the sole and exclusive legal remedies of the Parties, from and after the Closing, with respect to this Agreement and the transactions contemplated hereby, except for the remedies set forth in the letter agreement dated as of the Execution Date between the Principal Seller and the Buyer.
(ii)    Any indemnity amounts paid to a Buyer Indemnitee in accordance with this ARTICLE IX shall be paid first from the funds in the Indemnification Escrow

Account by delivery of joint written instructions from the Principal Seller and the Buyer to the Escrow Agent to pay to such Buyer Indemnitee an amount equal to the lesser of (A) the amount remaining in the Indemnification Escrow Account (without taking into account such release) and (B) the amount of such Claim submitted by the Buyer in accordance with this ARTICLE IX. Any amounts payable to a Buyer Indemnitee in excess of the amount remaining in the Indemnification Escrow Account (without taking into account such release) may be satisfied in cash or in Specified Buyer Common Stock, which shall have a market value measured as of the market close on the Business Day immediately preceding the date of final and conclusive settlement of the applicable claim; provided, that any amounts payable under the CVR Agreement shall be adjusted to reflect the reduced number of shares of Specified Buyer Common Stock held by the applicable Seller Party after satisfaction of such claim.
(iii)    On the Escrow Release Date, the Buyer and the Principal Seller shall prepare and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release all funds, if any held in the Indemnification Escrow Account held by the Escrow Agent less the aggregated amount of all Losses specified in any then-unresolved good faith claims for indemnification made pursuant to the terms of this Agreement and the Escrow Agreement to the Seller Parties.
9.4    Indemnification Procedures.
(a)    Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this ARTICLE IX, such Indemnitee must assert its claim for indemnification under this ARTICLE IX (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the indemnifying Party allegedly required to provide indemnification protection under this ARTICLE IX specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a Claim Notice will not relieve the indemnifying Party from liability hereunder with respect to such Claim except to the extent the indemnifying Party is materially prejudiced by such failure or delay and except as is otherwise provided herein, including in Section 9.3(d).
(b)    In the event of the assertion of any third party Claim for which, by the terms hereof, an indemnifying Party is obligated to indemnify an Indemnitee, the indemnifying Party will have the right, at such indemnifying Party’s expense, to assume the defense of same (so long as prior to assuming the defense of same, such indemnifying Party acknowledges its obligation to indemnify the indemnified Party in writing) including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee; provided, however, that in the event of the assertion of any third party Claim by a customer or supplier of the Company or its Subsidiaries for which, by the terms hereof, an indemnifying Party is obligated to indemnify an Indemnitee, the indemnifying Party shall not have the right to assume the defense of same, but rather the Indemnitee shall control the defense (although the indemnifying Party will have reasonable information and consultation rights in connection therewith and the Indemnitee not shall settle such Claim without the other indemnifying Party’s prior consent, such consent not to be unreasonably withheld, conditioned or delayed). If the indemnifying Party elects to assume the defense of any such third party Claim, it shall within 30 days notify the Indemnitee in writing of its intent to do so. The indemnifying Party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the indemnifying Party to a final conclusion or settled at the discretion of the indemnifying Party. The Indemnitee will be entitled, at its own cost, to participate with the indemnifying Party in the defense of any such Claim. If the indemnifying Party assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the indemnifying Party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event it is finally determined pursuant to the procedures set forth in ARTICLE X that the Claim was a matter for which the indemnifying Party is required to provide indemnification under the terms of this ARTICLE IX, the indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses). The Party in charge of the defense shall keep the other party reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If any Indemnitee desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.
(c)    Notwithstanding anything to the contrary in this Agreement, the indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnitee or imposes any continuing obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.
(d)    Any indemnity payments made under this Agreement shall be treated for all Tax purposes as an adjustment to the Final Cash Purchase Price unless otherwise required by applicable Law.
9.5    Materiality. For purposes of this ARTICLE IX, any failure of any representation or warranty set forth in this Agreement to be true and correct and any Losses arising out of or resulting from such failure shall be determined without giving effect to any qualifications regarding materiality, the use of the word “material” in the definitions of “Company Material Adverse Effect,” “Seller Material Adverse Effect” or similar qualifications contained in or otherwise applicable to such representation or warranty (but shall give effect to qualifications regarding Knowledge).
9.6    No Reliance.
(a)    THE REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES CONTAINED IN ARTICLE III AND OF THE COMPANY CONTAINED IN ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES AND THE COMPANY TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE REPRESENTATIONS OF BUYER CONTAINED IN ARTICLE V CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF BUYER TO THE SELLER PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO BUYER IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, EACH PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINIONS, INFORMATION, PROJECTIONS, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).
(b)    No Party nor any Affiliate of a Party shall assert or threaten, and each Party hereby waives and shall cause such Affiliates to waive, any claim or other method of recovery, in contract, in tort or under applicable Law, against any Person that is not a Party (or a successor to a Party) relating to the transactions contemplated by this Agreement.
ARTICLE X
CONSENT TO JURISDICTION
10.1    Sole and Exclusive Method for Resolution of Disputes. Any dispute arising out of or relating to this Agreement or any of the Transaction Documents shall be resolved in accordance with the procedures specified in this ARTICLE X, which shall be the sole and exclusive procedures for the resolution of any such disputes.
10.2    Negotiation Between Executives. The Parties involved in the dispute shall attempt to resolve the dispute between them promptly by negotiation between executives who have authority to settle the controversy and who are at a comparable or higher level of management than the persons who have been involved in the negotiation of this Agreement. Any Party may give the other Parties written notice of any dispute not resolved in the normal course of business; provided, however, that the requirements under this Section 10.2 shall fall away if there has been no resolution within 60 days after the delivery of the initial notice. Within 7 days after delivery of such notice, the receiving Party or Parties shall submit to the other a written response. The notice and response shall include (a) a statement of that Party’s position and a summary of the arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within 15 days after delivery of the initial notice, the executives of the Parties shall meet at a mutually acceptable time and place, and thereafter continue to meet as often as they reasonably deem necessary, to use their good faith and reasonable efforts to attempt to resolve the dispute. All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and any documents or information exchanged pursuant to the preceding sentence shall be returned immediately following the earlier of the conclusion of negotiations or the institution of litigation.
10.3    Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Delaware Court of Chancery, or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties also agrees that any final and non-appealable judgment against a Party in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
10.4    Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS AGREEMENT SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
10.5    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, except as otherwise provided by Section 8.2(b) each of the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the jurisdiction provided in Section 10.3 and all such rights and remedies at law or in equity may be cumulative, except as may be limited by ARTICLE IX and the following sentence. Notwithstanding anything to the contrary herein (other than as set forth in Section 8.2(b) of this Agreement), it is explicitly agreed that the Seller Parties shall be entitled to seek specific performance of the Buyer’s obligation to consummate the transactions contemplated by this Agreement only in the event that (a) all conditions in Sections 7.1 and 7.2 (other than those not satisfied primarily due to the Buyer’s failure to have performed its obligations under this Agreement) have been satisfied or, to the extent permitted, waived (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) at the time when the Closing is required to occur pursuant to Section 2.3; (b) all of the conditions to the consummation of the Financing have been satisfied (or, with respect to certificates to be delivered at the consummation of the Financing, are capable of being satisfied upon consummation) and the Financing is ready to be funded at the Closing; and (c) the Principal Seller has irrevocably confirmed that if specific performance is granted and the Financing is funded, then the Closing pursuant to ARTICLE II will occur. The Parties further agree that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.5 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
ARTICLE XI
GENERAL PROVISIONS
11.1    Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.
11.2    Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
11.3    Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, or sent by facsimile transmission, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier; (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; or (c) as of the date of facsimile transmission if sent by facsimile transmission; provided that a notice of a change of address shall be effective only upon receipt thereof:
If to the Seller Parties to:
RockPile Energy Holdings, LLC
c/o White Deer Management, LLC
700 Louisiana, Suite 4770
Houston, Texas 77002
Attention: James K. Meneely III
Facsimile: (713) 581-6901

with a copy to (which shall not constitute notice):
Vinson & Elkins LLP
666 Fifth Avenue, 26th Floor
New York, NY 10103-0040
Attention: Robert Seber, Esq.
Facsimile: (917) 849–5340

If to the Company to:
RockPile Energy Services, LLC
1050 17th Street, Suite 1200
Denver, CO 80265
Attention: Dustin M. Nygard
Facsimile: (303) 825-1389

If to the Buyer to:
Keane Group, Inc.
2121 Sage Road, Suite 370
Houston, TX 77056
Attention: Greg Powell and Kevin McDonald

with a copy to (which shall not constitute notice):
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Stuart D. Freedman, Esq.
Facsimile: (212) 593–5955

11.4    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that (a) the Buyer may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties to any Subsidiary (including the Company from and after the Closing) and (b) following the Closing, any of the Seller Parties may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties to a member of the Principal Seller in connection with the distribution (the “Permitted Distribution”) of the Specified Buyer Common Stock received by such Seller Party at the Closing to such member (provided that (i) Specified Buyer Common Stock received by the Seller Parties at the Closing shall not be distributed to more than 10 Persons, (ii) such Permitted Distribution may only be effected if consummated immediately following the Closing, (iii) each recipient of Specified Buyer Common Stock in connection with a Permitted Distribution shall be, and shall provide the Buyer with certification that (A) the recipient is an “accredited investor” and by reason of its own business and financial experience, the recipient has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of their respective investments in the Specified Buyer Common Stock and has the capacity to protect its own interests in connection with the Specified Buyer Common Stock and is able to bear the economic risk of such investment and (B) the recipient is not a “benefit plan investor” (as such term is defined in Section 3(423) of ERISA) and the recipient represents that the holding and any sale of the Specified Buyer Common Stock will not constitute a prohibited transaction under Code Section 4975 or ERISA Section 406, (iv) a proportional amount of the rights under the CVR Agreement in respect of the shares of Buyer Specified Common Stock that are the subject of the Permitted Distribution shall be transferred to the applicable recipient of the Permitted Distribution, it being understood and agreed that the rights of the Seller Parties under the CVR Agreement shall not be transferrable except in connection with a Permitted Distribution and subject to the requirements set forth in the CVR Agreement (v) the Seller Parties will consult with the Buyer and cooperate with its reasonable requests in connection with the structuring and execution of the Permitted Distribution, including by providing reasonably requested information about the recipient of any Permitted Distribution , (vi) the recipient and the Seller Party comply with the terms and conditions of the Company's transfer agent and registrar, American Stock Transfer and Trust Company and (vii) each recipient of Specified Buyer Common Stock in connection with a Permitted Distribution will sign a lock-up agreement in substantially the same form as the Lock-Up Agreement). Prior to effecting any Permitted Distribution, the Seller Parties shall deliver to the Buyer an agreement, in form reasonably satisfactory to the Buyer, whereby each recipient of Specified Buyer Common Stock in connection with such Permitted Distribution agrees to satisfy such Person’s pro rata portion of any indemnification obligations of the Seller Parties under this Agreement, and the Buyer shall be an express third party beneficiary of such agreement. Notwithstanding anything to the contrary herein, it is hereby acknowledged and agreed that the Buyer and, from and after the Closing, the Company may assign any of their respective rights under the Transaction Documents by way of security to any banks or holders of debt securities or financial institutions or hedge counterparties or any other Person, including the Financing Sources (collectively, the “Financiers”), lending money, providing credit or otherwise providing financing to any of the Buyer, the Company or any of their respective Affiliates, including any Financiers in connection with any and all subsequent re-financings. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.
11.5    Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of (a) the Parties and their successors and permitted assigns, (b) the Buyer Indemnitees and the Seller Indemnitees (solely with respect to such Persons’ rights to indemnification pursuant to ARTICLE IX) and (c) the Company Indemnitees (solely with respect to rights to indemnification pursuant to Section 6.15). Except as provided by the foregoing sentence, (x) none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates, and (y) no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.
11.6    Governing Law. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE,

WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OR PRINCIPLES THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
11.7    Entire Agreement. Except for the Confidentiality Agreement, which shall survive the execution of this Agreement, this Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.
11.8    Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, (a) such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction; and (b) the Parties shall promptly amend or otherwise modify this Agreement to replace any such provision contained herein that is held invalid, illegal or unenforceable with a valid and enforceable provision giving effect to the fullest extent permitted by applicable Law to the intent of the Parties.
11.9    Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
11.10    Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Seller Parties or the Buyer, as applicable that such information is required to be listed on such section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable or is material to or outside the ordinary course of the business of the Seller Parties or the Company, on the one hand, or the Buyer, on the other hand. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract).
11.11    Facsimiles; PDF; Counterparts. This Agreement may be executed by facsimile or PDF signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

11.12    Reserved.
11.13    Financing. Notwithstanding anything to the contrary contained in this Agreement:
(a)    The Buyer Parties, the Company, the Seller Parties and their respective Affiliates hereby (i) acknowledge that no Financing Source shall have any liability under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, in the case of the Company, the Seller Parties and their respective Affiliates, any dispute related to, or arising from, the Financing, the Commitment Letter, the Fee Letters or the performance thereof, (ii) waive any rights or claims that they may have against any Financing Source in connection with this Agreement and, in the case of the Company, the Seller Parties and their respective Affiliates, the Financing, the Commitment Letter or the Fee Letters, whether at law or equity, in contract, in tort or otherwise, and (iii) agree not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source in connection with this Agreement or the transactions contemplated hereby and, in the case of the Company, the Seller Parties and their respective Affiliates, the Financing, the Commitment Letter, the Fee Letters or the transactions contemplated thereby.
(b)    With respect to any dispute or proceeding against any Financing Source relating to this Agreement, the Financing, the Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, the parties hereto, on behalf of themselves and their related parties, (i) submit to the exclusive jurisdiction of the courts of the State of New York or federal courts of the United States of America, in each case, sitting in the Borough of Manhattan, and any appellate court from any thereof (the courts described in this clause (i), the “Applicable Courts”), and agree that all claims in respect of any such litigation may be heard and determined only in the Applicable Courts, (ii) waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any proceeding in any Applicable Court, (iii) waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such proceeding in any Applicable Court, and (iv) agree that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit in on the judgment or any other manner provided by Law.
(c)    Each Party hereto agrees that each Financing Source (i) shall be an intended third party beneficiary of (A) each of the provisions of Section 10.4 and this Section 11.13 and (B) each of the other provisions of this Agreement providing for a liability cap or other limitation on remedies and damages and (ii) shall be entitled to rely on and enforce any and all such provisions.
(d)    None of the provisions of this Agreement described in clause (c) above or any related definitions used in such provisions may be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, in a way that could reasonably be expected to be adverse to any Financing Source without the prior written consent of such Financing Source.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

ROCKPILE ENERGY HOLDINGS, LLC

By:	/s/ R. Curt Dacar
	Name:	R. Curt Dacar
	Title:	Chief Executive Officer

ROCKPILE MANAGEMENT NEWCO, LLC

By:	/s/ R. Curt Dacar
	Name:	R. Curt Dacar
	Title:	Chief Executive Officer

ROCKPILE ENERGY SERVICES, LLC

By:	/s/ R. Curt Dacar
	Name:	R. Curt Dacar
	Title:	Chief Executive Officer

KEANE GROUP, INC.

By:	/s/ Gregory L. Powell
	Name:	Gregory L. Powell
	Title:	President and Chief Financial Officer

SIGNATURE PAGE TO
PURCHASE AGREEMENT

EXHIBIT A

DEFINITIONS
“2014 Audit” is defined in Section 6.19(b).
“Acquired Interests” is defined in the recitals to this Agreement.
“Acquisition Transaction” is defined in Section 6.14.
“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Transaction” is defined in Section 4.20.
“Agreement” is defined in the preamble to this Agreement.
“Allocation” is defined in Section 2.6.
“Alternate Financing” is defined in Section 6.11(c).
“Antitrust Authority” is defined in Section 6.5(a).
“Antitrust Law” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws related to merger control or designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, in the United States.
“APA” means that certain Asset Purchase Agreement, dated as of September 8, 2016, by and between RockPile Energy Services, LLC, a Delaware limited liability company and the Company.
“Applicable Courts” is defined in Section 11.13.
“Applicable Date” means December 14, 2016, the date that the Buyer initially filed its Registration Agreement on Form S-1 with the SEC.
“Approved New Frac Fleet” means the capital assets described in reasonable detail on Annex II hereto.
“Approved New Frac Fleet Amount” means the costs and expenses, net of any pre-funding from customers, incurred by the Company and its Subsidiaries as set forth on Annex II, in respect of the Approved New Frac Fleet.

“Assumed Liabilities” means those liabilities expressly assumed by the Company in respect of the acquisition of the Purchased Assets under the Recent Acquisition Agreements.
“Audited Financial Statements” is defined in Section 4.10(a).
“Auditors” is defined in Section 2.5(b).
“Benefit Program” is defined in Section 4.18(a).
“Board” is defined in Section 2.2(e).
“Business” is defined in the Recitals.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable Laws.
“Buyer” is defined in the preamble to this Agreement.
“Buyer Benefit Plans” are defined in Section 6.12(c).
“Buyer Common Stock” is defined in Section 5.5(a).
“Buyer Disbursement” is defined in Section 2.5(c).
“Buyer Disclosure Schedule” means the disclosure schedule to this Agreement prepared by the Buyer and delivered to the Seller Parties on the Execution Date.
“Buyer Fundamental Representations” is defined in Section 9.3(a)(ii).
“Buyer Indemnitees” is defined in Section 9.1(a).
“Buyer Material Adverse Effect” means any circumstance, development, change, event, occurrence, state of affairs, or effect that individually or in the aggregate with any other circumstance, development, change, event, occurrence, state of affairs, or effect (a) has had or would reasonably be expected to have a material adverse effect on the Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, or materially impair or delay, the ability of the Buyer to consummate the transactions contemplated by this Agreement or otherwise perform in all material respects its obligations under this Agreement; provided, however, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Buyer Material Adverse Effect:
(a) any change in general economic, political or business conditions;
(b) changes resulting from acts of war or terrorism or any escalation or worsening of any such acts of war or terrorism threatened or underway as of the date of this Agreement;

(c) changes or developments in commodity prices or other factors generally affecting the oilfield services industry;
(d) any changes in accounting requirements or principles imposed by GAAP after the Execution Date;
(e) any changes in applicable Law after the Execution Date;
(f) changes in the hydraulic fracturing or oil field services industry that, in each case, generally affect companies in such industry;
provided that the incremental extent of any disproportionate change, event, occurrence, development, effect, condition, circumstance or matter described in clauses (a) through (f) with respect to the Buyer and its Subsidiaries, taken as a whole, relative to other similarly situated businesses in the hydraulic fracturing or oil field services industry may be considered and taken into account in determining whether there has been a Buyer Material Adverse Effect.
“Buyer Parties” is defined in Section 8.2(b).
“Buyer Preferred Stock” is defined in Section 5.5(a).
“Buyer SEC Reports” is defined in Section 5.6(b).
“Cap” is defined in Section 9.3(c).
“Capitalized Lease” is defined in Section 4.10(e).
“Certifications” means all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act.
“Claim” is defined in Section 9.4(a).
“Claim Notice” is defined in Section 9.4(a).
“Clean Team Agreement” means the agreement, dated as of April 19, 2017, by and between Cerberus Capital Management, L.P. and the Company.
“Closing” is defined in Section 2.3.
“Closing Cash Purchase Price” is defined in Section 2.2(a).
“Closing Date” is defined in Section 2.3.
“Closing Indebtedness” means the outstanding Indebtedness of the Company and its Subsidiaries as of the Closing Date (but excluding, for the avoidance of doubt, any Indebtedness incurred by the Buyer in connection with the transactions contemplated by this Agreement).
“Closing Statement” is defined in Section 2.5(b).

“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment Letter” is defined in Section 5.10(a).
“Company” is defined in the recitals to this Agreement.
“Company Fundamental Representations” is defined in Section 9.3(a)(i).
“Company Indemnitees” is defined in Section 6.16(a).
“Company LLC Agreement” means the Limited Liability Company Agreement of the Company, dated as of August 17, 2016, as amended by Amendment No. 1 to Limited Liability Company Agreement of the Company, dated as of September 12, 2016.
“Company Material Adverse Effect” means any circumstance, development, change, event, occurrence, state of affairs, or effect that individually or in the aggregate with any other circumstance, development, change, event, occurrence, state of affairs, or effect (a) has had or would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as whole, or (b) would reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the transactions contemplated by this Agreement or otherwise perform in all material respects any of its obligations under this Agreement; provided, however, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect:
(a) any change in general economic, political or business conditions;
(b) changes resulting from acts of war or terrorism or any escalation or worsening of any such acts of war or terrorism threatened or underway as of the date of this Agreement;
(c) changes or developments in commodity prices or other factors generally affecting the oilfield services industry;
(d) any changes in accounting requirements or principles imposed by GAAP after the Execution Date;
(e) any changes in applicable Law after the Execution Date; and
(f) changes in the hydraulic fracturing or oil field services industry that, in each case, generally affect companies in such industry;
provided that the incremental extent of any disproportionate change, event, occurrence, development, effect, condition, circumstance or matter described in clauses (a) through (f) with respect to the Company and its Subsidiaries, taken as a whole, relative to other similarly situated businesses in the hydraulic fracturing or oil field services industry may be considered and taken into account in determining whether there has been a Company Material Adverse Effect.

“Confidential Information” is defined in Section 6.10.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 15, 2017 between Buyer, White Deer and the Company.
“Consideration” is defined in Section 2.6.
“Contract” means any written agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement.
“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case, other than such liabilities that arise solely out of, or relate solely to, the Benefit Programs listed in Section 4.18(a) of the Seller Disclosure Schedule.
“Current Assets” means the sum of (i) the current assets of the Company and its Subsidiaries, determined in accordance with GAAP and in a manner consistent with the Working Capital Calculation, which excludes any cash or cash equivalents and (ii) without duplication of the amounts specified in clause (i), assets associated with long-term deferred revenue.
“Current Liabilities” equals the sum of (i) the current liabilities of the Company and its Subsidiaries (calculated without duplication of any Closing Indebtedness), determined in accordance with GAAP and in a manner consistent with the Working Capital Calculation, but excluding any amounts accrued but unpaid with respect to the Approved New Frac Fleet or the Reimbursed CapEx Amount and (ii) without duplication of the amounts specified in clause (i), liabilities associated with long-term deferred revenue.
“CVR Agreement” is defined in Section 2.4(a)(iii).
“D&O Tail Policy” is defined in Section 6.17.
“Data” shall mean all information and data, whether in printed or electronic form and whether contained in a database or otherwise, of the Company or its Subsidiaries used or held for use in the Business.
“Deal Bonus” is defined in Section 6.12(f).
“Deductible” is defined in Section 9.3(b)(i).
“Definitive Agreements” is defined in Section 6.11(a).
“DGCL” means the Delaware General Corporation Law.
“Employee” means an individual who is employed by the Company or any of its Subsidiaries as of the Closing Date, including any such employees who are not actively at work on the

Closing Date due to a leave of absence covered by the Family and Medical Leave Act of 1993 or any other authorized leave of absence.
“Employee Benefit Plan” is defined in Section 4.18(a).
“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.
“Environmental Claim” means any accusation, allegation, notice of violation, action, claim, lien, demand, order or directive made, brought or issued by any Governmental Authority or any other Person resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Substances at, in, by, from or related to the Real Property (in each instance in this definition, as defined for the purposes of Section 4.13 above) or the operations of the Company; (ii) the transportation, storage, treatment or disposal of Hazardous Substances in connection with the Real Property or the operations of the Company; (iii) the violation, or alleged violation, of any Environmental Laws or Environmental Permits relating to environmental matters connected with the Real Property or the operation of the Company; or (iv) any contractual obligations or other obligation to any Person for Environmental Costs and Liabilities.
“Environmental Costs and Liabilities” means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, Claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, and Environmental Remedial Action) arising from or under any Environmental Law or Environmental Claim.
“Environmental Laws” means any applicable federal, state or local law (including, without limitation, fundamental principles of common law), statute, code, ordinance, rule, regulation, Permit or other requirement relating to protection of the environment, natural resources, or public and employee health and safety (to the extent such health and safety relate to exposure to Hazardous Substances) and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Law, 49 U.S.C. § 5101, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., , the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq., and the Occupational Safety and Health Act, 29 U.S.C. §651, et seq., and the regulations promulgated pursuant thereto, and all analogous state or local statutes, including, but not limited to, the North Dakota Century Codes and Administrative Codes, Chapter 38-12, Chapter 61-28, Chapter 43-02-02, Chapter 43-02-03 (Oil & Gas) and Chapter 43-02-12 (Geophysical Exploration) in each case as amended as of the Closing Date.
“Equipment Leases” is defined in Section 4.9(a).

“Environmental Permit” means any permit, approvals, consents, licenses, exemptions and other authorizations, consents and approvals of or from any Governmental Authorities and required under any Environmental Law.
“Environmental Remedial Action” means any action, including, without limitation, required or voluntarily taken to (i) cleanup, remove, treat, or in any other way address any Hazardous Substance or other substance posing a risk to the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not migrate or endanger or threaten to endanger public health and welfare or the indoor or outdoor environment; (iii) preform pre-remedial studies and investigations or post-remedial monitoring and care with respect to environmental contamination; or (iv) bring any property owned, contracted to be owned, operated or leased by the Company or any of its Subsidiaries and the facilities located and operations conducted thereon into compliance with applicable Environmental Laws and Environmental Permits.
“Equity and Incentive Award Plan” means the Buyer’s Equity and Incentive Award Plan filed as Exhibit 10.6 to the Buyer’s Registration Statement filed on Form S-1 on December 14, 2016.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is , or was at the relevant time, a member of a group described in Sections 414(b),(c), (m) or (o) of the Code that includes the first entity, trade or business., or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agent” means American Stock Transfer & Trust Company, LLC, a New York limited liability trust company.
“Escrow Agreement” means the Agreement by and among the Seller Parties, Buyer and Escrow Agent, substantially in the form attached hereto as Exhibit D.
“Escrow Amount” means the Purchase Price Escrow Amount plus the Indemnification Escrow Amount.
“Escrow Release Date” means the date that is the eighteen (18) month anniversary of the Closing Date.
“Estimated Approved New Frac Fleet Amount” is defined in Section 2.5(a).
“Estimated Closing Indebtedness” is defined in Section 2.5(a).
“Estimated Transaction Expenses” is defined in Section 2.5(a).
“Estimated Working Capital” is defined in Section 2.5(a).

“Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital by an amount in excess of $3,000,000.
“Estimated Working Capital Excess” means the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital by an amount in excess of $3,000,000.
“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
“Excluded Liabilities” is defined in each Recent Acquisition Agreement.
“Execution Date” is defined in the preamble to this Agreement.
“Expiration Date” is defined in Section 9.3(d)(i).
“Fee Letters” is defined in Section 5.10(b).
“Final Allocation” is defined in Section 2.6.
“Final Cash Purchase Price” is defined in Section 2.5(b).
“Financial Statements” is defined in Section 4.10(a).
“Financiers” is defined in Section 11.4.
“Financing” is defined in Section 5.10(a).
“Financing Sources” means (w) any entities that have committed to provide or arrange or have otherwise entered into agreements in connection with the Financing, including the Lenders. and including pursuant to any joinder agreements with respect to the Commitment Letter and/or the Fee Letters, (x) any Affiliate of any Person described in the preceding clause (w), (y) any officers, directors, employees, controlling Persons, agents and representatives involved in the Financing, in each case of any Person described in the preceding clauses (w) and (x), and (z) the successors and assigns of any Person described in the preceding clauses (w), (x) and (y).
“Formation Date” means August 17, 2016.
“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a material fact.
“GAAP” means generally accepted accounting principles in the United States of America consistently applied.
“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States, any country, territory or jurisdiction outside of the United States or any state, local or other governmental subdivision thereof.

“Hazardous Substances” means any substance, material, or waste which is regulated by any Governmental Authority pursuant to Environmental Law, including, without limitation, any material, substance or waste that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, which includes petroleum, petroleum products (including, without limitation, crude oil and any fraction thereof), asbestos, asbestos-containing materials, lead, radon, ionizing and non-ionizing radioactive materials and substances, urea formaldehyde and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means (a) any of the following types of obligations (whether or not then due and payable) of, or guaranteed by, the Company or any of its Subsidiaries: (i) all outstanding indebtedness for borrowed money or with respect to deposits or advances of any kind; (ii) accrued interest payable with respect to Indebtedness referred to in clause (i); (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible); (iv) all obligations upon which interest charges are customarily paid (excluding current accounts payable in the ordinary course of business consistent with past practices); (v) all obligations under indentures or arising out of any financial hedging arrangements, (vi) for the deferred purchase price of property or services; (vii) all Capitalized Lease obligations; (viii) all other indebtedness of the types described herein of Persons secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company or any of its Subsidiaries, whether or not such indebtedness secured thereby has been assumed; and (ix) all obligations in respect of letters of credit (to the extent drawn); plus (b) all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other agreed payment obligations of the Company and its Subsidiaries (without any double counting) that would arise (whether or not then due and payable) if the aggregate amount of all such Indebtedness of the Company and its Subsidiaries were prepaid in full on the Closing Date (including, without limitation, if any item of Indebtedness cannot be repaid on or before the Closing Date (e.g., as a result of an irrevocable advance notice requirement), all interest on and other accretion of such item that occurs between the Closing Date and the earliest date that repayment may occur (e.g., if notice were delivered on the Closing Date) and all out of pocket fees and expenses incurred in connection with repayment of such Indebtedness of the Company and its Subsidiaries, whether or not due and payable, including, without limitation, any amounts owing to any trustee or advisors, but without double-counting with any amounts included in Indebtedness.
“Indemnification Escrow Account” is defined in Section 2.2(d)(ii).
“Indemnification Escrow Amount” means $1,500,000.
“Indemnified Party” is defined in Section 9.3(e).
“Indemnitees” is defined in Section 9.2.
“Intellectual Property Contracts” is defined in Section 4.14(a)(x).

“Intellectual Property Rights” means all intellectual property rights, including, without limitation, (a) patents, patent applications, patent disclosures and inventions, (b) Internet domain names, trademarks, Social Media, trade names, service marks, trade dress, trade names, logos and corporate names and registration and applications for registration of any item listed in clause (b), together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered), works of authorship and copyrightable works, and registrations and applications for registration of any item in this clause (c), (d) computer software (whether in source code, object code or other form), data, databases and any documentation related to any item listed in this clause, (e) trade secrets and other confidential information (including confidential and proprietary know how, ideas, formulas, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes, procedures and techniques, research and development information, drawings, blueprints, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (f) all rights of privacy and publicity, (g) other intellectual property rights and (h) copies and tangible embodiments thereof (in whatever form or medium).
“Interim Financial Statements” is defined in Section 6.19(a).
“Invoices” is defined in Section 2.4(b)(vii).
“IT Systems” shall mean the computer hardware, data processing systems, computer software, Internet websites and related content, networks and other peripherals used or held for use in the Business.
“Knowledge” means (a) with respect to the Company, the actual knowledge after reasonable inquiry of Curt Dacar, James Evans, Dustin Nygard, Paul George, Paul Able, Howard Rough and David Sobegheim; and (b) with respect to the Buyer, the actual knowledge after reasonable inquiry of James C. Stewart, Gregory Powell and Kevin McDonald.
“Law” means any law, statute, code, ordinance, order, rule, fundamental principle of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.
“Leased Real Property” is defined in Section 4.8(a).
“Leases” is defined in Section 4.8(a).
“Lenders” is defined in Section 5.10(a).
“Licensed Intellectual Property” means Intellectual Property Rights that the Company is licensed or otherwise permitted by other Persons to use.
“Lien” means, with respect to any property or asset, (i) any mortgage, pledge, security interest, lien, option, right of first refusal, right of first offer or other similar property interest or encumbrance in respect of such property or asset, and (ii) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases and other encumbrances on title to real or personal property.
“Lock-Up Agreement” is defined in Section 2.4(a)(ii).
“Losses” is defined in Section 9.1(a).
“LTE Report” is defined in Section 4.13(a)(v)(A).
“Market Area” means the United States of America and its territorial waters.
“Material Contracts” is defined in Section 4.14(b).
“Mini-Basket” is defined in Section 9.3(a)(i).
“Most Recent Balance Sheet Date” is defined in Section 4.10(a).
“Multiemployer Plan” is defined in Section 4.18(c)(iii).
“NYSE” means the New York Stock Exchange.
“Observer” is defined in Section 2.2(e).
“Observer Termination Event” is defined in Section 2.2(e).
“Organizational Documents” means, with respect to any Entity, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto (including, in the case of the Company, the Company LLC Agreement).
“O-Tex Agreements” means, collectively, the O-Tex Cementing Agreement and the O-Tex Fracing Agreement.
“O-Tex Cementing Agreement” is defined in Section 4.13(a).
“O-Tex Fracing Agreement” is defined in Section 4.13(a).
“Owned Intellectual Property” means any Intellectual Property Rights owned by the Company or any of its Subsidiaries.
“Owned Real Property” means each item of real property owned by the Company.
“Party” and “Parties” are defined in the preamble of this Agreement.
“Payoff Letters” means the letters provided by any Person to whom or which any Indebtedness or Transaction Expenses are owed setting forth the amount of, or the formula for the determination of, such Indebtedness or Transaction Expenses, as applicable, and the instructions for the payment of such Indebtedness or Transaction Expenses, as applicable, and acknowledging that upon payment of the amount set forth in such letter at the Closing, (x) such Person will have received all amounts due to such Person from the Company in respect of the Indebtedness or Transaction Expenses owed to such Person and (y) all Liens and guarantees relating to such underlying Indebtedness or Transaction Expenses will be automatically released and all actions reasonably necessary to evidence such release will be promptly taken by such Person.
“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.
“Permitted Distribution” is defined in Section 11.4.
“Permitted Liens” means (a) statutory Liens for current Taxes applicable to the assets of the Company or any of its Subsidiaries or assessments not yet due and payable or, if delinquent, that are being contested in good faith in appropriate proceedings in the normal course of business and for which adequate reserves have been taken in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, landlords’ and other similar liens arising or incurred in the ordinary course of business of the Company and its Subsidiaries and are not more than 30 days past due and have not been filed, recorded or registered in accordance with applicable Law, (c) Liens as may have arisen in the ordinary course of business of the Company and its Subsidiaries, none of which are material to the ownership, use or operation of the assets of the Company and its Subsidiaries, so long as such matters (x) are identified to the Buyer and (y) do not and would not reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Company and its Subsidiaries; (d) any state of facts which a current and accurate survey of any Real Property would show, and any easements, rights-of-way, restrictions, restrictive covenants, rights, leases, and other encumbrances on title to real or personal property filed of record that do not materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Company; (e) statutory Liens for obligations that are not delinquent, (f) Liens encumbering the fee interest of those tracts of Real Property encumbered by a rights-of-way, (g) legal highways, zoning and building laws, ordinances and regulations, that do not materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Company and its Subsidiaries and (h) any Liens with respect to assets of the Company and its Subsidiaries, which, together with all other Liens, do not materially detract from the value of the Company or materially interfere with the present use of the assets owned by the Company and its Subsidiaries or the conduct of the business of the Company and its Subsidiaries.
“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
“Post-Closing Taxable Period” means any taxable period beginning after the Closing Date and that portion of any Straddle Period from the day after the Closing Date to the end of such Straddle Period. The determination whether and to what extent an amount is attributable to a Post-Closing Taxable Period shall be made in accordance with Sections 6.18(c) and 6.18(e).
“Pre-Closing Taxable Period” means any taxable period ending on or before the Closing Date and that portion of any Straddle Period up to, and including, the Closing Date. The determination whether and to what extent an amount is attributable to a Pre-Closing Taxable Period shall be made in accordance with Sections 6.18(c) and 6.18(e).
“Predecessor Entity” means RockPile Energy Services, LLC, a Delaware limited liability company or any other Entity that owned or operated the Purchased Assets prior to the applicable Formation Date.
“Principal Seller” is defined in the preamble.
“Proceeding” means any civil, criminal or administrative actions, suits, investigations, arbitrations, mediations, claims, investigations or other proceedings.
“Proposed Allocation” is defined in Section 2.6.
“Purchase Price Escrow Account” is defined in Section 2.2(d)(i).
“Purchase Price Escrow Amount” means $1,400,000.
“Purchased Assets” means those assets acquired under the Recent Acquisition Agreements.
“Qualified Plan” is defined in Section 4.18(d).
“Real Property” is defined in Section 4.8(a).
“Recent Acquisition Agreements” means, collectively, the APA and the O-TEX APAs.
“Reimbursed CapEx Amount” means the costs and expenses incurred by the Company and its Subsidiaries as set forth in Annex III hereto.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, dispersal, migrating, injecting, escaping, leaching, dumping, or disposing on or into the indoor or outdoor environment.
“Remedial Action” is defined in Section 6.5(b).
“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“Restrictive Covenants Agreement” is defined in Section 2.4(a)(v).
“Retention Bonus” is defined in Section 6.12(e).
“R&W Policy” means that certain representations and warranties insurance policy (Policy No: ET111-000-207), procured by the Buyer and issued to the Buyer on the date hereof in respect of this Agreement.
“Satisfaction Notice” is defined in Section 8.1(f).
“Scheduled Permits” is defined in Section 4.16.
“SEC” means Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Section 6.12(e) Employee” is defined in Section 6.12(e).
“Section 6.12(f) Employee” is defined in Section 6.12(f).
“Seller Disclosure Schedule” means the disclosure schedule to this Agreement prepared by the Seller Parties and delivered to the Buyer on the Execution Date.
“Seller Fundamental Representations” is defined in Section 9.3(a)(i).
“Seller Indemnitees” is defined in Section 9.2.
“Seller Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of the Seller Parties to consummate the transactions contemplated by this Agreement or otherwise perform in all material respects any of its obligations under this Agreement.
“Seller Objection Notice” is defined in Section 2.5(b).
“Seller Parties” is defined in the preamble to this Agreement.
“Seller Party’s Interests” is defined in Section 3.5(a).
“Shared Expenses” is defined in Section 6.7.
“Social Media” means all proprietary social media identifiers for any social media sites, along with all other account and profile information and all administrator rights (including login information and passwords) for all third party social media sites, channels, pages, groups, blogs and lists, as well as all content uploaded or posted to such sites, and all follower, subscriber, and contact lists, together with all goodwill associated with any of the foregoing.
“Specified Buyer Common Stock” means 8,684,210 shares of the Buyer Common Stock.

“Stockholders’ Agreement” is defined in Section 2.4(a)(i).
“Straddle Period” is defined in Section 6.18(c).
“Subsidiary” means an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.
“Tangible Personal Property” shall mean all office equipment, machinery, equipment, supplies, vehicles, tractors, trailers, tools, spare parts, production supplies, furniture and fixtures and other items of tangible personal property owned by any of the Company or any of its Subsidiaries used primarily in connection with ownership, maintenance or operation of the Business.
“Target Working Capital” means $14,000,000.
“Tax” means any tax, charge, fee, levy, penalty, custom, duty or other governmental charge of any kind imposed by any United States federal, state, local or foreign taxing authority, including any excise, property, income, net receipts, profit, severance, production, use, license, employment, alternative or add-on minimum, ad valorem, stamp, sales, transfer, margin, franchise, payroll, escheat, unclaimed property, withholding, social security or other tax, including any interest, fine, addition to tax, penalties or additional amount attributable thereto.
“Tax Items” means all items of income, gain, loss, deduction and credit and other tax items.
“Tax Proceeding” is defined in Section 6.18(d).
“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any authority with respect to Taxes and including any supplement or amendment thereof.
“Termination Date” is defined in Section 8.1(c).
“Termination Fee” is defined in Section 8.2(b).
“Top Customers” is defined in Section 4.23(a).
“Top Suppliers” is defined in Section 4.23(b).
“Transaction Documents” means this Agreement, the Stockholders’ Agreement, the Escrow Agreement, the Lock-Up Agreement, the CVR Agreement, the Restrictive Covenants Agreement and any other document entered in connection with the transactions contemplated hereby.

“Transaction Expenses” means (a) all amounts owing (whether or not then due and payable) by the Company or any of its Subsidiaries or the Seller Parties as out-of-pocket advisory, broker, accounting, legal, investment banking and other professional fees incurred with respect to periods before the Closing in connection with the transactions contemplated by this Agreement; and (b)  any bonus, change-in-control, severance, retention or other transaction-related payments payable by the Company or any of its Subsidiaries as of or after the Closing to any employee of the Company or any of its Subsidiaries or any employee of any Affiliate of the Company or its Subsidiaries resulting from the consummation of the transactions contemplated herein (regardless of whether subject to a “single trigger” or “double trigger” provision), other than any severance or retention payments payable by the Company or any of its Subsidiaries arranged by Buyer and made effective at or after Closing but including any amounts payable pursuant to Section 6.12(g) to the extent paid by the Company or any of its Subsidiaries.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges, including penalties, interest and other charges with respect thereto, incurred in connection with the consummation of the transactions contemplated by the Transaction Documents.
“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.
“Unaudited Financial Statements” is defined in Section 4.10(a).
“White Deer” means White Deer Management LLC, a Delaware limited liability company.
“Working Capital” means, as of 12:01 a.m. New York time on the Closing Date, Current Assets minus Current Liabilities.
“Working Capital Calculation” shall mean the sample calculation of Working Capital set forth on Annex I hereto.
“Working Capital Deficit” means the amount, if any, by which the Target Working Capital exceeds the Working Capital by an amount in excess of $3,000,000.
“Working Capital Excess” means the amount, if any, by which the Working Capital exceeds the Target Working Capital by an amount in excess of $3,000,000.
“22nd Avenue Property” is defined in Section 4.13(a).

EXHIBIT B
FORM

AMENDED AND RESTATED
STOCKHOLDERS’ AGREEMENT
BY AND AMONG
KEANE GROUP, INC.
AND
HOLDERS OF STOCK OF KEANE GROUP, INC. SIGNATORY HERETO

Dated as of [●], 2017

i

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT
This Amended and Restated Stockholders’ Agreement (the “Agreement”) is made, dated as of [●], 2017 (the “Effective Date”), by and between Keane Investor Holdings LLC, a Delaware limited liability company (“Investor Holdco”), RockPile Holdco, the White Deer Holder (as defined herein) and Keane Group, Inc., a Delaware corporation (including any of its successors by merger, acquisition, reorganization, conversion or otherwise) (the “Company”).
WITNESSETH
WHEREAS, as of the date hereof, Investor Holdco and RockPile Holdco own Registrable Securities of the Company; and
WHEREAS, the parties desire to set forth certain rights of Investor Holdco, RockPile Holdco and the White Deer Holder with respect to the Company.
WHEREAS, the parties hereto now wish to amend and restate the Agreement in its entirety to reflect RockPile Holdco (and the other RockPile Holders) as shareholders in the Company and for certain other reasons.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Adverse Disclosure” means public disclosure of material non-public information that, in the Board of Directors’ good faith judgment, after consultation with independent outside counsel to the Company, would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement would not be materially misleading and would not be required to be made at such time but for the filing of such Registration Statement, but which information the Company has a bona fide business purpose for not disclosing publicly.
“Affiliate” shall mean any Person or entity, directly or indirectly controlling, controlled by or under common control with such Person or entity, including (i) a general partner, limited partner, or retired partner affiliated with such Person or entity, (ii) a fund, partnership, limited liability company or other entity affiliated with such Person or entity, (iii) a director, officer, stockholder, partner or member (or retired partner or member) affiliated with such Person or entity, or (iv) the estate of any such partner or member (or retired partner or member) affiliated with such Person or entity; provided that neither the Company nor any of its subsidiaries shall be deemed to be an Affiliate of the Holders.

“Agreement” has the meaning set forth in the preamble.
“Board of Directors” means the board of directors of the Company.
“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks located in New York, New York are required or authorized by law or executive order to be closed.
“Change of Control” means the occurrence of any of the following: (i) the sale, lease or transfer, in a single transaction or in a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any one Person or (ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) (other than the Equity Investors), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Company.
“Cerberus Representative” means Cerberus Capital Management, L.P., in its capacity as representative of the Cerberus Funds.
“Cerberus Funds” means, including any successors and permitted assigns, Cerberus International II Master Fund, L.P., Cerberus Institutional Partners, L.P. – Series Four, Cerberus Institutional Partners V, L.P., Cerberus CP Partners, L.P., Cerberus MG Fund, L.P., CIP VI Overseas Feeder, Ltd. and CIP VI Institutional Feeder, L.P.
“Cerberus Holder” means any Cerberus Fund that is a Holder.
“Class A Units” has the meaning set forth in Section 4.02(a).
“Company” has the meaning set forth in the preamble.
“Company Public Sale” has the meaning set forth in Section 3.03(a).
“Company Share Equivalent” means securities exercisable or exchangeable for, or convertible into, Company Shares.
“Company Shares” means the shares of common stock, par value $0.01 per share, of the Company, any Equity Securities into which such shares of common stock shall have been changed, or any Equity Securities resulting from any reclassification, recapitalization, reorganization, merger, consolidation, conversion, stock or other equity split or dividend or similar transactions with respect to such shares of common stock or such other Equity Securities.
“Conversion Event” has the meaning set forth in Section 4.08(b).

2

“Conversion Securities” has the meaning set forth in Section 4.08(b).
“Conversion Securities Issuer” has the meaning set forth in Section 4.08(b).
“Defaulted Payment Amount” has the meaning set forth in Section 4.02(a).
“Demand Company Notice” has the meaning set forth in Section 3.01(c).
“Demand Notice” has the meaning set forth in Section 3.01(a).
“Demand Party” has the meaning set forth in Section 3.01(a).
“Demand Registration” has the meaning set forth in Section 3.01(a).
“Demand Registration Statement” has the meaning set forth in Section 3.01(a).
“Demand Suspension” has the meaning set forth in Section 3.01(d).
“Director Requirements” means with respect to an individual, that such individual must be qualified and suitable to serve as a member of the Board of Directors under all applicable corporate governance policies and guidelines of the Company and the Board of Directors and subject to any employment agreement or other agreement with an employee, and all applicable legal, regulatory and stock exchange requirements (other than any requirements contained in the Section 303A of the New York Stock Exchange Listed Company Manual regarding director independence).
“Effective Date” has the meaning set forth in the preamble.
“Eligibility Notice” has the meaning set forth in Section 3.02(a).
“Equity Investors” means (i) the Sponsors, and any other funds or managed accounts advised or managed by any Sponsor or one of a Sponsor’s Affiliates, (ii) any Person that has no material assets other than the capital stock of the Company or a direct or indirect parent of the Company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Equity Investor specified in clause (i) above, holds more than 50% of the total voting power of the Voting Stock thereof, and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Equity Investor specified in clause (i) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Company (a “Permitted Group”), so long as (1) each member of the Permitted Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than an Equity Investor specified in clause (i) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Group.
“Equity Securities” means, as applicable, (i) any capital stock, membership interests or other equity interest of any Person; (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other equity

3

interest of any Person; or (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests or other equity interest of any Person or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other equity interest of any Person.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
“Excluded Company Shares” has the meaning set forth in Section 2.03(a).
“Family Member” means, with respect to any specified natural person (including any entities or trusts formed for estate or family planning purposes by such specified natural person), (i) any parent, child, descendant or sibling of such natural person or of such natural person’s spouse (including relationships resulting from adoption) or (ii) the spouse of such natural person or of any person covered by clause (i).
“Final Payment Date” has the meaning set forth in Section 4.02(a).
“FINRA” means the Financial Industry Regulatory Authority.
“Form S-1” means a registration statement on Form S-1 under the Securities Act, or any comparable or successor form or forms thereto.
“Form S-3” means a registration statement on Form S-3 under the Securities Act, or any comparable or successor form or forms thereto.
“Governmental Entity” means any federal, state, local or foreign governmental, administrative, judicial or regulatory agency, commission, court, body, entity or authority.
“Holder” means any holder of Registrable Securities that is a party hereto and/or any Permitted Assignee that succeeds to rights hereunder pursuant to Section 4.08.
“Implied Default Valuation” has the meaning set forth in Section 4.02(a).
“Initial S-3 Holder” has the meaning set forth in Section 3.02(a).
“Initiating Shelf Take-Down Holder” has the meaning set forth in Section 3.02(e)(i).
“Investor Holdco” has the meaning set forth in the preamble.
“IPO” means the initial public offering of Company Shares on Form S-1 (Registration No. 333-215079) under the Securities Act consummated on January 25, 2017.
“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of Registrable Securities.

4

“Keane Party” or “Keane Parties” has the meaning set forth in the definition of “Sponsor”.
“Keane Representative” means S&K Management Services, LLC as representative of the Keane Parties.
“Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding of any Governmental Entity.
“Lockup Period” means the period beginning on the date hereof until July 18, 2017.
“Long-Form Registration” has the meaning set forth in Section 3.01(a).
“Loss” or “Losses” has the meaning set forth in Section 3.09(a).
“Majority Holders” means the Holders of a majority of the Registrable Securities as determined from time to time.
“Market Area” means the United States of America and its territorial waters.
“Marketed Underwritten Offering” means any Underwritten Offering (including a Marketed Underwritten Shelf Take-Down, but, for the avoidance of doubt, not including any Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down) that involves a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters over a period of at least 48 hours.
“Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 3.02(e)(iii).
“Marketed Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 3.02(e)(iii).
“Non-Participating Holder” has the meaning set forth in Section 2.03(a).
“Observer” has the meaning set forth in Section 2.01(h).
“Observer Termination Event” means (i) RockPile Holdco’s, White Deer’s or any of their respective Affiliate’s acquisition of or agreement to acquire a controlling interest in any Person or business or (ii) entry into or engagement by any Person in which RockPile Holdco, White Deer or any of their respective Affiliates has a controlling interest in any business, in either case that competes directly with the Company, RockPile Energy Holdings, LLC or any of their respective Subsidiaries in the hydraulic fracturing business in the Market Area, provided, for the avoidance of doubt, there shall be no Observer Termination Event as a result of any controlling interest held by RockPile Holdco, White Deer or any of their respective Affiliates in O-Tex Holdings, Inc. or Patriot Well Solutions LLC to the extent such interest was acquired prior to the Effective Date.

5

“Other Selling Holders” has the meaning set forth in Section 2.03(a).
“Participating Holder” means, with respect to any Registration, any Holder of Registrable Securities covered by the applicable Registration Statement.
“Participating Majority” has the meaning set forth in Section 3.04(b).
“Permitted Assignee” has the meaning set forth in Section 4.08.
“Permitted Distribution” has the meaning set forth in the RockPile Purchase Agreement.
“Permitted Group” has the meaning set forth in the definition of “Equity Investors”.
“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.
“Piggyback Registration” has the meaning set forth in Section 3.03(a).
“Purchase Price” has the meaning set forth in Section 4.02(a).
“Pro Rata Percentage” means, as of any date, with respect to a Holder, a number of Registrable Securities equal to (i) the number of Registrable Securities held by such Holder as of such date divided by (ii) the number of Registrable Securities held by all Holders requesting to include Registrable Securities in a Registration Statement.
“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.
“Registrable Securities” means any Company Shares now owned or hereafter acquired by a Holder; provided, however, that any such Company Shares shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Company Shares has been declared effective under the Securities Act and such Company Shares have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (ii) such Company Shares have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 or Rule 145 of the Securities Act (or any successor rule), or (iii) such Company Shares cease to be outstanding. For the avoidance of doubt, it is understood that, with respect to any Registrable Securities for which a Holder holds vested but unexercised options or other Company Share Equivalents at such time exercisable for, convertible into or exchangeable for Company Shares, to the extent that such Registrable Securities are to be sold pursuant to this Agreement, such Holder must exercise the relevant option or exercise, convert or exchange such other relevant Company Share Equivalent and transfer the underlying Registrable Securities (in each case, net of any amounts required to be withheld by the Company in connection with such exercise).

6

“Registration” means a registration with the SEC of the Company’s securities for offer and sale to the public under a Registration Statement. The terms “Register” and “Registered” shall have correlative meanings.
“Registration Expenses” has the meaning set forth in Section 3.08.
“Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.
“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.
“RockPile Holdco” means RockPile Energy Holdings, LLC, a Delaware limited liability company.
“RockPile Holders” means, collectively, RockPile Holdco, the White Deer Holder and the other Seller Parties, in each case, if such Person holds Registrable Securities received in connection with a Permitted Distribution, have delivered a joinder to the RockPile Purchase Agreement in the form set forth thereto and have delivered a lock-up agreement in the form set forth in the RockPile Purchase Agreement.
“RockPile Lockup Period” has the meaning set forth in the letter, dated the date hereof, delivered by RockPile Energy Holdings, LLC to Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters, and Keane Group, Inc.
“RockPile Purchase Agreement” means the Purchase Agreement, dated May [●], 2017, by and among the Company, RockPile Holdco and RockPile Management Newco, LLC, RockPile Energy Services, LLC.
“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.
“S-3 Eligibility Date” has the meaning set forth in Section 3.02(a).
“S-3 Shelf Notice” has the meaning set forth in Section 3.02(a).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

7

“Sell-Down” has the meaning set forth in Section 2.03(a).
“Sell-Down Notice” has the meaning set forth in Section 2.03(a).
“Seller Parties” has the meaning set forth the RockPile Purchase Agreement.
“Shelf Holder” has the meaning set forth in Section 3.02(c).
“Shelf Notice” has the meaning set forth in Section 3.02(c).
“Shelf Period” has the meaning set forth in Section 3.02(b).
“Shelf Registration” means a Registration effected pursuant to Section 3.02.
“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (i) Form S-3 or (ii) if the Company is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1, in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any successor provision) covering all or any portion of the Registrable Securities, as applicable.
“Shelf Suspension” has the meaning set forth in Section 3.02(d).
“Shelf Take-Down” has the meaning set forth in Section 3.02(e)(i).
“Short-Form Registration” has the meaning set forth in Section 3.01(a).
“Special Registration” has the meaning set forth in Section 3.12.
“Sponsor” means individually and collectively, (a) the Cerberus Funds taken as a group (b) Trican, and (c) SJK Family Limited Partnership, LP (“SJK”), KCK Family Limited Partnership, LP (“KCK”), Tim Keane (“TK”), Brian Keane (“BK”), SJ Keane Family Trust (“SK”), Jacquelyn Keane (“JK”), Cindy Keane (“CK”) and KC Family Trust (“KK” and, together with SJK, KCK, TK, BK, SK, JK and CK, each, a “Keane Party” and collectively, the “Keane Parties”) taken as a group.
“Subsidiary” of a Person means any corporation, partnership, limited liability company, trust and other entity, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, legally or beneficially, owns (i) a right to a majority of the profits of such entity; or (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.
“Transaction Transfer Restrictions” has the meaning set forth in Section 2.03(a).
“Trican” means Trican Well Service, L.P.
“Trican Parent” means Trican Well Service Ltd. and such other successors thereto as the ultimate parent entity of Trican from time to time.

8

“Trican Purchase Agreement” means that certain Asset Purchase Agreement, dated January 25, 2016, by and among the Keane Group Holdings, LLC, Trican, Trican Parent, TriLib Management LLC, Trican LLC and Keane Frac, LP, pursuant to which, among other things, Keane Group Holdings, LLC and/or Keane Frac, LP purchased certain assets of Trican in exchange for cash and certain equity interests in Keane Group Holdings, LLC on the terms and conditions set forth therein.
“Underwritten Offering” means a Registration in which securities of the Company are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.
“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 3.02(e)(ii).
“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“White Deer” means White Deer Management LLC.
“White Deer Holder” means WDE RockPile Aggregate, LLC.
Section 1.02    Other Interpretive Provisions.
(a)    In this Agreement, except as otherwise provided:
(i)    A reference to an Article, Section, Schedule or Exhibit is a reference to an Article or Section of, or Schedule or Exhibit to, this Agreement, and references to this Agreement include any recital in or Schedule or Exhibit to this Agreement.
(ii)    The Schedules form an integral part of and are hereby incorporated by reference into this Agreement.
(iii)    Headings and the Table of Contents are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.
(iv)    Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine and vice versa, and words importing persons include corporations, associations, partnerships, joint ventures and limited liability companies and vice versa.
(v)    Unless the context otherwise requires, the words “hereof” and “herein”, and words of similar meaning refer to this Agreement as a whole and not to any particular Article, Section or clause. The words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”
(vi)    A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof and any legislative provision substituted therefor.

9

(vii)    All determinations to be made by any Holder hereunder may be made by such Holder in its sole discretion, and such Holder may determine, in its sole discretion, whether or not to take actions that are permitted, but not required, by this Agreement to be taken by such Holder, including the giving of consents required hereunder.
(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intention or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
ARTICLE II

HOLDERS’ RIGHTS
Section 2.01.    Board Representation.
(a)    For so long Investor Holdco has beneficial ownership of less than 50% but at least 35% of the aggregate number of Company Shares then outstanding, Investor Holdco shall have the right to designate to the Board of Directors a number of individuals who satisfy the Director Requirements equal to one director fewer than 50% of the size of the Board of Directors at any time (rounded up to the next whole number).
(b)    For so long as any Holder has beneficial ownership of less than 35% but at least 20% of the aggregate number of Company Shares then outstanding, such Holder shall have the right to designate to the Board of Directors a number of individuals who satisfy the Director Requirements equal to the greater of (A) three or (B) 25% of the size of the Board of Directors at any time (rounded up to the next whole number).
(c)    For so long as any Holder has beneficial ownership of less than 20% but at least 15% of the aggregate number of Company Shares then outstanding, such Holder shall have the right to designate to the Board of Directors a number of individuals who satisfy the Director Requirements equal to the greater of (A) two or (B) 15% of the size of the Board of Directors at any time (rounded up to the next whole number).
(d)    For so long as any Holder has beneficial ownership of less than 15% but at least 10% of the aggregate number of Company Shares then outstanding, such Holder shall have the right to designate to the Board of Directors one individual who satisfies the Director Requirements.
(e)    For so long as a Holder is entitled to designate any individuals to the Board of Directors pursuant to this Section 2.01, the Company shall take all action reasonably available to it to cause such individual(s) (or any replacement designated by such Holder) to be included in the slate of nominees recommended by the Board of Directors to the Company’s stockholders for election as directors at each annual meeting of the stockholders of the Company (and/or in connection with any election by written consent) and the Company shall use the same efforts to cause the election of such nominee(s) as it uses to cause other nominees recommended

10

by the Board of Directors to be elected, including soliciting proxies in favor of the election of such nominee(s).
(f)    Until immediately prior to the time at which Investor Holdco ceases to collectively have beneficial ownership of at least 50% of the aggregate number of Company Shares then outstanding, Investor Holdco shall vote its Company Shares to set the size of the Board of Directors at 11 individuals. For so long as Investor Holdco has beneficial ownership of less than 50% but at least 35% of the aggregate number of Company Shares then outstanding, Investor Holdco shall, unless otherwise determined by the management board of Investor Holdco in accordance with the operating agreement of Investor Holdco, cause its individuals designated to the Board of Directors to vote in favor of maintaining the size of the Board of Directors at 11 individuals.
(g)    In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of a director nominated or designated pursuant to this Section 2.01, or in the event of the failure of any such nominee to be elected, the Holder who nominated or designated such director shall have the right to designate a replacement who satisfies the Director Requirements to fill such vacancy. The Company shall take all action reasonably available to it to cause such vacancy to be filled by the replacement so designated, and, to the extent permitted under the Certificate of Incorporation and By-Laws of the Company then in effect, the Board of Directors shall promptly elect such designee to the Board of Directors.
(h)    As of and after the Effective Date, each of the Cerberus Representative, Trican and the Keane Representative, acting on behalf of the Keane Parties beneficially owning (directly or through Investor Holdco) in excess of 50% of the Company Shares then beneficially owned (directly or through Investor Holdco) by the Keane Parties, respectively, shall be entitled to, at its option, designate up to two individuals in the capacity of non-voting observers (each, an “Observer”) to the Board of Directors. As of and after the Effective Date, RockPile Holdco shall be entitled to at its option (i) designate one individual in the capacity of Observer to the Board of Directors or (ii) assign its right to designate an Observer to the Board of Directors to the White Deer Holder in connection with a distribution of Company Shares by RockPile Holdco to the White Deer Holder. The appointment and removal of any Observer shall be by written notice to the Board of Directors.
(i)    Notwithstanding anything to the contrary, following the Effective Date: (A) if the Keane Parties as a group, directly or indirectly though Investor Holdco, cease to beneficially own at least 50% of the Company Shares beneficially owned by the Keane Parties as of the Effective Date, the Keane Parties shall no longer have any right to appoint Observers under Section 2.01(h) and shall cause such individuals designated by them to immediately resign; (B) if Trican, directly or indirectly though Investor Holdco, ceases to beneficially own at least 25% of the Company Shares beneficially owned by Trican as of the Effective Date, Trican shall no longer have any right to appoint Observers under Section 2.01(h) and shall cause such individuals designated by them to immediately resign; and (C) upon the earlier of (i) the RockPile Holders ceasing to beneficially own at least 50% of the Company Shares beneficially owned by RockPile Holders as of the Effective Date and (ii) an Observer Termination Event, RockPile Holdco or the White Deer Holder, as applicable, shall no longer have any right to

11

appoint Observers under Section 2.01(g) and shall cause such individuals designated by them to immediately resign. RockPile Holdco or the White Deer Holder, as applicable, shall provide prior written notice to the Company of any event that constitutes, or would reasonably be expected to constitute, an Observer Termination Event.
(j)    An Observer may attend any meeting of the Board of Directors, provided, that no Observer shall have the right to vote or otherwise participate in the Board of Directors meeting in any way other than to observe any applicable meeting of the Board of Directors. Observers shall be provided advance notice of each meeting of the Board of Directors in the same manner and at the same time as the other members of the Board of Directors and shall be given copies of all documents, materials and other information as and when given to other members of the Board of Directors, provided that the Observer shall have executed a non-disclosure and confidentiality agreement and such other acknowledgments and agreements reasonably satisfactory to the Board of Directors. Notwithstanding the foregoing, the Observer shall be excluded from attending any meeting of the Board of Directors or receiving any materials to the extent necessary to preserve attorney-client privilege, to safeguard highly proprietary or classified information, in the case of any conflict of interest involving such Observer or as otherwise deemed necessary or advisable by the Board of Directors. The Board of Directors or any committee thereof shall have the right to exclude an Observer from any meeting or portion thereof in the sole discretion of a majority of the members in attendance at such meeting. Each Observer shall be a natural person.
Section 2.02.    Voting.
(a)    Prior to the distribution by Investor Holdco of all (but not less than all) of its Registrable Securities to its members, each member of Investor Holdco and their respective Permitted Assignees (including recipients of Registrable Securities from Investor Holdco pursuant to the provisions of Section 2.03) agrees, with respect to all of such Person’s Company Shares held by any of such members as of the date hereof, to vote such Person’s Company Shares as instructed by Investor Holdco. Each member of Investor Holdco (other than Investor Holdco) and each of their respective Permitted Assignees, shall take all other necessary or desirable actions within such Person’s control (including, without limitation, attending meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) to effect the voting of such Person’s Company Shares in accordance with this provision.
(b)    To secure each member of Investor Holdco’s (and their respective Permitted Assignees) obligations to vote their respective Company Shares in accordance with Section 2.02(a) of this Agreement, each such Person hereby appoints an officer of Investor Holdco designated by the management board of Investor Holdco, as such Person’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Person’s Company Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Person if, and only if, such Person fails to vote all of such Person’s Company Shares or execute such other instruments in accordance with the provisions of this Agreement within five days of Investor Holdco’s written request for such Person’s written consent or signature. The proxy and power granted by each Person pursuant to this Section 2.02(b) are coupled with an interest and are given to secure

12

the performance of such Person’s duties under this Agreement, provided, that the proxy and power set forth in this Section 2.02(b) shall not be used to affect an Other Selling Holder’s (as defined in Section 2.03(a)) election to not participate in a Sell Down (as defined in Section 2.03(a)). Each such member of Investor Holdco (and their respective Permitted Assignees) agrees to execute an irrevocable proxy in favor the designated individual as and when identified, if requested by Investor Holdco. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any such Person is an individual, will survive the death, incompetency and disability of such party or any other individual holder of any Person’s Company Shares, as the case may be, and, so long as such Person is an entity, will survive the merger or reorganization of such party or any other entity holding any of a Person’s Company Shares.
Section 2.03.    Investor Holdco Sell-Downs; Distributions of Investor Holdco Company Shares. In the event Investor Holdco proposes to effect a private block sale or resale or to demand or participate in a registered offering of Company Shares held by Investor Holdco (which such sale shall be proportionate among members of Investor Holdco) (a “Sell-Down”), Investor Holdco shall promptly provide written notice to (i) each Holder other than the RockPile Holders and (ii) each equityholder of Investor Holdco (collectively, the “Other Selling Holders”), specifying the number and percentage of Company Shares then held by Investor Holdco to be sold in such Sell-Down, the number of Company Shares each Other Selling Holder shall be obligated to sell in such Sell Down (calculated on a pro rata basis based on such Other Selling Holder’s beneficial ownership of Company Shares) and all other material terms and conditions of the Sell-Down (the “Sell-Down Notice”). Each Other Selling Holder shall be obligated to participate in such Sell-Down, unless such Other Selling Holder delivers a written notice to Investor Holdco by the close of business on the date which is 10 Business Days after the Sell-Down Notice is delivered to such Other Selling Holder, which such notice shall include the number of Company Shares such Other Selling Holder elects to exclude from such Sell-Down (the “Excluded Company Shares”, and such notifying Other Selling Holder, the “Non-Participating Holder”). Any Other Selling Holder that does not deliver such notice shall be obligated to participate in the Sell Down with respect to the number of Company Shares set forth in the Sell-Down Notice. If any Other Selling Holder does not participate in such Sell-Down, Investor Holdco shall, unless prohibited by applicable Law, promptly distribute the Excluded Company Shares to the Non-Participating Holder, provided, that (i) the Non-Participating Holder complies with the provisions of Section 2.03(b) and (ii) the Excluded Company Shares shall be subject to the same restrictions on voting, transfer, market stand-off and lock-up provisions to which the Company Shares of Investor Holdco to be sold in the Sell-Down are subject in this Agreement and/or with respect to such Sell-Down (the “Transaction Transfer Restrictions”). Subject to compliance with applicable Law, the Excluded Company Shares may be sold or otherwise disposed of by a Non-Participating Holder so long as no Transaction Transfer Restriction period is in effect. Investor Holdco shall provide further notice to such Non-Participating Holder or its representatives of its intention to effect a Sell-Down not more than 30 calendar days prior to the intended date for the completion of such Sell-Down, in which event the Non-Participating Holder, after receiving notice of such Sell-Down, shall (notwithstanding its earlier election in respect of Excluded Company Shares) have the right to participate in such Sell-Down with Investor Holdco on the same terms and conditions as Investor Holdco pro rata based on the Non-Participating Holder’s beneficial ownership of Company Shares, and, if not

13

participating in such Sell-Down, shall not sell or otherwise dispose of the Excluded Company Shares (or other Company Shares beneficially owned by such holder) during such 30 calendar day period following delivery of such notice and such longer transfer, market stand-off or lock up provision that Investor Holdco shall become subject to in connection with such Sell-Down.
(a)    Any Person who receives a distribution of Company Shares shall, to the extent not already a party hereto, execute and deliver a joinder agreement, in form and substance reasonably acceptable to the Company, agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto, whereupon such Person will be treated as a Holder for all purposes of this Agreement, with the same benefits and obligations hereunder as the distributing Holder with respect to the distributed Registrable Securities.
ARTICLE III

REGISTRATION RIGHTS
Section 3.01.    Demand Registration.
(a)    Demand Rights. At any time (i) after the expiration of the Lockup Period, (A) any Holders (other than the RockPile Holders) that collectively and beneficially own at least 20% of the total issued and outstanding Registrable Securities, (B) any Holders (other than the RockPile Holders) that collectively and beneficially own at least 10% of the total issued and outstanding Registrable Securities, provided they beneficially own Registrable Securities equivalent to at least 50% of the Registrable Securities beneficially owned by them as of the Effective Date, or (ii) after the expiration of the RockPile Lockup Period, RockPile Holdco or the White Deer Holder (each such Holder in clause (i) or (ii), a “Demand Party”), may, subject to Section 3.11, make a written request (a “Demand Notice”) to the Company for Registration of all or part of the Registrable Securities held by the Demand Party (or, with respect to a Demand Notice by RockPile Holdco or the White Deer Holder, all or part of the Registrable Securities held by the RockPile Holders) (i) on Form S-1 (a “Long-Form Registration”) or (ii) on Form S-3 (a “Short-Form Registration”) if the Company qualifies to use such short form (any such requested Long-Form Registration or Short-Form Registration, a “Demand Registration”). Each Demand Notice shall specify the aggregate amount of Registrable Securities held by the Demand Party to be registered and the intended methods of disposition thereof, provided that in the case of a Demand Notice from Investor Holdco, the aggregate amount of Registrable Securities shall include Registrable Securities from each member of Investor Holdco on a pro rata basis based on each such member’s beneficial ownership of Registrable Securities, unless such member otherwise directs Investor Holdco to include less than its pro rata share of Registrable Securities in accordance with Section 2.03. Registrable Securities requested to be included on behalf of the RockPile Holders shall be included pro rata from each RockPile Holder based on each such Holders’ beneficial ownership of Registrable Securities unless all RockPile Holders have provided the Company with their written consent to such request. Subject to Section 3.11, after delivery of such Demand Notice, the Company (x) shall file promptly (and, in any event, within (i) ninety (90) days in the case of a request for a Long-Form Registration or (ii) thirty (30) days in the case of a request for a Short-Form Registration, in each case, following delivery of such Demand Notice) with the SEC a Registration Statement relating to such Demand Registration (a “Demand Registration Statement”), and (y) shall use its reasonable best efforts to cause such

14

Demand Registration Statement to promptly be declared effective under (x) the Securities Act and (y) the “Blue Sky” laws of such jurisdictions as any Participating Holder or any underwriter, if any, reasonably requests. Notwithstanding any provisions contained herein, including but not limited to Section 3.02(b), the Company shall not be obligated to maintain a registration statement pursuant to a Demand Registration effective for more than (x) 360 days plus the length of any period in which either a Demand Suspension or Shelf Suspension is in effect instituted by the Company pursuant to Section 3.01(d) or Section 3.02(d), respectively, during such 360 day period or (y) such shorter period when all of the Registrable Securities covered by such registration statement have been sold pursuant thereto.
(b)    Demand Withdrawal. The Demand Party may withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon delivery of a notice by the Demand Party to such effect, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement and promptly notify each other Participating Holder of such withdrawal. Subject to Section 3.08(c), the Demand Holders shall reimburse the Company for all its reasonable out-of-pocket Registration Expenses incurred in connection with the attempted Demand Registration. If the Demand Holders reimburse the Company for its reasonable out-of-pocket Registration Expenses incurred in connection with the attempted Demand Registration, the attempted Demand Registration shall not count as a Demand Registration for purposes of Section 3.11.
(c)    Demand Company Notice. Subject to Section 3.11, promptly upon delivery of any Demand Notice (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice (a “Demand Company Notice”) of any such Registration request to (i) all Holders (other than the Demand Party or the RockPile Holders) and (ii) RockPile Holdco and the White Deer Holder, and the Company shall include in such Demand Registration all such Registrable Securities of such Holders which the Company has received written requests for inclusion therein (including, with respect to RockPile Holdco and the White Deer Holder, all or part of the Registrable Securities held by the RockPile Holders)within ten (10) Business Days after the date that such Demand Company Notice has been delivered except for such Registrable Securities that are withdrawn from such Demand Registration by written notice of the Holder thereof at any time prior to the effectiveness of the applicable Demand Registration Statement. All requests made pursuant to this Section 3.01(c) shall specify the aggregate amount of Registrable Securities of such Holder to be registered. For the avoidance of doubt, in the event that a Demand Notice by a Demand Party (other than RockPile Holdco and the White Deer Holder) is delivered in accordance with this Section 3.01 prior to the expiration of the RockPile Lockup Period, each of the RockPile Holders shall be permitted to include any Registrable Securities held by such RockPile Holder in the applicable Demand Registration provided such securities requested to be included on behalf of the RockPile Holders shall be included pro rata from each RockPile Holder based on each such Holders’ beneficial ownership of Registrable Securities unless all RockPile Holders have provided the Company with their written consent to such request.
(d)    Delay in Filing; Suspension of Registration. If the Company shall furnish to the Participating Holders a certificate signed by the Chief Executive Officer or equivalent senior executive officer of the Company stating that the filing, effectiveness or continued use of a Demand Registration Statement would require the Company to make an Adverse Disclosure,

15

then the Company may delay the filing (but not the preparation of) or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company, unless otherwise approved in writing by the Holders of a majority of the Company Shares that elected to participate in the registration in respect of any Demand Suspension, shall not be permitted to exercise aggregate Demand Suspensions and Shelf Suspensions more than twice, or for more than an aggregate of 90 days, in each case, during any 12-month period; provided, further, that in the event of a Demand Suspension, such Demand Suspension shall terminate at such earlier time as the Company would no longer be required to make any Adverse Disclosure. Each Participating Holder shall keep confidential the fact that a Demand Suspension is in effect, the certificate referred to above and its contents unless and until otherwise notified by the Company, except (A) for disclosure to such Participating Holder’s employees, agents and professional advisers who reasonably need to know such information for purposes of assisting the Participating Holder with respect to its investment in the Company Shares and agree to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners or other direct or indirect investors who have agreed to keep such information confidential, (C) if and to the extent such matters are publicly disclosed by the Company or any of its Subsidiaries or any other Person that, to the actual knowledge of such Participating Holder, was not subject to an obligation or duty of confidentiality to the Company and its Subsidiaries and (D) as required by law, rule or regulation. In the case of a Demand Suspension, the Participating Holders agree to suspend use of the applicable Prospectus and any Issuer Free Writing Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon delivery of the notice referred to above. The Company shall immediately notify the Participating Holders upon the termination of any Demand Suspension, amend or supplement the Prospectus and any Issuer Free Writing Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Participating Holders such numbers of copies of the Prospectus and any Issuer Free Writing Prospectus as so amended or supplemented as any Participating Holder may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Demand Registration Statement if required by the registration form used by the Company for the applicable Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder, or as may reasonably be requested by the Demand Party.
(e)    Underwritten Offering. If the Demand Party so requests, an offering of Registrable Securities pursuant to a Demand Registration shall be in the form of an Underwritten Offering, and the Demand Party shall have the right to select the managing underwriter or underwriters to administer the offering. If the Demand Party intends to sell the Registrable Securities covered by its demand by means of an Underwritten Offering, the Demand Party shall so advise the Company as part of its Demand Notice, and the Company shall include such information in the Demand Company Notice.
(f)    Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering of the Registrable Securities included in a Demand Registration advise the Board of Directors in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number which can be sold in such offering without being likely to have a significant

16

adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the securities to be included in such Demand Registration (i) first, if RockPile Holdco or the White Deer Holder is the Demand Party, shall be allocated pro rata among the RockPile Holders based on each RockPile Holder’s Pro Rata Percentage unless all RockPile Holders have provided the Company with their written consent to such request, (ii) second, and only if all the securities referred to in clause (i) have been included in such Registration, shall be allocated pro rata among the Holders that have requested to participate in such Demand Registration based on each Holder’s Pro Rata Percentage (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner), (iii) third, and only if all the securities referred to in clause (ii) have been included in such Registration, the number of securities that the Company proposes to include in such Registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect and (iv) fourth, and only if all of the securities referred to in clause (iii) have been included in such Registration, any other securities eligible for inclusion in such Registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect.
Section 3.02.    Shelf Registration.
(a)    Filing. Following the IPO, the Company shall use its reasonable best efforts to qualify for Registration on Form S-3 for secondary sales. Promptly following the date on which the Company becomes eligible to Register on Form S-3 (the “S-3 Eligibility Date”), the Company shall notify, in writing, Investor Holdco, or if Investor Holdco is no longer a Holder of Registrable Securities, then the Holders, of such eligibility and its intention to file and maintain a Shelf Registration Statement on Form S-3 covering the Registrable Securities held by Investor Holdco, or if Investor Holdco is no longer a Holder of Registrable Securities, then the Holders, (the “Eligibility Notice”). Promptly following receipt of such Eligibility Notice (but in no event more than ten (10) days after receipt of such Eligibility Notice), each of (i) the RockPile Holders and (ii) Investor Holdco, or if Investor Holdco is no longer a Holder of Registrable Securities, then the Majority Holders (the RockPile Holders, Investor Holdco or the Majority Holders, as applicable, in such capacity, the “Initial S-3 Holder”), shall deliver a written notice to the Company, which notice shall specify the aggregate amount of Registrable Securities held by the Initial S-3 Holder to be covered by such Shelf Registration Statement and the intended methods of distribution thereof (the “S-3 Shelf Notice”). An S-3 Shelf Notice delivered by Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Majority Holders shall include, with respect to Registrable Securities to be registered on behalf of the Sponsors, Registrable Securities pro rata from each Sponsor based on each such Holders’ beneficial ownership of Registrable Securities, unless such Holder otherwise directs the Demand Party to include less than its pro rata share of Registrable Securities in accordance with Section 2.03. An S-3 Shelf Notice delivered by RockPile Holdco or the White Deer Holder, with respect to Registrable Securities to be registered on behalf of the RockPile Holders, shall include Registrable Securities pro rata from each RockPile Holder based on each such Holders’ beneficial ownership of Registrable Securities unless all RockPile Holders have provided the Company with their written consent to such request. Following delivery of the S-3 Shelf Notices, the Company (x) shall file promptly (and, in any event, within the earlier of (i) thirty (30) days of receipt of the S-3 Shelf Notices and (ii) forty (40) days after delivery of the Eligibility Notice)

17

with the SEC such Shelf Registration Statement (which shall be an automatic Shelf Registration Statement if the Company qualifies at such time to file such a Shelf Registration Statement) relating to the offer and sale of all Registrable Securities requested for inclusion therein by the Initial S-3 Holder and, to the extent requested under Section 3.02(c), the other Holders from time to time in accordance with the methods of distribution elected by such Holders (to the extent permitted in this Section 3.02) and set forth in the Shelf Registration Statement and (y) shall use its reasonable best efforts to cause such Shelf Registration Statement to be promptly declared effective under the Securities Act (including upon the filing thereof if the Company qualifies to file an automatic Shelf Registration Statement); provided, however, that if the Initial S-3 Holder reasonably believes that the Company will become S-3 eligible and delivers a S-3 Shelf Notice following the IPO but prior to the S-3 Eligibility Date, the Company shall not be obligated to file (but shall be obligated to prepare) such Shelf Registration Statement on Form S-3.
(b)    Continued Effectiveness. Subject to Section 3.01(a), the Company shall use its reasonable best efforts to keep any Shelf Registration Statement filed pursuant to Section 3.02(a) continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Shelf Holders until the earliest of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder), (ii) the date as of which each of the Shelf Holders is permitted to sell its Registrable Securities without Registration pursuant to Rule 144 without volume limitation or other restrictions on transfer thereunder, (iii) such shorter period as (x) RockPile Holdco or the White Deer Holder, provided the RockPile Holders are holding a majority of the Registrable Securities subject to the Shelf Registration Statement, or (y) Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then Shelf Holders holding a majority of the Registrable Securities subject to the Shelf Registration Statement, shall agree in writing (such period of effectiveness, the “Shelf Period”). Subject to Section 3.02(d), the Company shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Shelf Holders not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is (x) a Shelf Suspension permitted pursuant to Section 3.02(d) or (y) required by applicable law, rule or regulation.
(c)    Company Notices. Promptly upon delivery of any S-3 Shelf Notice pursuant to Section 3.02(a) (each, a “Shelf Notice”) (but in no event more than five (5) Business Days thereafter), the Company shall deliver a written notice of such Shelf Notice to (i) the Holders (other than the Initial S-3 Holder and the RockPile Holders) and (ii) RockPile Holdco and the White Deer Holder and the Company shall include in such Shelf Registration all such Registrable Securities of such other Holders which the Company has received a written request for inclusion therein (including, with respect to RockPile Holdco and the White Deer Holder, all or part of the Registrable Securities held by the RockPile Holders) within five (5) Business Days after such written notice is delivered to such other Holders (each such Holder delivering such a request together with the Initial S-3 Holder, if applicable, a “Shelf Holder”); provided, that, except in connection with an Underwritten Shelf Takedown the Company shall not include in

18

such Shelf Registration Registrable Securities of any Holder in an amount in excess of such Holder’s Pro Rata Percentage. If the Company is permitted by applicable law, rule or regulation to add selling stockholders to a Shelf Registration Statement without filing a post-effective amendment, a Holder may request the inclusion of an amount of such Holder’s Registrable Securities not to exceed such Holder’s Pro Rata Percentage in such Shelf Registration Statement at any time or from time to time after the filing of a Shelf Registration Statement, and the Company shall add such Registrable Securities to the Shelf Registration Statement as promptly as reasonably practicable, and such Holder shall be deemed a Shelf Holder. Registrable Securities requested to be included on behalf of the RockPile Holders shall be included pro rata from each RockPile Holder based on each such Holders’ beneficial ownership of Registrable Securities unless all RockPile Holders have provided the Company with their written consent to such request.
(d)    Suspension of Registration. If the Company shall furnish to the Shelf Holders a certificate signed by the Chief Executive Officer or equivalent senior executive officer of the Company stating that the continued use of a Shelf Registration Statement filed pursuant to Section 3.02(a) would require the Company to make an Adverse Disclosure, then the Company may suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Company unless otherwise approved in writing the Holders of a majority of the Company Shares that demanded the registration, in respect of any Demand Suspension, shall not be permitted to exercise aggregate Demand Suspensions and Shelf Suspensions more than twice, or for more than an aggregate of 90 days, in each case, during any 12-month period; provided further that in the event of a Shelf Suspension, such Shelf Suspension shall terminate at such earlier time as the Company would no longer be required to make any Adverse Disclosure. Each Shelf Holder shall keep confidential the fact that a Shelf Suspension is in effect, the certificate referred to above and its contents unless and until otherwise notified by the Company, except (A) for disclosure to such Shelf Holder’s employees, agents and professional advisers who reasonably need to know such information for purposes of assisting the Holder with respect to its investment in the Company Shares and agree to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners or other direct or indirect investors who have agreed to keep such information confidential, (C) if and to the extent such matters are publicly disclosed by the Company or any of its Subsidiaries or any other Person that, to the actual knowledge of such Shelf Holder, was not subject to an obligation or duty of confidentiality to the Company and its Subsidiaries and (D) as required by law, rule or regulation. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus and any Issuer Free Writing Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon delivery of the notice referred to above. The Company shall immediately notify the Shelf Holders upon the termination of any Shelf Suspension, amend or supplement the Prospectus and any Issuer Free Writing Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Shelf Holders such numbers of copies of the Prospectus and any Issuer Free Writing Prospectus as so amended or supplemented as any Shelf Holder may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by the Company for the applicable Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder, or as may reasonably be requested by the Initial S-3 Holder.

19

(e)    Shelf Take-Downs.
(i)    An offering or sale of Registrable Securities pursuant to a Shelf Registration Statement (each, a “Shelf Take-Down”) may be initiated by RockPile Holdco, the White Deer Holder, Investor Holdco, or if Investor Holdco is no longer a Holder of Registrable Securities, by any Shelf Holder (in such capacity, the “Initiating Shelf Take-Down Holder”) in respect of such Initiating Shelf Take-Down Holder’s Registrable Securities included in such Shelf Registration Statement. Except as set forth in Section 3.02(e)(iii) with respect to Marketed Underwritten Shelf Take-Downs, the Initiating Shelf Take-Down Holder shall not be required to permit the offer and sale of Registrable Securities by other Shelf Holders in connection with any such Shelf Take-Down initiated by such Initiating Shelf Take-Down Holder.
(ii)    Subject to Section 3.11, if the Holders of a majority of the Registrable Securities included in the Shelf Registration Statement elect by written request to the Company, a Shelf Take-Down shall be in the form of an Underwritten Offering (an “Underwritten Shelf Take-Down Notice”) and the Company shall amend or supplement the Shelf Registration Statement for such purpose as soon as practicable. Such Holders shall have the right to select the managing underwriter or underwriters to administer such offering. The provisions of Section 3.01(f) shall apply to any Underwritten Offering pursuant to this Section 3.02(e).
(iii)    If the plan of distribution set forth in any Underwritten Shelf Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters over a period expected to exceed 48 hours (a “Marketed Underwritten Shelf Take-Down”), promptly upon delivery of such Underwritten Shelf Take-Down Notice (but in no event more than three (3) Business Days thereafter), the Company shall deliver a written notice (a “Marketed Underwritten Shelf Take-Down Notice”) of such Marketed Underwritten Shelf Take-Down to all Shelf Holders (other than the Initiating Shelf Take-Down Holder), and the Company shall include in such Marketed Underwritten Shelf Take-Down all such Registrable Securities of such Shelf Holders that are Registered on such Shelf Registration Statement for which the Company has received written requests, which requests must specify the aggregate amount of such Registrable Securities of such Holder to be offered and sold pursuant to such Marketed Underwritten Shelf Take-Down, for inclusion therein within three (3) Business Days after the date that such Marketed Underwritten Shelf Take-Down Notice has been delivered.
(iv)    For so long as no black-out period as described in and subject to the terms of Section 3.04 with respect to a Marketed Underwritten Offering is then in effect, a Shelf Holder may initiate a Shelf Take-Down with respect to the Registrable Securities of such Shelf Holder so long as such Shelf Take-Down is not in the form of an Underwritten Offering.
Section 3.03.    Piggyback Registration.
(a)    Participation. If the Company at any time after the IPO proposes to file a Registration Statement with respect to any offering of Company Shares for its own account or for the account of any other Persons (other than (i) a Registration under Section 3.01 or Section 3.02, it being understood that this clause (i) does not limit the rights of Holders to make written requests pursuant to Section 3.01 or Section 3.02 or otherwise limit the applicability thereof, (ii)

20

a Registration Statement on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (iii) a registration of securities solely relating to an offering and sale to employees, directors or consultants of the Company or its Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement, (iv) a registration not otherwise covered by clause (iii) above pursuant to which the Company is offering to exchange its own securities for other securities or (v) a Registration Statement relating solely to dividend reinvestment or similar plans) (a “Company Public Sale”), then, (A) as soon as practicable (but in no event less than 60 days prior to the proposed date of filing of such Registration Statement), the Company shall give written notice of such proposed filing to Investor Holdco, RockPile Holdco, the White Deer Holder and all Demand Parties and shall offer Investor Holdco, RockPile Holdco, the White Deer Holder and all Demand Parties the opportunity to Register under such Registration Statement such number of Registrable Securities as Investor Holdco, RockPile Holdco, the White Deer Holder and such Demand Parties may request in writing (provided (i) that the number of Registrable Securities Registered by Investor Holdco pursuant to this section Section 3.03(a) shall be pro rata among members of Investor Holdco based on the Registrable Securities beneficially owned by each such member of Investor Holdco, unless such member of Investor Holdco otherwise directs Investor Holdco to include less than its pro rata share of Registrable Securities in accordance with Section 2.03, (ii) the number of Registrable Securities requested to be included by RockPile Holdco and the White Deer Holder pursuant to this section Section 3.03(a) shall be pro rata from each RockPile Holder based on each such Holders’ beneficial ownership of Registrable Securities unless all RockPile Holders have provided the Company with written consent to such request) delivered to the Company within ten (10) days of delivery of such written notice by the Company, and (B) subject to Section 3.03(c), as soon as practicable after the expiration of such 10-day period (but in no event less than fifteen (15) days prior to the proposed date of filing of such Registration Statement), the Company shall give written notice of such proposed filing to the remaining Holders, and such notice shall offer each such Holder the opportunity to Register under such Registration Statement such number of Registrable Securities as such Holder may request in writing within ten (10) days of delivery of such written notice by the Company. Subject to Section 3.03(b) and (c), the Company shall include in such Registration Statement all such Registrable Securities that are requested by Holders to be included therein in compliance with the immediately foregoing sentence (a “Piggyback Registration”); provided that if at any time after giving written notice of its intention to Register any equity securities and prior to the effective date of the Registration Statement filed in connection with such Piggyback Registration, the Company shall determine for any reason not to Register or to delay Registration of the equity securities covered by such Piggyback Registration, the Company shall give written notice of such determination to each Holder that had requested to Register its, his or her Registrable Securities in such Registration Statement and, thereupon, (1) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration, without prejudice, however, to the rights of a Demand Party, to request that such Registration be effected as a Demand Registration under Section 3.01, and (2) in the case of a determination to delay Registering, in the absence of a request by a Demand Party, that such Registration be effected as a Demand Registration under Section 3.01, shall be permitted to delay Registering any Registrable Securities, for the same period as the delay in Registering the other equity securities covered by such Piggyback Registration. If the offering pursuant to such Registration Statement is to be underwritten, the Company shall so advise the Holders as a part of the written notice given pursuant this Section

21

3.03(a), and each Holder making a request for a Piggyback Registration pursuant to this Section 3.03(a) must, and the Company shall make such arrangements with the managing underwriter or underwriters so that each such Holder may, participate in such Underwritten Offering, subject to the conditions of Section 3.03(b) and (c). If the offering pursuant to such Registration Statement is to be on any other basis, the Company shall so advise the Holders as part of the written notice given pursuant to this Section 3.03(a), and each Holder making a request for a Piggyback Registration pursuant to this Section 3.03(a) must, and the Company shall make such arrangements so that each such Holder may, participate in such offering on such basis, subject to the conditions of Section 3.03(b) and (c). Each Holder shall be permitted to withdraw all or part of its Registrable Securities from a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. For the avoidance of doubt, each of the RockPile Holders shall be permitted to participate in any Piggyback Registration in accordance with this Section 3.03 prior to the expiration of the RockPile Lockup Period provided that Investor Holdco has requested its Registrable Securities be included in such offering.
(b)    Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering of Registrable Securities included in a Piggyback Registration informs the Company and the Holders that have requested to participate in such Piggyback Registration in writing that, in its or their opinion, the number of securities which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect in such Registration, which such number shall be allocated pro rata among the Holders that have requested to participate in such Registration based on each Holder’s Pro Rata Percentage (provided that any securities thereby allocated to a Holder that exceed such Holder’s request shall be reallocated among the remaining requesting Holders in like manner) and (ii) second, and only if all of the Registrable Securities referred to in clause (i) have been included in such Registration, any other securities eligible for inclusion in such Registration that, in the opinion of the managing underwriter or underwriters, can be sold without having such adverse effect in such Registration.
(c)    Restrictions on Holders. Notwithstanding any provisions contained herein, (i) prior to the distribution by Investor Holdco of all its Registrable Securities held as of the date hereof to its members, Holders other than Investor Holdco, the RockPile Holders or a Demand Party may not request Piggyback Registration of Registrable Securities with respect to any offering of Company Shares for the Company’s account unless Investor Holdco, a RockPile Holder or a Demand Party requests such Piggyback Registration with respect to such offering and (ii) the RockPile Holders may not request Piggyback Registration of Registrable Securities with respect to any offering of Company Shares for the Company’s account unless Investor Holdco or any other Holder (other than the RockPile Holders) requests such Piggyback Registration with respect to such offering.
(d)    No Effect on Demand Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.03 shall be deemed to have been

22

effected pursuant to Section 3.01 or Section 3.02 or shall relieve the Company of its obligations under Section 3.01 or Section 3.02.
Section 3.04.    Black-out Periods.
(a)    Black-out Periods for Holders. In the event of a Company Public Sale of the Company’s equity securities in an Underwritten Offering, each of the Holders agrees, if requested by the managing underwriter or underwriters in such Underwritten Offering (and, with respect to a Company Public Sale other than the IPO, if and only if Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Majority Holders, agrees to such request), not to (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any Person at any time in the future of) any Company Shares (including Company Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and Company Shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Company Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Company Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Company Shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a Registration Statement, including any amendments thereto, with respect to the registration of any Company Shares or securities convertible into or exercisable or exchangeable for Company Shares or any other securities of the Company or (4) publicly disclose the intention to do any of the foregoing, in each case, during the period beginning seven (7) days before and ending 180 days (in the event of the IPO) or 90 days (in the event of any other Company Public Sale) (or, in each case, such other period as may be reasonably requested by the Company or the managing underwriter or underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in the FINRA rules or any successor provisions or amendments thereto) after the date of the underwriting agreement entered into in connection with such Company Public Sale, to the extent timely notified in writing by the Company or the managing underwriter or underwriters; provided, that (i) no Holder shall be subject to any such black-out period of longer duration or other greater restriction than that applicable to (x) Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then any of the Majority Holders or (y) any director or executive officer who holds Registrable Securities and (ii) if any Holder is released from any such lockup restrictions, all other Holders shall also be released from such lockup restrictions to the same extent. If requested by the managing underwriter or underwriters of any such Company Public Sale (and, with respect to any such Company Public Sale other than the IPO, if and only if Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Majority Holders, agrees to such request), the Holders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the Company Shares (or other securities) subject to the foregoing restriction until the end of the period referenced above.
(b)    Black-out Period for the Company and Others. In the case of an offering of Registrable Securities pursuant to Section 3.01 or Section 3.02 that is a Marketed

23

Underwritten Offering, the Company and each of the Holders agree, if requested by (x) a majority of the Registrable Securities participating in the Marketed Underwritten Offering (the “Participating Majority”), or (y) the managing underwriter or underwriters with respect to such Marketed Underwritten Offering, not to (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or would reasonably be expected to, result in the disposition by any Person at any time in the future of) any Company Shares (including Company Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and Company Shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Company Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Company Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Company Shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a Registration Statement, including any amendments thereto, with respect to the registration of any Company Shares or securities convertible into or exercisable or exchangeable for Company Shares or any other securities of the Company or (4) publicly disclose the intention to do any of the foregoing, in each case, during the period beginning seven (7) days before, and ending 90 days (or such lesser period as may be agreed by (x) a Participating Majority, or, (y) if applicable, the managing underwriter or underwriters) (or such other period as may be reasonably requested by a Participating Majority, or the managing underwriter or underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in the FINRA rules or any successor provisions or amendments thereto) after, the date of the underwriting agreement entered into in connection with such Marketed Underwritten Offering, to the extent timely notified in writing by (x) a Participating Majority, or (y) the managing underwriter or underwriters, as the case may be; provided that (i) no Holder shall be subject to any such black-out period of longer duration or other greater restriction than that applicable to a Participating Majority, and (ii) if any Holder is released from any such lockup restrictions, all other Holders shall also be released from such lockup restrictions to the same extent. Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to Registrations on Form S-4 or S-8 or any successor form to such Forms or as part of any Registration of securities for offering and sale to employees, directors or consultants of the Company and its Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement. The Company agrees to use its reasonable best efforts to obtain from each of its directors and officers and each other holder of restricted securities of the Company which securities are the same as or similar to the Registrable Securities being Registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this paragraph, except as part of any such Registration, if permitted. Without limiting the foregoing (but subject to Section 3.07), if after the date hereof the Company or any of its Subsidiaries grants any Person (other than a Holder) any rights to demand or participate in a Registration, the Company shall, and shall cause its Subsidiaries to, provide that the agreement with respect thereto shall include such Person’s agreement to comply with any black-out period required by this Section as if it were a Holder hereunder. If requested by the managing underwriter or underwriters of any such

24

Marketed Underwritten Offering (and if a Participating Majority agrees to such request), the Holders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the Company Shares (or other securities) subject to the foregoing restriction until the end of the period referenced above.
Section 3.05.    Registration Procedures.
(a)    In connection with the Company’s Registration obligations under Section 3.01, Section 3.02 and Section 3.03 and subject to the applicable terms and conditions set forth therein, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable (and to take all actions reasonably necessary to cure any suspension or stop order of such Registration as promptly as reasonably practicable), and in connection therewith the Company shall:
(i)    prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement, Prospectus or any Issuer Free Writing Prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and the Participating Holders, if any, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and the Participating Holders and their respective counsel and (y) except in the case of a Registration under Section 3.03, not file any Registration Statement or Prospectus or amendments or supplements thereto to which any Participating Holder or the underwriters, if any, shall reasonably object;
(ii)    as promptly as practicable file with the SEC a Registration Statement relating to the Registrable Securities including all exhibits and financial statements required by the SEC to be filed therewith, and use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act as soon as practicable;
(iii)    prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement, supplements to the Prospectus and such amendments or supplements to any Issuer Free Writing Prospectus as may be reasonably requested by any other Participating Holder necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;
(iv)    promptly notify the Participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such advice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or Issuer Free Writing Prospectus or any amendment or supplement thereto has been filed, (B) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement, Prospectus or Issuer Free Writing

25

Prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or any Issuer Free Writing Prospectus or the initiation or threatening of any proceedings for such purposes, (D) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects, (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction and (F) of the receipt by the Company of any notification with respect to the initiation or threatening of any proceeding for the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction;
(v)    promptly notify the Participating Holders and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement, the Prospectus included in such Registration Statement (as then in effect) or any Issuer Free Writing Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus, any preliminary Prospectus or any Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or Issuer Free Writing Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the Participating Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement, Prospectus or Issuer Free Writing Prospectus which shall correct such misstatement or omission or effect such compliance;
(vi)    use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any preliminary or final Prospectus or any Issuer Free Writing Prospectus;
(vii)    promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment to the applicable Registration Statement such information as the managing underwriter or underwriters and the Holders of a majority of the Registrable Securities included in the applicable Registration Statement agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;
(viii)    furnish to each Participating Holder and each underwriter, if any, without charge, as many conformed copies as such Participating Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

26

(ix)    deliver to each Participating Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus), any Issuer Free Writing Prospectus and any amendment or supplement thereto as such Participating Holder or underwriter may reasonably request (it being understood that the Company consents to the use of such Prospectus, any Issuer Free Writing Prospectus and any amendment or supplement thereto by such Participating Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities thereby) and such other documents as such Participating Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Participating Holder or underwriter;
(x)    on or prior to the date on which the applicable Registration Statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with the Participating Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any Participating Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 3.02(b), whichever is applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;
(xi)    cooperate with the Participating Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters;
(xii)    use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;
(xiii)    not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;
(xiv)    make such representations and warranties to the Participating Holders and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in secondary underwritten public offerings;
(xv)    enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the Holders of a majority of the

27

then outstanding Registrable Securities or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;
(xvi)    obtain for delivery to the Participating Holders and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Participating Holders or underwriters, as the case may be, and their respective counsel;
(xvii)    in the case of an Underwritten Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Participating Holders, a cold comfort letter from the Company’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;
(xviii)    cooperate with each Participating Holder and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA;
(xix)    use its reasonable best efforts to comply with all applicable securities laws and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;
(xx)    provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;
(xxi)    use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company Shares are then listed or quoted and on each inter-dealer quotation system on which any of the Company Shares are then quoted;
(xxii)    make available upon reasonable notice at reasonable times and for reasonable periods for inspection by any Participating Holder, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Participating Holder(s) or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility; provided, that, any such Person gaining access to

28

information regarding the Company pursuant to this Section 3.05(a)(xxii) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (w) the release of such information is requested or required by law or by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process, (x) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has actual knowledge, (y) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (z) such information is independently developed by such Person; and
(xxiii)    in the case of an Underwritten Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto.
(b)    The Company may require each Participating Holder to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Participating Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing. Each Participating Holder agrees to furnish such information to the Company and to cooperate with the Company, in each case as reasonably necessary to enable the Company to comply with the provisions of this Agreement.
(c)    Each Participating Holder agrees that, upon delivery of any notice by the Company of the happening of any event of the kind described in Section 3.05(a)(iv)(C), (D), or (E) or Section 3.05(a)(v), such Participating Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until (i) such Participating Holder’s receipt of the copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus contemplated by Section 3.05(a)(v), (ii) such Participating Holder is advised in writing by the Company that the use of the Prospectus or Issuer Free Writing Prospectus, as the case may be, may be resumed, (iii) such Participating Holder is advised in writing by the Company of the termination, expiration or cessation of such order or suspension referenced in Section 3.05(a)(iv)(C) or (E) or (iv) such Participating Holder is advised in writing by the Company that the representations and warranties of the Company in such applicable underwriting agreement are true and correct in all material respects. If so directed by the Company, such Participating Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Participating Holder’s possession, of the Prospectus or any Issuer Free Writing Prospectus covering such Registrable Securities current at the time of delivery of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus contemplated by Section 3.05(a)(v) or is advised in

29

writing by the Company that the use of the Prospectus or Issuer Free Writing Prospectus may be resumed.
Section 3.06.    Underwritten Offerings.
(a)    Demand and Shelf Registrations. If requested by the underwriters for any Underwritten Offering requested by RockPile Holdco, the White Deer Holder, Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then by a Participating Majority, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, the underwriters and RockPile Holdco, the White Deer Holder, Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Participating Majority, as applicable, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 3.09. RockPile Holdco, the White Deer Holder, Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Participating Majority, shall cooperate with the Company in the negotiation of such underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof. The Participating Holders shall be parties to such underwriting agreement, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Participating Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Participating Holders. Any such Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Participating Holder, such Participating Holder’s title to the Registrable Securities, such Participating Holder’s authority to sell the Registrable Securities, such Participating Holder’s intended method of distribution, absence of liens with respect to the Registrable Securities of such Participating Holder, enforceability of the applicable underwriting agreement as against such Participating Holder, receipt of all consents and approvals with respect to the entry into such underwriting agreement and the sale of such Registrable Securities by such Participating Holder and any other representations required to be made by such Participating Holder under applicable law, rule or regulation, and the aggregate amount of the liability of such Participating Holder in connection with such underwriting agreement shall not exceed such Participating Holder’s net proceeds from such Underwritten Offering.
(b)    Piggyback Registrations. If the Company proposes to register any of its securities under the Securities Act as contemplated by Section 3.03 and such securities are to be distributed in an Underwritten Offering through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 3.03 and subject to the provisions of Section 3.03(b) and (c), arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration. The Participating Holders shall be parties to the underwriting agreement between

30

the Company and such underwriters, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Participating Holders as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Participating Holders. Any such Participating Holder shall not be required to make any representations or warranties to, or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Participating Holder, such Participating Holder’s title to the Registrable Securities, such Participating Holder’s authority to sell the Registrable Securities, such Participating Holder’s intended method of distribution, absence of liens with respect to the Registrable Securities of such Participating Holder, enforceability of the applicable underwriting agreement as against such Participating Holder, receipt of all consents and approvals with respect to the entry into such underwriting agreement and the sale of such Registrable Securities by such Participating Holder or any other representations required to be made by such Participating Holder under applicable law, rule or regulation, and the aggregate amount of the liability of such Participating Holder in connection with such underwriting agreement shall not exceed such Participating Holder’s net proceeds from such Underwritten Offering.
(c)    Participation in Underwritten Registrations. Subject to the provisions of Section 3.06(a) and (b) above, no Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.
(d)    Price and Underwriting Discounts. In the case of an Underwritten Offering under Section 3.01 or Section 3.02, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by a Participating Majority.
Section 3.07.    No Inconsistent Agreements; Additional Rights. Article III The Company is not currently a party to, and shall not hereafter enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement, including allowing any other holder or prospective holder of any securities of the Company (a) registration rights in the nature or substantially in the nature of those set forth in Section 3.01, Section 3.02 or Section 3.03 that would have priority over the Registrable Securities with respect to the inclusion of such securities in any Registration (except to the extent such registration rights are solely related to registrations of the type contemplated by Section 3.03(a)(ii) through (iv)) or (b) demand registration rights in the nature or substantially in the nature of those set forth in Section 3.01 or Section 3.02 that are exercisable prior to such time as RockPile Holdco, the White Deer Holder and Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Participating Majority, can first exercise its rights under Section 3.01 or Section 3.02, in each case without the prior written consent of RockPile Holdco, the White Deer Holder and Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then of the Majority Holders.

31

Section 3.08.    Registration Expenses.
(a)    Subject to Section 3.08(b), all expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC, FINRA and if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA. (or any successor provision), and of its counsel, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including fees and disbursements of counsel for the underwriters in connection with “Blue Sky” qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses and Issuer Free Writing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all reasonable fees and disbursements of one legal counsel and one accounting firm as selected by the holders of a majority of the Registrable Securities included in such Registration, (ix) any underwriting discounts, commissions, fees and related expenses of underwriters, (x) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration, (xi) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), (xii) all expenses related to the “road-show” for any Underwritten Offering, including all travel, meals and lodging and (xiv) any other fees and disbursements customarily paid by the issuers of securities. All such expenses are referred to herein as “Registration Expenses.”
(b)    Subject to Section 3.08(c), Upon a withdraw by a Demand Party of its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement pursuant to Section 3.01(b), such Demand Party shall reimburse the Company for all reasonable out-of-pocket Registration Expenses.
(c)    A Demand Party shall not be required to reimburse the Company for its expenses incurred in connection with an attempted Demand Registration pursuant to Section 3.08(b) (and the attempted Demand Registration shall not count as a Demand Registration for purposes of Section 3.11) if:
(i)    the Demand Party determines in its good faith judgment to withdraw its request for such registration due to a material adverse change in the Company (other than as a result of any action by the Demand Party);
(ii)    such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason

32

(other than as a result of any act by the Demand Party) and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Demand Party’s reasonable satisfaction;
(iii)    the Demand Party requests that the Company withdraw the registration at any time during a period in which a Demand Suspension or Shelf Suspension is in effect or within ten days after the termination of a period in which a Demand Suspension or Shelf Suspension is in effect; or
(iv)    the conditions to closing specified in the underwriting agreement entered into in connection with such registration are not satisfied (other than as a result of a default or breach thereunder by the Demand Party).
Section 3.09.    Indemnification.
(a)    Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each of the Holders, each of their respective direct or indirect partners, members or shareholders and each of such partner’s, member’s or shareholder’s partners, members or shareholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons, each of their respective Representatives and, with respect to any Holder who is a natural person, the Family Members of such natural person, entities formed for estate or family planning purposes and/or one or more trusts for the sole benefit of the natural person and/or the Family Members of such natural Person, from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively, “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment or supplement thereto or any documents incorporated by reference therein), any Issuer Free Writing Prospectus or amendment or supplement thereto, or any other disclosure document produced by or on behalf of the Company or any of its Subsidiaries including reports and other documents filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, (iii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company or any of its Subsidiaries in connection with any such registration, qualification, compliance or sale of Registrable Securities, (iv) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided, that, in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities) or (v) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto, and the Company will reimburse, as incurred, each such

33

Holder and each of their respective direct or indirect partners, members or shareholders and each of such partner’s, member’s or shareholder’s partners members or shareholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and controlling Persons, each of their respective Representatives and, with respect to any Holder who is a natural person, the Family Members of such natural person, entities formed for estate or family planning purposes and/or one or more trusts for the sole benefit of such natural person and/or the Family Members of such natural Person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, that, the Company shall not be liable to any particular indemnified party to the extent that any such Loss arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement or other document in reliance upon and in conformity with written information furnished to the Company by such indemnified party expressly for use in the preparation thereof or (B) an untrue statement or omission in a preliminary Prospectus relating to Registrable Securities, if a Prospectus (as then amended or supplemented) that would have cured the defect was furnished to the indemnified party from whom the Person asserting the claim giving rise to such Loss purchased Registrable Securities at least five (5) days prior to the written confirmation of the sale of the Registrable Securities to such Person and a copy of such Prospectus (as amended and supplemented) was not sent or given by or on behalf of such indemnified party to such Person at or prior to the written confirmation of the sale of the Registrable Securities to such Person. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.
(b)    Indemnification by the Participating Holders. Each Participating Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act), and each other Holder, each of such other Holder’s respective direct or indirect partners, members or shareholders and each of such partner’s, member’s or shareholder’s partners, members or shareholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons, each of their respective Representatives and, with respect to any Participating Holder who is a natural person, the Family Members of such natural person, entities formed for estate or family planning purposes and/or one or more trusts for the sole benefit of such natural person and/or the Family Members of such natural Person, from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities of such Participating Holder were Registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment or supplement thereto or any documents incorporated by reference therein) or any Issuer Free Writing Prospectus or amendment or supplement thereto, or (ii) any omission to state

34

therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is contained in any information furnished in writing by such Participating Holder to the Company specifically for inclusion in such Registration Statement, Prospectus, offering circular, Issuer Free Writing Prospectus or other document and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim. In no event shall the liability of such Participating Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Participating Holder under the sale of Registrable Securities giving rise to such indemnification obligation.
(c)    Conduct of Indemnification Proceedings. Any Person entitled to indemnification under this Section 3.09 shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that, any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, that, any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after delivery of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (C) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action, consent to entry of any judgment or enter into any settlement, in each case without the prior written consent of the indemnified party, unless the entry of such judgment or settlement (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party, and provided, that, any sums payable in connection with such settlement are paid in full by the indemnifying party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.09(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to

35

practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties, or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.
(d)    Contribution. If for any reason the indemnification provided for in paragraphs (a) and (b) of this Section 3.09 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.09(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.09(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Section 3.09(a) and Section 3.09(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.09(d), in connection with any Registration Statement filed by the Company, a Participating Holder shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such contribution obligation less any amount paid by such Holders pursuant to Section 3.09(b). If indemnification is available under this Section 3.09, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 3.09(a) and Section 3.09(b) hereof without regard to the provisions of this Section 3.09(d).
(e)    No Exclusivity. The remedies provided for in this Section 3.09 are not exclusive and shall not limit any rights or remedies which may be available to any indemnified party at law or in equity or pursuant to any other agreement.
(f)    Survival. The indemnities provided in this Section 3.09 shall survive the transfer of any Registrable Securities by such Holder.

36

Section 3.10.    Rules 144 and 144A and Regulation S. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the reasonable request of any Holder, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securities Act), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders, following the IPO, to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of a Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.
Section 3.11.    Limitation on Registrations and Underwritten Offerings. Notwithstanding the rights and obligations set forth in Section 3.01 and Section 3.02, in no event shall the Company be obligated to take any action to (i) effect more than one Marketed Underwritten Offering in any consecutive 180-day period (excluding a Marketed Underwritten Offering at the request of RockPile Holdco or the White Deer Holder); (ii) effect any Underwritten Offering unless Holders propose to sell Registrable Securities in such Underwritten Offering having a reasonably anticipated gross aggregate price (before deduction of underwriter commissions and offering expenses) of at least $40,000,000 or 100% of the Registrable Securities then held by such Holders (if the value of such Registrable Securities is reasonably anticipated to have a net aggregate price of less than $40,000,000); (iii) effect more than six (6) Demand Registrations; (iv) effect more than one (1) Demand Registration in any 180-day period (excluding a Demand Registration at the request of RockPile Holdco or the White Deer Holder); (v) effect more than one (1) Demand Registration (including a Marketed Underwritten Offering) at the request of RockPile Holdco or the White Deer Holder; (vi) effect a Demand Registration at the request of RockPile Holdco or the White Deer Holder in which the Demand Notice is for less than all of the Registrable Securities then held by the RockPile Holders; (vii) effect a Demand Registration at the request of RockPile Holdco or the White Deer Holder prior to the expiration of the RockPile Lockup Period; or (viii) effect a Demand Registration at the request of RockPile Holdco or the White Deer Holder within [90] days of another Demand Registration by any other Holder.
Section 3.12.    Clear Market. With respect to any Underwritten Offerings of Registrable Securities by (i) RockPile Holdco or the White Deer Holder or (ii) Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then by a Participating Majority, the Company agrees not to effect (other than pursuant to the Registration applicable to such Underwritten Offering or pursuant to a Special Registration, or with the consent of the RockPile Holdco, White Deer Holder, Investor Holdco or the Participating Majority, as applicable) any public sale or distribution, or to file any Registration Statement (other than pursuant to the Registration applicable to such Underwritten Offering or pursuant to a Special Registration) covering any of its equity securities or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten (10) days prior and sixty (60) days following the effective date of such offering or such longer period up to

37

ninety (90) days as may be requested by the managing underwriter for such Underwritten Offering. “Special Registration” means the registration of (A) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (B) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, employees, consultants, customers, lenders or vendors of the Company or its Subsidiaries or in connection with dividend reinvestment plans.
Section 3.13.    In-Kind Distributions. If any Holder seeks to effectuate an in-kind distribution of all or part of its Company Shares to its direct or indirect equityholders, the Company will reasonably cooperate with and assist such Holder, such equityholders and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent, the delivery of customary legal opinions by counsel to the Company and the delivery of Company Shares without restrictive legends, to the extent no longer applicable).
ARTICLE IV

MISCELLANEOUS
Section 4.01.    Term. Article III of this Agreement (other than the provisions of Section 3.09, Section 3.10 and Section 3.13) shall terminate with respect to any Holder (a) with the prior written consent of Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Majority Holders, in connection with the consummation of a Change of Control, (b) for those Holders that beneficially own less than five percent (5%) of the Company’s outstanding Company Shares, if all of the Registrable Securities then owned by such Holder could be sold in any ninety (90)-day period pursuant to Rule 144 (assuming for this purpose that such Holder is an Affiliate of the Company), or (c) as to any Holder, if all of the Registrable Securities held by such Holder have been sold in a Registration pursuant to the Securities Act or pursuant to an exemption therefrom. Upon the written request of the Company, each Holder agrees to promptly deliver a certificate to the Company setting forth the number of Registrable Securities then beneficially owned by such Holder.
Section 4.02.    Contribution of Trican Units.
(a)    Notwithstanding anything to the contrary, in the event that Trican or any of its Affiliates fail to pay, or cause to be paid, amounts due under the Trican Purchase Agreement pursuant to Section 3.8 of the Trican Purchase Agreement prior to the Final Payment Date (as defined in the Trican Purchase Agreement) (the "Defaulted Payment Amount"), the number of Class A units of Investor Holdco (“Class A Units”) held by Trican shall be immediately and automatically, without further action of Investor Holdco, the Company or any other Person, be reduced by the number of Class A Units (or fraction thereof) as set forth in Section 3.8 of the Trican Purchase Agreement, which shall have a value equal to the Defaulted Payment Amount, with the value of each such Class A Unit calculated in accordance with the good faith determination of the management board of Investor Holdco, based on the Implied Default Valuation (as defined in the Trican Purchase Agreement) divided by 1,000,000; provided, that the members of Investor Holdco agree to treat (and will cause each of their respective

38

Affiliates to treat) such reduction in Class A Units as an adjustment to the Purchase Price (as described in Section 3.1 of the Trican Purchase Agreement) for all tax purposes. Within ten days following the Final Payment Date, Investor Holdco shall submit a notice to Trican, with a copy to the Company, in accordance with Section 10.6 of the Trican Purchase Agreement setting forth, in reasonable detail, the calculation of any such reduction and the number of Class A Units held by Trican (and the fully diluted percentage ownership thereof) after taking into account such cancellation in accordance with this Section 4.02(a). In connection with such cancellation, Trican shall forfeit any right to any amounts due or owed with respect to such cancelled Class A Units. Notwithstanding anything to the contrary, for purposes of this Section 4.02(a), references in the Trican Purchase Agreement to "Keane Common Equity Units" and "Class A Units" shall be deemed to refer the Class A Units under this Agreement.
(b)    Promptly following any reduction in the number of Class A Units held by Trican in accordance with Section 4.02(a), Investor Holdco shall contribute to the Company the corresponding number of Company Shares then held by Investor Holdco equal to the product of (i) the number of Company Shares then held by Investor Holdco, multiplied by (ii) a fraction, (A) the numerator of which is the number of Class A Units held by Trican that were reduced in accordance with Section 4.02(a) and (B) the denominator of which is the aggregate number of Class A Units held by all members of Investor Holdco immediately prior to the reduction of Class A Units held by Trican in accordance with Section 4.02(a).
Section 4.03.    Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damage that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
Section 4.04.    Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall, to the extent permitted by applicable law, be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.
Section 4.05.    Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile to the number set out below or on a Holder’s signature page hereto, as applicable, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (d) when transmitted via email (including via attached pdf document) to the email address set out below or on a Holder’s signature page hereto, as applicable, as applicable, if the sender on the same day sends a confirming copy of such notice by a recognized overnight

39

delivery service (charges prepaid) or (e) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties as applicable, at the address, facsimile number or email address set forth on a Holder’s signature page hereto, as applicable (or such other address, facsimile number or email address as such Holder may specify by notice to the Company in accordance with this Section 4.05), and the Company at the following address:
Keane Group, Inc.
212 Sage Road, Suite 370
Houston, TX 77056
Attention:    James Stewart, Chairman and Chief Executive Officer
Gregory Powell, President and Chief Financial Officer
with copies (which shall not constitute notice) to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:    Stuart D. Freedman, Esq.
    Antonio L. Diaz-Albertini, Esq.
Section 4.06.    Publicity and Confidentiality. Each of the parties hereto shall keep confidential this Agreement and the transactions contemplated hereby, and any nonpublic information received pursuant hereto, and shall not disclose, issue any press release or otherwise make any public statement relating hereto or thereto without the prior written consent of the Company and Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Majority Holders, unless so required by applicable law or any governmental authority; provided that no such written consent shall be required (and each party shall be free to release such information) for disclosures (a) to each party’s partners, members, advisors, employees, agents, accountants, trustees, attorneys, Affiliates and investment vehicles managed or advised by such party or the partners, members, advisors, employees, agents, accountants, trustees or attorneys of such Affiliates or managed or advised investment vehicles, in each case so long as such Persons agree to keep such information confidential or (b) to the extent required by law, rule or regulation.
Section 4.07.    Amendment. The terms and provisions of this Agreement may only be amended, modified or waived at any time and from time to time by a writing executed by the Company and Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, the Majority Holders; provided, that, any amendment, modification or waiver that would affect the rights, benefits or obligations of any Holder shall require the written consent of such Holder only if any of the following is applicable: (i) such amendment, modification or waiver would materially and adversely affect such rights, benefits or obligations of such Holder and (ii) such amendment, modification or waiver would affect such Holder in a materially worse manner than the manner in which such amendment or waiver affects the other Holders.

40

Section 4.08.    Successors, Assigns and Transferees.
(a)    Subject to Section 2.03, the rights and obligations of each party hereto may not be assigned, in whole or in part, without the written consent of (i) the Company and (ii) Investor Holdco, or, if Investor Holdco is no longer a Holder of Registrable Securities, then the Majority Holders; provided, that, notwithstanding the foregoing, the rights and obligations of Investor Holdco set forth herein may be assigned, in whole or in part, by Investor Holdco, to any transferee of Registrable Securities held by Investor Holdco (including the members of Investor Holdco and their Affiliates) and to any Affiliate of a member of Investor Holdco that otherwise acquires Company Shares or Company Share Equivalents in accordance with this Agreement, including in accordance with Section 2.03) (each Person to whom the rights and obligations are assigned in compliance with this Section 4.08 is a “Permitted Assignee” and all such Persons, collectively, are “Permitted Assignees”); provided further, that such transferee shall only be admitted as a party hereunder upon its, his or her execution and delivery of a joinder agreement, in form and substance reasonably acceptable to the Company, agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto (together with any other documents the Company reasonably determines are necessary to make such Person a party hereto), whereupon such Person will be treated as a Holder for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as the transferring Holder with respect to the transferred Registrable Securities (except that if the transferee was a Holder prior to such transfer, such transferee shall have the same rights, benefits and obligations with respect to the such transferred Registrable Securities as were applicable to Registrable Securities held by such transferee prior to such transfer). Nothing herein shall operate to permit a transfer of Registrable Securities otherwise restricted by the Limited Liability Company Agreement of Investor Holdco, as amended from time to time, or any other agreement to which any Holder may be a party.
(b)    If the Company is a party to any merger, amalgamation, consolidation, exchange or other similar transaction (a “Conversion Event”) pursuant to which Registrable Securities are converted into or exchanged for securities or the right to receive Equity Securities of any other Person (“Conversion Securities”), the issuer of such Conversion Securities (a “Conversion Security Issuer”) shall assume (in a writing delivered to the Company and the Investor Holders), with respect to such Conversion Securities, all rights and obligations of the Company hereunder (which assumption shall not relieve the Company of its obligations hereunder to the extent that any Registrable Securities issued by the Company continue to be outstanding and held by a Holder following a Conversion Event) and this Agreement shall apply with respect to such Conversion Securities, mutatis mutandis. The Company will not effect any Conversion Event unless the issuer of the Conversion Securities complies with this Section 4.08(b).
Section 4.09.    Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors.
Section 4.10.    Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto (other than those Persons entitled to indemnity or contribution under Section 3.09, each of whom

41

shall be a third party beneficiary thereof) any right, remedy or claim under or by virtue of this Agreement.
Section 4.11.    Governing Law; Jurisdiction. THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES, SHALL GOVERN THE VALIDITY, CONSTRUCTION AND INTERPRETATION OF THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY MAY BE BROUGHT EXCLUSIVELY IN THE CHANCERY COURT OF THE STATE OF DELAWARE AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURT FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADDRESS PROVIDED TO THE COMPANY IN ACCORDANCE WITH Section 4.05, SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING.
Section 4.12.    Waiver of Jury Trial EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 4.12 .
Section 4.13.    Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 4.14.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.
Section 4.15.    Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

42

Section 4.16.    Joinder. Any Person that holds Company Shares may, with the prior written consent of the holders of a majority of the outstanding Registrable Securities, be admitted as a party to this Agreement upon its execution and delivery of a joinder agreement, in form and substance acceptable to the holders of a majority of the outstanding Registrable Securities, agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto (together with any other documents the Company reasonably determines are necessary to make such Person a party hereto), whereupon such Person will be treated as a Holder for all purposes of this Agreement.
Section 4.17.    Other Activities. Notwithstanding anything in this Agreement to the contrary, none of the provisions of this Agreement shall in any way limit a Holder or any of its Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.
[Remainder of Page Intentionally Blank]

43

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

KEANE GROUP, INC.

By:
	Name:	Gregory L. Powell
	Title:	President and Chief Financial
Officer

KEANE INVESTOR HOLDINGS LLC

By:
	Name:	Scott Wille
	Title:	Authorized Person

ROCKPILE ENERGY HOLDINGS, LLC

By:
Name:
Title:

WDE ROCKPILE AGGREGATE, LLC

By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

EXHIBIT C
FORM

Keane Group, Inc.
Issuance of Common Stock
[ ], 2017
Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
and

Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036

As Representatives of the several Underwriters,
and
Keane Group, Inc.
2121 Sage Road, Suite 370
Houston, Texas 77056

Ladies and Gentlemen:
This letter is being delivered to you pursuant to (i) a Purchase Agreement, dated as of [●], 2017, by and among Keane Group, Inc., a Delaware corporation (the “Company”), the undersigned, RockPile Management Newco, LLC, a Delaware limited liability company, RockPile Energy Services, LLC, a Colorado limited liability company (“RockPile”) and its subsidiaries (the “Purchase Agreement”) and (ii) Section 5(g) of that certain Underwriting Agreement, dated January 19, 2017 (the “Underwriting Agreement”), by and among the Company, the Selling Shareholder, Keane Group Holdings, LLC, a Delaware limited liability company, and Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC as representatives (the “Representatives”) of the several Underwriters named therein, relating to an underwritten public offering of Common Stock, $0.01 par value (the “Common Stock”), of the Company (the “Offering”). Unless otherwise indicated, capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Underwriting Agreement and the Purchase Agreement, as applicable.
In connection with the consummation of the Company’s purchase of 100% of the outstanding equity interests in RockPile, pursuant to the Purchase Agreement, the Company issued [●] shares of Common Stock to the undersigned. The undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, (i) for a period from the date hereof until July 18, 2017 without the prior written consent of each of the Company and the Representatives and (ii) for a period from the date hereof until [●], 2017 without the prior written consent of the Company; provided that the written consent of the Company shall not be required if the Company has consummated, or is concurrently consummating, (x) a Company Public Sale (as such term is defined in the Amended and Restated Stockholders’ Agreement, dated [●], 20171, by and among the Company and the holders of the Company’s Common Stock party thereto) in which Keane Investor Holdings LLC has requested to include shares of its Common Stock or (y) a secondary underwritten public offering of Common Stock of the Company for the account of Keane Investor Holdings LLC, a Delaware limited liability company (such period, the “RockPile Lockup Period”).

Yours very truly,

[●]

Authorized Signatory
Address:

ACKNOWLEDGED:
KEANE GROUP, INC.

By:

1	Note to Draft: To be the six months anniversary of the Closing Date (as such term is defined in the Purchase Agreement).

2

EXHIBIT D
FORM

KEANE GROUP CONTINGENT VALUE RIGHTS AGREEMENT

BY AND AMONG

KEANE GROUP INC.
AND
ROCKPILE ENERGY HOLDINGS, LLC

DATED AS OF [ ], 2017

i

KEANE GROUP CONTINGENT VALUE RIGHTS AGREEMENT
THIS KEANE GROUP CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [ ], 2017 (this "Agreement"), is entered into by and among Keane Group Inc., a Delaware corporation (the "Company"), RockPile Energy Holdings, LLC, a Delaware limited liability company (the "Principal Seller").
RECITALS
WHEREAS, the Company, the Principal Seller, RockPile Management NewCo, LLC, a Delaware limited liability company, and RockPile Energy Services, LLC, a Colorado limited liability company, on behalf of itself and its subsidiaries, have entered into an Purchase Agreement, dated as of [ ], 2017 (as amended, the "Purchase Agreement"),
WHEREAS, subject to the terms and conditions of the Purchase Agreement, the Seller Parties desire to sell, and the Company desires to purchase, the Acquired Interests (as defined in Purchase Agreement) in exchange for the consideration specified in the Purchase Agreement, including certain rights to the CVR Payment Amount (as defined below) if and when payable pursuant to this Agreement, and
NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the transactions contemplated by the Purchase Agreement, it is mutually covenanted and agreed as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Definitions.
(a)    For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(i)    the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;
(ii)    the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;
(iii)    unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;

2

(iv)    all references to "including" shall be deemed to mean including without limitation; and
(v)    to the extent permitted by the terms of this Agreement, references to any Person include such Person's successors and permitted assigns.
(b)    Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement. The following terms shall have the meanings ascribed to them as follows:
"Agreement" has the meaning given to such term in the Preamble.
"Aggregate CVR Payment Amount" has the meaning set forth in Section 2.4.
"Acquisition Shares" means the [8,684,210] Shares initially acquired by the Principal Seller as part of the consideration as set forth in the Purchase Agreement.
"Acquisition Share Value Amount" is the amount equal to the (i) aggregate gross proceeds received in connection with the resale of any Acquisition Shares during the term of this Agreement plus (ii) product of the Outstanding Acquisition Shares and the Twenty-Day VWAP plus (iii) Aggregate CVR Payment Amount.
"Board of Directors" means the board of directors of the Company.
"Board Resolution" means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors.
"Company" has the meaning given to such term in the Preamble.
"Company Common Stock" or "Shares" refer to the Company's common stock, par value $0.01 per share.
"CVR" has the meaning set forth in Section 2.1.
"CVR Payment Amount" has the meaning set forth in Section 2.4.
"CVR Strike Price" means $19.00.
"Early Termination Date" means (I)(A) the fifteenth consecutive trading day from the Lock-up Period Termination Date for which the Weighted Average Price of the Company's Common Stock is above the CVR Strike Price and (B) the Acquisition Shares (i) have been registered under the Securities Act or (ii) are not subject to the re-sale limitations set forth in Rule 144 of the Securities Act or (II) the date on which all of the Acquisition Shares have been sold, transferred, disposed of or otherwise canceled.
“Holder” means the Principal Seller and of the Permitted Assignees, as applicable.

3

"Lock-up Period Termination Date" means the earlier of (i) [ ]2 and (ii) the date on which Keane Investor Holdings LLC, a Delaware limited liability company, consummates a sale of any or all of its Shares.
"Maturity Date" means [ ].3
"Officer's Certificate" means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company, in his or her capacity as such an officer.
"Outstanding" when used with respect to (i) the CVRs and/or (ii) Acquisition Shares, means, as of the date of determination, an amount equal to the Acquisition Shares that are then held by the Holders which has not been sold, transferred, disposed of or otherwise canceled.
"Permitted Assignees" means the persons listed on Schedule I hereto; provided such persons have delivered (i) a joinder to this Agreement in the form set forth on Exhibit A hereto and (ii) a lock-up agreement in the form set forth in the Purchase Agreement
"Principal Market" means the New York Stock Exchange, or if the Company Common Stock is not traded on the New York Stock Exchange, then the principal securities exchange or trading market for the Common Stock.
"Principal Seller " has the meaning given to such term in the Preamble.
"Principal Seller Change of Ownership" means one or more the members of the Principal Seller as of the Closing Date fail at any time to own 100% of the interests (both economic and voting) of the Principal Seller.
"Purchase Agreement" has the meaning given to such term in the Recitals
"Surviving Person" has the meaning given to such term in Section 5.1(a)(i).
"Twenty-Day VWAP" means the arithmetic average of the Weighted Average Price of the Company's Common Stock on each trading day during twenty (20) trading days randomly selected by the Company during the thirty (30) trading day period immediately preceding the last Business Day prior to the Maturity Date.
"Value Cap" has the meaning given to such term in Section 2.4.
"Weighted Average Price" means, for any security as of any date, the dollar volume weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m., New York City Time, and ending at 4:00 p.m., New York City Time, as Reported by Bloomberg Financial Markets, or any successor thereto ("Bloomberg"), through its "Volume at

2	NTD: To be the six month anniversary date of the date hereof
3	NTD: To be the nine month anniversary date of the date hereof

4

Price" functions or, if the foregoing does not apply, the dollar volume weighted average price of such security in the over the counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City time, and ending at 4:00 p.m., New York City Time, as reported by Bloomberg. If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually agreed upon by Company and the Principal Seller. All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.
ARTICLE II
CONTINGENT VALUE RIGHTS
Section 2.1    CVRs.
The Company agrees that this Agreement shall entitle the Holders to one contingent value right ("CVR") at the Closing Date (as defined in the Purchase Agreement) in connection with each Acquisition Share. Each CVR shall represent the contractual right of the Holders to receive the CVR Payment Amount if and when payable pursuant to this Agreement. The administration of the CVRs shall be handled pursuant to this Agreement in the manner set forth in this Agreement.
Section 2.2    Nontransferable.
The CVRs or any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part. Notwithstanding the foregoing and to the extent a transfer or assignment of the underlying Acquisition Shares is permitted under Section 11.4 of the Purchase Agreement, the Principal Seller may assign or transfer the corresponding CVRs to a Permitted Assignee.
Section 2.3    No Certificate.
The CVRs shall not be evidenced by a certificate or other instrument.
Section 2.4    CVR Payment Amount.
(a)    Subject to Section 2.4(b), if the Twenty-Day VWAP is less than the CVR Strike Price, the Holders, in respect of their then Outstanding CVRs, shall be entitled to and shall receive an aggregate cash amount equal to the product of (I) the CVR Strike Price minus the Twenty-Day VWAP (such amount, the "CVR Payment Amount") multiplied by the then Outstanding CVRs (such amount, the "Aggregate CVR Payment Amount"); provided that the CVR Payment Amount shall not exceed $2.30.
(b)    Notwithstanding anything to the contrary set forth in the Purchase Agreement or this Agreement, if the Acquisition Share Value Amount exceeds $165 million (the "Value Cap"), the Aggregate CVR Payment Amount, if applicable, shall be reduced on a dollar for dollar basis such that the Acquisition Share Value Amount does not exceed the Value Cap.

5

Section 2.5    Payment Procedures
To the extent required pursuant to Section 2.4, the Company shall make the Aggregate CVR Payment Amount to the Holders the fifth Business Day following the Maturity Date. Such payment shall be made to the Holders in accordance with the instructions set forth on Annex A hereto and shall be made by wire transfer.
Section 2.6    Adjustments
If at any time during the period between the date of this Agreement and the Maturity Date, any change in the outstanding Shares shall occur as a result of any reclassification, recapitalization, stock-split (including a reverse stock split) or combination, exchange or readjustment of Shares, or any stock dividend or stock distribution (other than a quarterly dividend) with a record date during such period, the CVR Strike Price and the CVR Payment Amount, in each case, shall be equitably adjusted. All calculations and determinations of this Section 2.6 shall be mutually agreed upon by the Company and the Principal Seller in good faith.
Section 2.7    No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.
(a)    The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to the Holders.
(b)    The CVRs shall not represent any equity or ownership interest in Company or any of their Affiliates.
ARTICLE III
COVENANTS
Section 3.1    Payment of Amounts, if any, to the Holders.
The Company will duly and punctually pay the Aggregate CVR Payment Amount, if any, in the manner provided in Section 2.5.
Section 3.2    Certain Purchases and Sales.
Unless consented to by the Company, the Holders will not, and will not permit any of its members or their respective Affiliates, (1) offer to purchase, purchase, contract to purchase, purchase any option or contract to sell, sell any option or contract to purchase, grant any option, right or warrant to sell, or otherwise acquire or purchase, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares, or (2) enter into any swap or other arrangement that acquires from another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares or such other securities, in cash or otherwise. The foregoing restrictions are expressly agreed to preclude the Holders and their

6

respective Affiliates during the applicable periods from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a purchase or acquisition of Shares even if such Shares would be acquired by someone other than the Holders or their Affiliates. Such prohibited hedging or other transactions would include without limitation any purchase or any purchase, sale or grant of any right (including without limitation any put option or put equivalent position or call option or call equivalent position) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.
ARTICLE IV
AMENDMENTS
Section 4.1    Amendments and Modification.
(a)    Subject to Section 4.1(b), this Agreement may be amended, modified or supplemented only by written agreement of the Company and the Principal Seller.
(b)    Without the consent of the Principal Seller, the Company (when authorized by a Board Resolution), at any time and from time to time, may enter into one or more amendments hereto for the following purposes:
(i)     subject to Section 5.1, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein;
(ii)    to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders; or
(iii)    as may be necessary to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act.
(c)    Promptly after the execution by the Company, of any amendment pursuant to the provisions of this Section 4.1, the Company will provide the Principal Seller a summary of such amendment.
Section 4.2    Effect of Amendments.
Upon the execution of any amendment permitted under this ARTICLE IV, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and the Holders and the Company shall be bound thereby.

7

ARTICLE V
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
Section 5.1    Company Consolidation, Merger, Sale or Conveyance.
(a)    From and after the date hereof until such time as all of the Company's payment obligations shall have been discharged, the Company shall not consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, unless:
(i)    in the case that the Company shall consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the "Surviving Person") shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and
(ii)    prior to such transaction, the Company has delivered to the Principal Seller an Officer's Certificate stating that such consolidation, merger, conveyance, transfer or lease complies with this ARTICLE V and that all conditions precedent herein provided for relating to such transaction have been complied with.
(b)    For purposes of this Section 5.1, "convey, transfer or lease its properties and assets substantially as an entirety" shall mean properties and assets contributing in the aggregate of at least 66.66% of the Company's and its subsidiaries' total consolidated revenues as reported in the last available periodic financial report (quarterly or annual, as the case may be).
(c)    In the event the Company conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 5.1, the Company and the Surviving Person shall be jointly and severally liable for the payment of the Aggregate CVR Payment Amount, if any, and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed.
Section 5.2    Successor Substituted.
Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 5.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein; provided, that notwithstanding any such transaction, if the Company is a surviving entity in the transaction, the Company shall also remain liable for the performance by the Company hereunder.

8

ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION
Section 6.1    Notices to the Company and the Holders.
All communications, notices and disclosures required or permitted by this Agreement shall be in writing and will be deemed to have been given when delivered by first class mail or one (1) Business Day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:
If to the Company, to:

Keane Group, Inc.
2121 Sage Road, Suite 370
Houston, TX 77056
Attn: General Counsel
Facsimile: [ ]

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Stuart D. Freedman and Antonio L. Diaz-Albertini
Email: Stuart.Freedman@srz.com and Antonio.Diaz-Albertini@srz.com
Facsimile: (212) 593-5955

If to the Holders, to:

RockPile Energy Holdings, LLC
700 Louisiana, Suite 4770
Houston, Texas 77002
Attention: General Counsel
Facsimile: [________________]
[_________________________]

9

With copies (which shall not constitute notice) to:

Vinson & Elkins LLP
666 Fifth Avenue, 26th Floor
New York, NY 10103
Attention: Robert Seber, Esq.
Email: rseber@velaw.com Facsimile: (917) 849-5340

Section 6.2     Counterparts; Headings

This Agreement may be executed in one or several counterparts (whether by facsimile, pdf or otherwise), each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission). The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
Section 6.3    Assignment; Successors.
Subject to Section 2.2 and Section 5.1, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by all of the parties and their respective successors and assigns.
Section 6.4    Benefits of Agreement.
Nothing in this Agreement, is intended to or be deemed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.
Section 6.5    Governing Law.
This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.1. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

10

Section 6.6    Waiver of Jury Trial.
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.6
Section 6.7    Remedies.
The parties hereto agree that irreparable damage would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that prior to the termination of this Agreement in accordance with Section 6.9, (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or the posting of any collateral, bond or other security, this being in addition to any other remedy available at law, in equity, under this Agreement or otherwise and (b) the right of injunctive relief, specific enforcement and other equitable relief is an integral part of this Agreement and transactions related hereto. The parties also agree that the non-prevailing party (as determined by a court of competent jurisdiction in a final, non-appealable order) in any litigation relating to the enforcement of this Agreement shall reimburse the prevailing party for all costs incurred by the prevailing party (including reasonable legal fees in connection with any litigation).
Section 6.8    Severability Clause.
If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by the Purchase Agreement and this Agreement are fulfilled to the extent possible.

11

Section 6.9    Termination.
This Agreement and each CVR shall be terminated and of no further force or effect, and the parties hereto shall have no liability hereunder, upon the earliest of (i) the Early Termination Date, (ii) the Maturity Date, (iii) the date on which a Principal Seller Change of Ownership occurs and (iv) the date on which there is a written agreement between the Company and the Principal Seller to terminate this Agreement.
Section 6.10    Entire Agreement.
This Agreement, the Purchase Agreement, all documents and instruments referenced herein and therein, and all exhibits and schedules attached to the foregoing, constitute the entire agreement of the parties and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Purchase Agreement, this Agreement shall govern and be controlling.

[Remainder of Page Intentionally Left Blank]

12

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

KEANE GROUP, INC.

By:
Name:
Title:

[Signature Page to Keane Group CVR Agreement]

ROCKPILE ENERGY HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Keane Group CVR Agreement]

Annex A

Payment Instructions

Aggregate CVR Payment Amount instructions for the Holders:

[Bank Account Information to be added]

Schedule I

Permitted Assignees

[To be updated]

Exhibit A

Form of Joinder Agreement

Joinder to Keane Group Contingent Value Rights Agreement
WHEREAS, Keane Group Inc., a Delaware corporation (the "Company"), RockPile Energy Holdings, LLC, a Delaware limited liability company (the "Principal Seller") have entered into a Contingent Value Rights Agreement on [ ], 2017 (the "CVR Agreement");
WHEREAS, subject to the terms and conditions of the CVR Agreement, the Principal Seller desires to transfer certain of the Acquisition Shares to the undersigned (the "Assignee"); and
NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the transactions contemplated by the CVR Agreement, it is mutually covenanted and agreed as follows
1.    Joinder. The Assignee acknowledges that it has received a copy of the CVR Agreement and acknowledges and agrees with the Company that by its execution and delivery hereof it shall: (i) join and become a party to the CVR Agreement; (ii) be bound by all covenants, agreements, representations, warranties and acknowledgements applicable to such party as set forth in and in accordance with the terms of the CVR Agreement; and (iii) perform all obligations and duties as required of it in accordance with the CVR Agreement (including, but not limited to, the execution and delivery of the lock-up agreement).
2.    Representations and Warranties.
(a)    The Assignee is an “accredited investor”. By reason of its own business and financial experience, the Assignee has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of their respective investments in the Acquisition Shares and has the capacity to protect its own interests in connection with the Acquisition Shares and is able to bear the economic risk of such investment.
(b)    The Assignee is not a “benefit plan investor” (as such term is defined in Section 3(423) of ERISA). The Assignee represents that the holding and any sale of the Acquisition Shares will not constitute a prohibited transaction under Internal Revenue Code Section 4975 or ERISA Section 406.
(c)    The Assignee acknowledges that the Company has relied and will rely upon the representations, warranties and agreements of the Assignee set forth in this agreement and CVR Agreement.

3.    Counterparts. This agreement may be executed in two or more counterparts each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.
4.    Amendments. No amendment, modification or waiver of any provision of this agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by all of the parties thereto.
5.    Headings. The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this agreement.
6.    CONSTRUCTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.
7. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the CVR Agreement.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date written above.

[Name of Permitted Assignee]

By:
Name:
Title:
Address:

Number of Acquisition
Shares acquired:

Wire Information:

Acknowledged:

KEANE GROUP, INC.

By:
Name:
Title:

ROCKPILE ENERGY HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT E
FORM

ESCROW AGREEMENT
This Escrow Agreement (this “Escrow Agreement”), dated as of [●], 2017, is being entered into by and among (i) RockPile Energy Holdings, LLC, a Delaware limited liability company (“Seller”), (ii) Keane Group, Inc., a Delaware corporation (“Keane”), and (iii) American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as escrow agent (the “Escrow Agent”). Seller and Keane are individually referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Keane, Seller, RockPile Management NewCo, LLC, a Delaware limited liability company (together with Seller, the “Seller Parties”), and RockPile Energy Services, LLC, a Colorado limited liability company, on behalf of itself and its Subsidiaries (the “Company”), entered into that certain Purchase Agreement (the “Purchase Agreement”), dated as of [●], 2017, pursuant to which, among other things, Keane has purchased 100% of the outstanding equity interests in the Company from the Seller Parties, subject to the terms and conditions set forth therein (capitalized terms used and not otherwise defined in this Escrow Agreement are used herein as defined in the Purchase Agreement);
WHEREAS, the Purchase Agreement provides that an account will be established to hold a Purchase Price Escrow Amount, which account will secure certain purchase price adjustment obligations arising under Section 2.5 of the Purchase Agreement, subject to the limitations expressly set forth in the Purchase Agreement
WHEREAS, the Purchase Agreement provides that an account will be established to hold an Indemnification Escrow Amount, which account will secure certain indemnification obligations arising under [Section 9.1] of the Purchase Agreement, subject to the limitations expressly set forth in the Purchase Agreement; and
WHEREAS, Seller and Keane desire to appoint the Escrow Agent to act as escrow agent hereunder in the manner hereinafter set forth, and the Escrow Agent is willing to act in such capacity.
ARTICLE 1
ESCROW DEPOSIT
Section 1.1    Appointment of Escrow Agent. Seller and Keane hereby nominate, constitute and appoint the Escrow Agent as escrow agent to hold the Purchase Price Escrow Amount in the Purchase Price Escrow Account and the Indemnification Escrow Amount in the Indemnification Escrow Account upon the terms and conditions set forth herein. The Escrow Agent hereby accepts such appointment and agrees that deposits to, and disbursements from, the Purchase Price Escrow Account and the Indemnification Escrow Account, or applicable portions thereof, shall only be made in accordance with the terms and conditions of this Escrow Agreement. The Escrow Agent hereby represents to each of Seller and Keane that it has the corporate power and legal authority to enter into this Escrow Agreement and to perform its obligations hereunder.

Section 1.2    Receipt of Escrow Amounts. Pursuant to Section 2.2(d) of the Purchase Agreement, at the Closing, Keane will deposit with the Escrow Agent via wire transfer of immediately available funds, amounts in cash equal to (a) $[●] (the “Purchase Price Escrow Amount”) and (ii) $[1,500,000] (the “Indemnification Escrow Amount” and together with the Purchase Price Escrow Amount, the “Escrow Amounts”). Upon the Escrow Agent’s receipt of the Escrow Amounts, the Escrow Agent shall deposit (i) the Purchase Price Escrow Amount into the purchase price escrow account (the “Purchase Price Escrow Account”) and (ii) the Indemnification Escrow Amount into the indemnification escrow account (the “Indemnification Escrow Account” and together with the Purchase Price Escrow Account, the “Escrow Accounts”) and, as promptly as practicable thereafter, acknowledge receipt of the Escrow Amounts in writing to Seller and Keane. The Escrow Amounts, plus all interest and other income thereon received by Escrow Agent, less any funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as the “Escrow Funds.”
Section 1.3    Investments.
(a)    The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Amounts and any investment income thereon as set forth in Exhibit A hereto, as set forth in any subsequent written instruction signed jointly by Seller and Keane (any such instructions, “Joint Instructions”). Any investment earnings and income on the Purchase Price Escrow Amount shall be deposited in the Purchase Price Escrow Account and shall become part of the Escrow Funds. Any investment earnings and income on the Indemnification Escrow Amount shall be deposited in the Indemnification Escrow Account and shall become part of the Escrow Funds.
(b)    The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems reasonably necessary to make any payments or distributions required under this Escrow Agreement. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice. The Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Escrow Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Funds.
(c)    The Escrow Agent shall provide to Seller and Keane monthly statements identifying transactions, transfers or holdings of or involving the Escrow Amounts and each such statement shall be deemed to be correct and final upon receipt thereof by Seller and Keane unless the Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.
Section 1.4    Distribution of Escrow Funds. Seller, Keane and the Escrow Agent hereby agree that the Escrow Agent shall not disburse any amounts in the Escrow Accounts except as provided in this Escrow Agreement. The Escrow Agent shall hold the Escrow Funds and shall disburse amounts from the Escrow Accounts in accordance with the terms and conditions set forth in this Escrow Agreement.
Section 1.5    Post-Closing Adjustment under the Purchase Agreement. Following the determination of the Final Cash Purchase Price pursuant to Section 2.5 of the Purchase

2

Agreement, as promptly as practicable, and in any event no more than two (2) Business Days following the receipt of Joint Instructions authorizing the release of the Purchase Price Escrow Amount, the Escrow Agent shall release to Seller and/or Keane, as applicable, from the Purchase Price Escrow Account, the amounts set forth in such Joint Instructions, in accordance with Section 2.5(c) of the Purchase Agreement.
Section 1.6    Distribution of Indemnification Escrow Account. As promptly as practicable, and in any event no more than two (2) Business Days following the receipt of Joint Instructions authorizing the release of the Indemnification Escrow Amount, the Escrow Agent shall release to the Buyer Indemnitee and/or Seller, as applicable, from the Indemnification Escrow Account, the amounts set forth in such Joint Instructions, in accordance with Section 9.3(h) of the Purchase Agreement.
Section 1.7    Method of Disbursements. Unless otherwise specified in any instruction, all disbursements made in accordance with this Section 1 shall be made to the party receiving such disbursement in accordance with the wire transfer instructions set forth on Exhibit B hereto.
Section 1.8    Income Tax Allocation and Reporting.
(a)    The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Amounts shall, as of the end of each calendar year and at such other times to the extent be reported as having been earned by Seller, whether or not such income was disbursed during such calendar year.
(b)    Prior to Closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing IRS Form W-9 or W-8 and such other forms and documents that the Escrow Agent may reasonably request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Amount.
(c)    To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Funds, Seller shall indemnify the Escrow Agent for any such liability. Seller shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Funds unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.8(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.
Section 1.9    Termination. Upon the disbursement of all of the Escrow Amounts, including any interest and investment earnings thereon, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Section 1.8(c), Section 3.1, Section 3.2 and Article 4 hereof shall survive termination.

3

ARTICLE 2
DUTIES OF THE ESCROW AGENT
Section 2.1    Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.
Section 2.2    Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent, except in the case of fraud, gross negligence, bad faith or willful misconduct. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.
Section 2.3    Reliance. Absent fraud, gross negligence, bad faith or willful misconduct, the Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit C-1 and Exhibit C-2 to this Escrow Agreement.
Section 2.4    Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.
Section 2.5    No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or

4

potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.
ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT
Section 3.1    Indemnification. Each of Seller and Keane, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other reasonable professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of this Escrow Agreement, or the performance by the Escrow Agent of its obligations hereunder, unless such loss, liability, cost, damage or expense shall have been due to the bad faith, fraud, willful misconduct or gross negligence of the Escrow Agent; provided, that, as between Seller and Keane, neither Seller and Keane shall be liable for more than 50% of any such indemnification amounts. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.
Section 3.2    Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.
Section 3.3    Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective sixty (60) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Amount, if any, and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order from a court of competent jurisdiction. If the Parties have failed to appoint a successor escrow agent prior to the expiration of the sixty (60) day period following delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.
Section 3.4    Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit D, which compensation shall be paid by one half by Seller and one half by Keane. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of

5

interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Amounts with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Amount.
Section 3.5    Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Amounts until the Escrow Agent (a) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable binding arbitration decision directing delivery of the Escrow Amounts or (b) receives a written agreement executed by Seller and Keane directing delivery of the Escrow Amounts in which event the Escrow Agent shall be authorized to disburse the Escrow Amounts in accordance with such final court order, arbitration decision, or agreement. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.
Section 3.6    Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.
Section 3.7    Attachment of Escrow Amount; Compliance with Legal Orders. In the event that any of the Escrow Amounts shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court of competent jurisdiction, or any order, judgment or decree shall be made or entered by any court of competent jurisdiction affecting the Escrow Amounts, the Escrow Agent is hereby expressly authorized, in its sole discretion, within three (3) days of delivering notice to the Parties, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent, following the notice period set forth in the prior sentence, obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

6

Section 3.8    Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.
ARTICLE 4
MISCELLANEOUS
Section 4.1    Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. Except as provided in Section 3.6, no assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent.
Section 4.2    Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Amounts escheat by operation of law.
Section 4.3    Notices. All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be given and shall be deemed to have been duly given if delivered (i) personally (notice deemed given upon receipt), (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery), or (iv) by registered or certified mail, return receipt requested, and postage prepaid (notice deemed given upon receipt) to the respective parties hereto at the addresses below (or such other address for a party hereto as shall be specified in a notice given in accordance with this Section 4.3).

If to Seller, to:

RockPile Energy Holdings, LLC
700 Louisiana, Suite 4770
Houston, Texas 77002
Attention: General Counsel
Facsimile No: [__________]

7

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
666 Fifth Avenue, 26th Floor
New York, NY 10103-0040
Facsimile No: (917) 849-5340
Attention: Robert Seber, Esq.

If to Keane, to:

Keane Group, Inc.
2121 Sage Road, Suite 370
Houston, TX 770056
Attention: Greg Powell and Kevin McDonald

With a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York NY 10022
Facsimile No: (212) 593-5955
Attention: Stuart D. Freedman, Esq.

If to the Escrow Agent:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attention: Corporate Actions
Telephone No: (718) 921-8200

With a copy (which shall not constitute notice) to:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attn: General Counsel
Telephone No: (718) 921.8200

Section 4.4    Governing Law; Jurisdiction; Service of Process.
(a)    The interpretation and construction of this Escrow Agreement, and all matters relating hereto, will be governed by the laws of the State of New York applicable to contracts

8

made and to be performed entirely within the State of New York without giving effect to any conflict of law provisions thereof.
(b)     If any party commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree that the United States District Court for the Southern District of New York shall have sole and exclusive jurisdiction over any such proceeding. If all such courts lack federal subject matter jurisdiction, the parties hereto agree that the courts of the State of New York shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.
Section 4.5    Entire Agreement. This Escrow Agreement sets forth the entire agreement and understanding of the parties hereto related to the Escrow Amount.
Section 4.6    Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.
Section 4.7    Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.
Section 4.8    Headings. Section headings contained in this Escrow Agreement have been inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Escrow Agreement.
Section 4.9    No Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS ESCROW AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 4.9 AND EXECUTED BY EACH OF THE PARTIES HERETO). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS ESCROW AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS RELATING TO THE CONTEMPLATED TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

9

OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS ESCROW AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.9.
Section 4.10    Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

10

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed by the parties hereto as of the date first written above.

ROCKPILE ENERGY HOLDINGS, LLC, a
Delaware limited liability company

By:
Name:
Title:

[Signature Page – Escrow Agreement]

KEANE GROUP, INC., a Delaware
corporation

By:
Name:
Title:

[Signature Page – Escrow Agreement]

AMERICAN STOCK TRANSFER &
TRUST COMPANY, LLC, a New York
limited liability trust company, as escrow agent

By:
Name:
Title:

[Signature Page – Escrow Agreement]

EXHIBIT A4

[●]

4	NTD: To be completed.

EXHIBIT B

WIRE INSTRUCTIONS

The Escrow Agent

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
Bank	JP Morgan Chase
Address	New York, NY
ABA No.	[●]
For Credit to the Account of	American Stock Transfer & Trust Company, LLC
Account No.	[●]
Reference	[●]

Seller

ROCKPILE ENERGY HOLDINGS, LLC
Bank	[●]
Address	[●]
ABA No.	[●]
For Credit to the Account of	[●]
Account No.	[●]

Keane

KEANE GROUP, INC.
Bank	[●]
Address	[●]
ABA No.	[●]
For Credit to the Account of	[●]
Account No.	[●]

EXHIBIT C-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Seller and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Escrow Agreement to which this Exhibit C-1 is attached, on behalf of Seller.

Name / Title	Specimen Signature

[●]
Name	Signature
[Authorized Person]
Title

[●]
Name	Signature
[Authorized Person]
Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT C-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Keane and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Escrow Agreement to which this Exhibit C-2 is attached, on behalf of Keane.

Name / Title	Specimen Signature

[●]
Name	Signature
[Authorized Person]
Title

[●]
Name	Signature
[Authorized Person]
Title

Name	Signature

Title

Name	Signature

Title

EXHIBIT D

FEES OF ESCROW AGENT

TOTAL                $[●]

The acceptance fee and the annual escrow fee for each year of the term of this Escrow Agreement are payable upon execution of this Escrow Agreement. In the event the escrow is not funded, the acceptance fee and all related expenses, including attorneys’ fees, costs and expenses remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

The fees quoted in this schedule apply to services ordinarily rendered in the administration of an escrow account and are subject to reasonable adjustment based on final review of documents, or when the Escrow Agent is called upon to undertake unusual or extraordinary duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Escrow Agreement, including document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as expenses.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by this Escrow Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

The fees quoted in this schedule are subject to reasonable adjustment by the Escrow Agent in accordance with its customary practices and if it is called upon to undertake further unusual or extraordinary duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand.

EXHIBIT F

[Provided under Separate Cover]

Annex I

Working Capital Calculation

[Provided under Separate Cover]

Annex II

Approved New Frac Fleet

[Provided under Separate Cover]

Annex III

[Provided under Separate Cover]